     As filed with the Securities and Exchange Commission on April 26, 1999
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                               ----------------

                       UNIVERSAL HOSPITAL SERVICES, INC.
             (Exact name of Registrant as specified in its charter)
                               ----------------

        Minnesota                    7352                    41-0760940
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or               Code)
      organization)
                              1250 Northland Plaza
                             3800 West 80th Street
                       Bloomington, Minnesota 55431-4442
                                 (612) 893-3200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               David E. Dovenberg
                       Universal Hospital Services, Inc.
                             3800 West 80th Street
                       Bloomington, Minnesota 55431-4442
                                 (612) 893-3200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Elizabeth C. Hinck, Esq.
                              Dorsey & Whitney LLP
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                           Facsimile: (612) 340-8738
                               ----------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   Proposed
                                                                   Maximum
                                                    Proposed      Aggregate     Amount of
     Title of Each Class of        Amount to be     Maximum        Offering    Registration
   Securities to be Registered      Registered   Offering Price    Price(1)        Fee
-------------------------------------------------------------------------------------------
 10 1/4% Senior Subordinated
 Notes due 2008.................  $35,000,000.00     100.0%     $35,000,000.00    $9,730

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating registration fee.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to completion, dated April 26, 1999

PROSPECTUS

                       UNIVERSAL HOSPITAL SERVICES, INC.

                         EXCHANGE OFFER FOR $35,000,000
                                       OF
                         10 1/4% SENIOR NOTES DUE 2008

                       --------------------------------

                     Material Terms of the Exchange Offer:

  . We are offering to exchange the notes we sold on January 26, 1999 in a private offering (the "Old Notes") for new registered notes (the "New Notes"),

  .  The exchange offer expires at 5:00 p.m., New York City time, on     ,
     1999, unless extended.

  . The terms of the New Notes are substantially identical to the Old Notes, except for the transfer restrictions and registration rights relating to the Old Notes,

  . Tenders of Old Notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, and

  . We will exchange all Old Notes that are properly tendered and not validly withdrawn.

  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS
                                  PROSPECTUS.

                       --------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. No public market exists for the Old Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

                        This prospectus is dated  , 1999

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................    1
RISK FACTORS..............................................................   10
THE EXCHANGE OFFER........................................................   15
USE OF PROCEEDS...........................................................   22
CAPITALIZATION............................................................   23
UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA..............................   24
SELECTED HISTORICAL FINANCIAL INFORMATION.................................   26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   28
BUSINESS..................................................................   37
MANAGEMENT AND DIRECTORS..................................................   49
EXECUTIVE COMPENSATION....................................................   51
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   56
PRINCIPAL SHAREHOLDERS....................................................   57
DESCRIPTION OF THE REVOLVING CREDIT FACILITY..............................   59
DESCRIPTION OF NOTES......................................................   61
BOOK-ENTRY; DELIVERY AND FORM.............................................   86
FEDERAL TAX CONSIDERATIONS................................................   88
PLAN OF DISTRIBUTION......................................................   89
LEGAL MATTERS.............................................................   89
INDEPENDENT ACCOUNTANTS...................................................   89

                               PROSPECTUS SUMMARY

  The following summary contains a general discussion of our business, the exchange offer, the Old Notes and the New Notes and summary financial information concerning Universal Hospital Services, Inc. ("UHS"). We encourage you to read this entire prospectus for a more complete understanding of UHS and the exchange offer.

                                  Our Business

  We are a leading nationwide provider of movable medical equipment to more than 4,500 hospitals and alternate care providers through equipment rental and outsourcing programs. Our principal rental program is an innovative Pay-Per-Use(TM) program where we charge a per use rental fee based on daily use of equipment per patient. We also offer other rental programs where we charge customers on a daily, weekly or monthly basis. All of our rental programs include a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance, and comprehensive documentation. In addition, through our Asset Management Partnership program, we allow customers to outsource substantially all, or a significant portion of, their movable medical equipment needs by providing, maintaining, managing and tracking that equipment for them. We also sell disposable medical supplies to hospitals in conjunction with the equipment we rent and to alternate care providers both in connection with our rental equipment and on a stand-alone basis. We seek to maintain high utilization of our rental equipment by pooling and redeploying that equipment among a diverse customer base and adjusting pricing on a customer by customer basis to compensate for their varying use rates. For the last twelve months ended December 31, 1998, on a pro forma basis after giving effect to acquisitions made during the period, we would have had revenues of $80.4 million and Adjusted EBITDA of $34.7 million.

  We believe that our equipment rental and outsourcing programs are more cost effective for health care providers than the purchase or lease of movable medical equipment for the following reasons:

  . Increase Equipment Utilization Rates. By using our rental programs, health care providers, whose equipment needs fluctuate, can increase the use rates of their medical equipment, allowing them to purchase less equipment and reduce related costs.

  . Outsource Support Services. Health care providers can reduce the substantial operating costs associated with equipment ownership or lease because we can often provide support services at a lower cost than customers can themselves.

  . Minimize Equipment Obsolescence Risk. Health care providers can effectively eliminate the risk of equipment obsolescence through our short-term rental and Pay-Per-Use programs.

  We own a rental pool of over 72,000 pieces of movable medical equipment in four primary categories: critical care, monitoring, respiratory therapy and newborn care. We are one of only two national providers of movable medical equipment rental and outsourcing programs. As of December 31, 1998, we operated through 50 district offices and eight regional service centers, serving customers in 47 states and the District of Columbia.

Company Strengths

  We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

  Superior Service and Strong Customer Relationships. Our support services include 24-hour-a-day, 365-day-a-year delivery of "patient ready" equipment, technical support, training in equipment use, quality assurance services, regular inspections and maintenance of all our equipment. As a result of our service focus, of our 100 largest customers as of January 1, 1992, 83 remain customers as of December 31, 1998.

  National Network. As of March 31, 1999, our national network of 53 district offices and eight regional service centers serves hospital and alternate care customers in 47 states and the District of Columbia. This broad network allows us to meet the equipment rental and service needs of independent health care facilities, national and regional health care chains and group purchasing organizations.

  Sophisticated Use of Information Technology. Through use of our internally-developed information technology, we maintain a complete service history of all our rental equipment, including data on length of placement, transfers, modifications, repairs, maintenance and inspections. We use this information to monitor and schedule preventive maintenance and safety testing programs and to maximize equipment utilization. We also offer our customers software to track the location, utilization and availability of all of their movable medical equipment.

  Depth and Breadth of Equipment Rental Pool; Purchasing Power. We own a rental pool of over 72,000 pieces of movable medical equipment purchased from over 75 suppliers in 1998. The breadth of our product offerings gives us a competitive strength compared to manufacturers and regional equipment rental firms that may offer a limited range of models within an equipment category. In addition, the amount of our annual equipment purchases enables us to obtain favorable pricing terms from many equipment vendors.

  Experienced and Committed Management Team. We have a senior management team comprised of operating managers who have been with us for an average of 21 years. Our management team has made a significant equity investment in the Company, owning over 18% of our common stock on a fully-diluted basis.

  Attractive Return on Rental Pool. Under our pricing strategy, we calculate our rental rates to recoup the equipment's purchase price generally within 16 to 18 months. Excluding related service and support costs, we expect to achieve a two year pay-back period on the original purchase price of our entire rental pool. In contrast, the average useful life of the equipment in our rental pool (excluding acquisitions) has historically been 8.2 years.

  Large and Diversified Customer Base. We provide movable medical equipment to approximately 1,900 hospitals and approximately 2,600 alternate care providers (such as home care providers, nursing homes, surgicenters, subacute care facilities and outpatient centers) throughout the United States.

Growth Strategy

  We believe that continuing trends toward an aging population, increased life expectancy and managed care will provide significant growth opportunities in both hospital and alternate care settings. Our strategy is to achieve continued growth by:

  Increasing Business with Existing Customers. Because our customers are familiar with our programs and their benefits, we believe that our existing customer base represents a significant expansion opportunity. We believe that there is significant growth potential by increasing the level of revenue per hospital customer throughout all of our offices.

  Providing Comprehensive Equipment Management Programs. Through our Asset Management Partnership ("AMP") program, we provide, maintain, manage and track substantially all, or a significant portion of, a customer's movable medical equipment. The AMP program allows health care providers to control capital spending and certain operating costs through outsourcing and improved utilization. We plan to increase conversions of existing customers into the AMP program as well as promote the AMP program to a target list of potential customers.

  Developing Business with New Customers. We plan to further penetrate the hospital and alternate care markets by establishing new customer relationships either individually or through group purchasing organizations. To date, we have signed agreements with several independent group purchasing organizations ("GPOs"), including Premier Technology Management, LLC ("Premier") and Novation, LLC ("Novation"), two of the nation's largest health care alliances. These agreements give us preferred supplier status to over 3,450 hospitals in existing markets.

  Opening New District Offices. In order to expand our geographic coverage, we plan to open three to four new full-service district offices in 1999 and in each of the subsequent several years. In choosing locations for our district offices, we consider the nature and size of the potential customer market, customer concentration and GPO affiliation within the market, demographics and vendor relationships. We opened three new offices in March 1999 in Little Rock, Arkansas, Salt Lake City, Utah and Nashville, Tennessee.

  Pursuing Strategic Alliances. We intend to pursue strategic alliances with major manufacturers of movable medical equipment. The nature of these alliances could include joint marketing arrangements and/or revenue sharing agreements whereby our rental programs and services would be marketed by the manufacturer's sales distribution network.

  Pursuing Strategic Acquisitions. We plan to pursue strategic acquisitions that will increase our market share in existing markets, enable us to more quickly penetrate new geographic and alternate care markets and/or improve our overall operating efficiencies. Since August 1996, we have acquired five companies: Biomedical Equipment Rental & Sales, Inc. ("BERS"), Patient's Choice Healthcare, Inc. ("PCH"), Home Care Instruments, Inc. ("HCI"), Medical Rentals Stat, Inc. ("MRS") and Express Medical Supply, Inc. ("EMS"). These acquisitions expanded our market share and service capabilities in new regions and in the alternate care market. Our strategy will be to expand our rental and disposable sales presence in the alternate care market across all of our acute care district offices.

  Our executive offices are located at Suite 1250, 3800 West 80th Street, Bloomington, Minnesota 55431-4442. Our telephone number is (612) 893-3200.

                                  Risk Factors

  You should consider all of the information in this prospectus before tendering your Old Notes in this exchange offer. See the "Risk Factors" section of this prospectus for a discussion of the risks involved in an investment in our company.

                   Summary of The Terms of The Exchange Offer

  On January 26, 1999, we completed the private offering of $35.0 million principal amount of our 10 1/4% Senior Notes due 2008. In connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete this exchange offer by July 21, 1999.

 The Exchange Offer..........  We are offering to exchange an equal principal amount of our 10 1/4% Senior Notes due 2008
                               which have been registered under the Securities
                               Act of 1933, as amended (the "Securities Act"),
                               for the tendered principal amount of the second
                               tranche of our outstanding 10 1/4% Senior Notes
                               due 2008, which were sold on January 26, 1999.
                               As of this date, there is $135.0 million
                               principal amount of our 10 1/4% Senior Notes due
                               2008 outstanding, $35.0 million of which are
                               being registered under this registration
                               statement (the "New Notes") and $100.0 million
                               of which were already registered under a
                               separate registration statement declared
                               effective July 6, 1998 (the "Outstanding
                               Notes"). The New Notes and the Outstanding Notes
                               have the same terms and are referred to in this
                               prospectus collectively as the "Notes."

                               In order to be exchanged, an Old Note must be properly tendered and accepted. You may tender
                               Old Notes only in integral multiples of $1,000.
                               This exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered for exchange.

 Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                               York City time, on     , 1999, unless we decide
                               to extend the expiration date.

 Accrued Interest on the
  New Notes..................  If you exchange your Old Notes for New Notes in the exchange offer, you will receive the same
                               interest payment on the next interest payment
                               date following the expiration date that you
                               would have received had you not accepted the
                               exchange offer. The next interest payment date
                               following the expiration date is expected to be
                               September 1, 1999.

Procedures for
  Tendering Old Notes........  If you wish to tender your Old Notes for exchange, you must transmit on or prior to the
                               expiration date a properly completed and duly
                               executed copy of the letter of transmittal
                               delivered with this prospectus, or a facsimile of
                               the letter of transmittal, including all other
                               documents required by the letter of transmittal,
                               to U.S. Bank Trust National Association, as
                               exchange agent for the exchange offer (the
                               "Exchange Agent"), and either:
                               .  a timely confirmation of book-entry transfer
                                  of your Old Notes in accordance with the
                                  procedure for book-entry transfers described
                                  in this prospectus in "The Exchange Offer"
                                  section under the heading "Procedures for
                                  Tendering,"
                               .  or certificates for your Old Notes.

 Guaranteed Delivery
  Procedures.................  If you wish to tender your Old Notes and, prior to the expiration date of the exchange offer,
                               .  your Old Notes are not immediately available,
                               .  you cannot deliver your Old Notes, the letter
                                  of transmittal or any
                                  other required documents to the Exchange
                                  Agent, as exchange agent, or
                               .  you cannot complete the procedures for book-
                                  entry transfer, you may tender your Old Notes
                                  by following the guaranteed delivery
                                  procedures described in "The Exchange Offer"
                                  section under the heading "Guaranteed Delivery
                                  Procedures."

 Special Procedures for
  Beneficial Owners..........  If you wish to tender Old Notes that are registered in the name of a broker, dealer,
                               commercial bank, trust company or other nominee,
                               you should promptly instruct the registered
                               holder to tender on your behalf. If you wish to
                               tender on your own behalf, you must, prior to
                               completing the procedures described above under
                               the heading "Procedures for Tendering Old
                               Notes," either register ownership of the Old
                               Notes in your name or obtain a properly
                               completed bond power from the registered holder.

 Withdrawal Rights...........  You may withdraw the tender of your Old Notes at any time prior to the close of business, New
                               York City time, on the expiration date.

 Certain U.S. Federal Income
  Tax Consequences...........  The exchange of New Notes for Old Notes in this exchange offer will generally not be a taxable
                               event for United States federal income tax
                               purposes.

 Consequences of Failure to
  Exchange Old Notes.........  If you do not exchange your Old Notes for New
                               Notes, you will no longer be able to require us
                               to register the Old Notes under the Securities
                               Act. In addition, you will not be able to offer
                               or sell the Old Notes unless:
                               .  they are registered under the Securities Act,
                                  or
                               .  you offer or sell them under an exemption
                                  from the registration requirements of the
                                  Securities Act.

 Use of Proceeds.............  We will not receive any proceeds from the issuance of New Notes in the exchange offer.

 Summary of Ability to Resell
  the New Notes..............  We believe that the New Notes issued in the exchange offer may be offered for resale, resold
                               or otherwise transferred by you without
                               compliance with the registration and prospectus
                               delivery provisions of the Securities Act, but
                               only if:
                               .  you acquire the New Notes in the ordinary
                                  course of business, you are not
                                  participating, do not intend to participate
                                  and have no arrangement or understanding with
                                  any person to participate in a distribution
                                  of the New Notes, and
                               .  you are not an "affiliate" of UHS, as the
                                  term affiliate is defined
                                  in Rule 405 under the Securities Act and
                                  which may include our executive officers and
                                  directors, another person having control over
                                  our operations or management or a person or
                                  entity we control.
                               By executing and delivering the letter of
                               transmittal, you will represent to us that the
                               foregoing are true. If our belief is inaccurate,
                               or if any of the conditions stated above are not
                               met, and you transfer any New Note issued to you
                               in the exchange offer without delivering a
                               prospectus meeting the requirements of the
                               Securities Act or without an exemption from the
                               registration requirements of the Securities Act,
                               you may incur liability under the Securities Act.
                               We do not assume or indemnify you against
                               liability under the Securities Act.

                               Each broker-dealer that is issued New Notes in the exchange offer for its own account in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, for an offer to resell, resale or other transfer of the New Notes issued to it in the exchange offer.

                               Holders who use the exchange offer to participate in a distribution of New Notes, including broker-dealers that acquired Old Notes directly from us, but not as a result of market-making or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from these requirements. Failure to comply with the registration and prospectus delivery requirements may result in these holders incurring liabilities under the Securities Act for which we will not indemnify them.

                      Summary Description of the New Notes

 Notes Offered...............  We are offering $35.0 million aggregate principal amount of 10 1/4% Senior Notes due
                               2008. The form and terms of the New Notes will
                               be the same as the form and terms of the Old
                               Notes except that:
                               .  the New Notes will bear a different CUSIP
                                  number from the Old Notes,
                               .  the New Notes will have been registered under
                                  the Securities Act
                                  and, therefore, will not bear legends
                                  restricting their transfer, and
                               .  you will not be entitled to any exchange or
                                  registration rights with respect to the New
                                  Notes.
                               The New Notes will evidence the same debt as the
                               Old Notes, will be entitled to the benefits of
                               the Indenture entered into by UHS and U.S.
                               Bank Trust National Association, as trustee (the
                               "Indenture"), governing the Old Notes and will
                               be treated under the Indenture as a single class
                               with the Old Notes and the Outstanding Notes.

 Issuer......................  Universal Hospital Services, Inc.

 Maturity....................  March 1, 2008

 Interest Payment Dates......  We will pay interest on the notes on March 1 and
                               September 1 of each year, beginning March 1,
                               1999.

 Subsidiary Guarantees.......  We do not presently have any subsidiaries. If we acquire subsidiaries in the future, those
                               subsidiaries may be required to guarantee the
                               notes.

 Ranking.....................  The New Notes will be unsecured senior obligations of UHS and will rank equal in right
                               of payment to our existing and future
                               unsubordinated debt, including the Outstanding
                               Notes. The New Notes will be subordinated to any
                               secured debt, including debt under our revolving
                               credit facility.

                               On a pro forma basis, after giving effect to the issuance of the Old Notes on December 31, 1998, the New Notes would have been subordinate to approximately $18.9 million of senior debt currently outstanding and an additional $31.1 million of senior debt available to be incurred under our revolving credit facility.

 Optional Redemption.........  We may redeem any of the Notes on or after March
                               1, 2003 at the redemption prices set forth in
                               the "Description of Notes" section of this
                               prospectus under the heading "Redemption."
                               Before or on March 1, 2001, we may redeem up to
                               35.0% of the aggregate principal amount of the
                               then-outstanding New Notes, if we make one or
                               more sales of equity securities of UHS, as long
                               as:
                               .  we pay 110 1/4% of the face amount of the New
                                  Notes and Outstanding Notes, plus interest;

                               . we redeem the New Notes and Outstanding Notes within 120 days of completing the equity offering; and
                               .  at least 65% of the aggregate principal
                                  amount of the New Notes and Outstanding Notes issued remains outstanding.

                               We may redeem the Notes, in whole or in part, if a change of control of UHS occurs before March
                               1, 2003. If we redeem the New Notes after a change of control, the redemption price will equal the sum of (i) the principal amount plus,
                               (ii) accrued interest, if any, to the redemption date plus (iii) the applicable premium with respect to a Note will be the greater of:
                               .  1.0% of the face amount; and
                               . the excess of (i) the present value of the redemption price on March 1, 2003 plus all remaining required interest payments due through March 1, 2003 (computed using a discount rate equal to the treasury rate plus
                                  50 basis points) over (ii) the face amount.

 Change of Control...........  If we experience specific kinds of changes in control, we must offer to repurchase any then
                               issued notes at 101% of their face amount, plus
                               accrued and unpaid interest, if any, to the
                               repurchase date.

                               We might not be able to pay you the required price of the New Notes you present to us at the time of a change of Control because:
                               .  we might not have enough funds at that time;
                                  and
                               . the terms of our senior debt may prevent us from paying.

 Covenants...................  The Indenture governing the Notes contains covenants that, among other things, limit our
                               ability to:
                               .  incur additional debt or enter into sale and
                                  leaseback transactions;
                               .  pay cash dividends or distributions on our
                                  capital stock or repurchase our capital
                                  stock;
                               .  issue stock of subsidiaries;
                               .  make certain investments;
                               .  create liens on our assets to secure debt;
                               .  enter into transactions with affiliates;
                               .  merger or consolidate with another company;
                                  and
                               .  transfer or sell assets.

                               These covenants are subject to a number of important limitations and exceptions.

                Summary Historical and Pro Forma Financial Data

  The summary historical financial data presented below are derived from the audited financial statements of UHS (the "Financial Statements"). The unaudited pro forma financial data presented below are not necessarily indicative of UHS's financial position or results of operations that might have occurred had the transactions they give effect to been completed as of the dates indicated and do not purport to represent what UHS's financial position or results of operations might be for any future period or date. For additional information see "Capitalization," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

                                               Years Ended December 31,
                                         --------------------------------------
                                         Pro forma
                                           1998(1)   1998      1997      1996
                                         --------- --------  --------  --------
Statement of Operations Data:                   (dollars in thousands)
Revenues:
  Equipment rentals....................    67,141  $ 61,701  $ 54,489  $ 50,743
  Sales of supplies and equipment, and
   other...............................    12,406     7,672     5,586     6,198
                                          -------  --------  --------  --------
Total revenues.........................    79,547    69,373    60,075    56,941
                                          -------  --------  --------  --------
Costs of rentals and sales:
  Cost of equipment rentals............    16,853    16,312    13,577    13,332
  Rental equipment depreciation........    16,148    14,432    14,435    12,603
  Loss on disposition of Bazooka Beds
   (2).................................     2,866     2,866       --        --
  Cost of supplies and equipment
   sales...............................     8,186     4,867     3,838     4,423
  Write-down of DPAP inventories (3)...       --        --        --      2,213
                                          -------  --------  --------  --------
Total cost of rentals and sales........    44,053    38,477    31,850    32,571
                                          -------  --------  --------  --------
Gross profit...........................    35,494    30,896    28,225    24,370
Selling, general and administrative....    24,438    21,300    18,448    19,695
Recapitalization and transaction costs
 (4)...................................       --      5,099     1,719       306
                                          -------  --------  --------  --------
Operating income.......................    11,056     4,497     8,058     4,369
Interest expense.......................    14,108    11,234     3,012     2,518
                                          -------  --------  --------  --------
(Loss) income before (benefit)
 provision for income taxes and
 extraordinary charge..................    (3,052)   (6,737)    5,046     1,851
                                          -------  --------  --------  --------
Income taxes...........................      (497)   (1,097)    2,347       919
                                          -------  --------  --------  --------
(Loss) income before extraordinary
 charge................................    (2,555)   (5,640)    2,699       932
Extraordinary charge, net of tax
 benefit of $1,300.....................       --      1,863       --        --
                                          -------  --------  --------  --------
Net (loss) income......................   $(2,555) $ (7,503) $  2,699  $    932
                                          =======  ========  ========  ========

Other Data:
Net cash provided by operating
 activities............................       --   $  9,740  $ 20,001  $ 14,657
Net cash used in investing activities..       --    (62,896)  (18,026)  (26,859)
Net cash provided by (used in)
 financing activities..................       --     53,156    (2,172)   12,400
EBITDA (5).............................    31,368    22,145    24,129    18,266
Adjusted EBITDA (6)....................    34,234    30,110    25,848    20,785
Adjusted EBITDA margin (7).............      43.0%     43.4%     43.0%     36.5%
Ratio of earnings to fixed charges
 (8)...................................      0.8x      0.4x      2.7x      1.7x
Adjusted ratio of earnings to fixed
 charges (9)...........................      0.8x      1.1x      3.2x      2.7x
Depreciation and amortization..........   $20,312  $ 17,648  $ 16,071  $ 13,897
Capital expenditures (cash flow
 basis)................................       --   $ 28,584  $ 19,144  $ 15,210
Pro forma cash interest expense (10)...    13,965       --        --        --
Ratio of Adjusted EBITDA to pro forma
 cash interest expense.................      2.5x       --        --        --
Rental equipment (units at end
 period)...............................    72,000    72,000    56,000    52,000

                                                          As of December 31,
                                                         ----------------------
                                                          1998     1997   1996
                                                         -------  ------ ------
                                                              (dollars in
                                                              thousands)
Balance Sheet Data:
Working Capital (11).................................... $ 2,966  $7,617 $8,573
Total Assets............................................ 144,221  81,186 79,707
Total Debt.............................................. 150,116  33,945 37,150
Shareholders' (deficiency) equity....................... (35,702) 33,000 29,128

Other: (Unaudited)
Offices (at end of period)..............................      50      46     46

--------
(1) Pro forma financial data are presented as if consummation of (i) our recapitalization, (ii) the acquisition of HCI and (iii) the acquisition of PCH occurred. Pro forma financial data are provided for comparative purposes only and are not necessarily indicative of the actual results that would have been achieved had the recapitalization and acquisitions occurred on the date indicated or that may be achieved in the future. Pro forma financial data does not give effect to (i) the issuance of the Notes and application of the proceeds therefrom and (ii) the acquisition of MRS and EMS. Pro forma financial data excludes expenses incurred by UHS related to the recapitalization.

(2) UHS's utilization of Bazooka Beds in its rental pool had been below the desired level and had declined steadily during 1997 and 1998. Because utilization levels did not meet expectations, UHS disposed of approximately 1,700 excess Bazooka Beds with a recorded loss of $2.9 million in the year ended December 31, 1998.

(3) UHS experienced declining sales of Demand Positive Airway Pressure ("DPAP") devices for adult obstructive sleep apnea during 1996. Because market acceptance of the DPAP devices did not meet expectations, UHS's assessment resulted in a write-down of $2.2 million in 1996.

(4) Reflects expenses, consisting primarily of legal, investment banking and special committee fees, incurred prior to December 31, 1997 by UHS, in the process of exploring strategic alternatives to enhance shareholder value. Expenses subsequent to December 31, 1997, consist primarily of legal, investment banking and severance payments incurred by UHS related to our recapitalization.

(5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(6) Adjusted EBITDA reflects EBITDA adjusted to exclude (i) the loss on disposition of Bazooka Beds of $2.9 million for the year ended December 31, 1998, (ii) recapitalization and transaction costs of $5.1 million, $1.7 million, and $0.3 million for the years ended December 31, 1998, 1997 and 1996, respectively, and (iii) write-down of DPAP inventories of $2.2 million for the year ended December 31, 1996. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(7) Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

(8) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs.

(9) For the purpose of determining the adjusted ratio of earnings to fixed charges, earnings consist of income before income taxes, fixed charges, write-down of DPAP inventories, loss on disposition of Bazooka Beds and Recapitalization and transaction costs. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs.

(10) Pro forma cash interest expense is defined as interest expense less amortization of debt issuance costs. Pro forma cash interest expense was calculated using 10.25% for the Outstanding Notes, 8.25% for borrowings under the Revolving Credit Facility (as defined herein) and a 0.50% commitment fee on the unused portion thereunder. This calculation also includes an estimate of interest expense related to seasonal borrowings.

(11) Represents total current assets (excluding cash and cash equivalents) less total current liabilities, excluding current portion of long-term debt.

                                  RISK FACTORS

  You should carefully consider the following factors and other information in this prospectus before deciding to exchange Old Notes for New Notes. Any of the following risks could have a material adverse effect on our business, financial condition or results of operations or on the value of the Old Notes and New Notes.

There may be adverse consequences for holders of the Old Notes who fail to exchange them for New Notes

  If you do not exchange your Old Notes for New Notes in this exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes as set forth in the legend on the Old Notes because the Old Notes have not been registered under the Securities Act or applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws, unless you sell them under an exemption from the Securities Act and state securities laws. Except under certain limited circumstances, we do not intend to register the Old Notes under the Securities Act.

  If your tender of Old Notes in this exchange offer is for the purpose of participating in a distribution of New Notes, the New Notes that you receive will be restricted securities and you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in any resale of the New Notes. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes which are not tendered, and the price at which the Old Notes may be sold, could be adversely affected. See "The Exchange Offer."

There is no established trading market for the New Notes, and even if one develops, you may have difficulty selling them

  There has not been any public market for the Old Notes, and we cannot assure you that an active public or other market will develop for the New Notes. Since the Old Notes were issued with original issue discount, the New Notes will not trade interchangeably with the Outstanding Notes on the secondary market. If a trading market does not develop or is not maintained, you may experience difficulty in reselling New Notes, or you may be unable to sell them at all. We do not intend to list the New Notes on any securities exchange or to seek their admission to trading in any automated quotation system.

  If a public trading market develops for the New Notes, it may not be liquid and it may be discontinued at any time. Moreover, future trading prices of the New Notes would depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including our financial condition, the New Notes could trade at a discount from their principal amount.

We have substantial indebtedness other than the Notes, which may affect our ability to make scheduled payments on the Notes, to redeem them if we are required to do so, and to pay the principal amounts of the Notes when due

  We have substantial outstanding debt and are highly leveraged. As of December 31, 1998, on a pro forma basis after giving effect to the net proceeds of the offering of the $35 million of Old Notes on January 26, 1999, we would have had $155.4 million of debt outstanding, including $20.4 million of secured debt and excluding $31.1 million available to borrow under our revolving credit facility. We may incur additional debt in the future, including senior debt, subject to certain limitations.

The degree to which we are leveraged may also have the following effects:

  . a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes;

  . we may not be able to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

  . our flexibility to react to changes in the industry and economic conditions may be limited. Certain of our competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than UHS.

  Borrowings made as part of our recapitalization resulted in a significant increase in our interest expense in 1998 relative to prior periods. Our ability to make cash payments with respect to the Notes and to satisfy or refinance our other debt obligations will depend upon our future operating performance. We believe, based on current circumstances, that our cash flow, together with available borrowings under our revolving credit facility, will be sufficient to permit us to pay the interest on the Notes and to service our other debt. This belief assumes, among other things, that we will successfully implement our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. However, if we are unable to generate sufficient cash flow from operations, we will be forced to adopt an alternate strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these strategies will be effected on satisfactory terms, if at all. If we are unable to repay our debt at maturity, we may have to obtain alternative financing.

The Notes are subordinated in payment to other indebtedness of UHS

  The Notes are unsecured and are effectively subordinated to our secured debt to the extent of the value of the assets securing that debt. Any borrowing under our revolving credit facility will be secured by substantially all of our assets. The Indenture related to the Notes limits, but does not prohibit, us from incurring additional secured indebtedness.

Restrictions imposed under our bank credit facility also may affect our ability to make payments on the Notes

Under the Indenture related to the Notes, we are restricted in our ability to:

  .  incur additional indebtedness;

  .  pay cash dividends or make certain other restricted payments;

  .  create certain liens;

  .  use proceeds from sales of assets and subsidiary stock; and

  . enter into certain sale and leaseback transactions and transactions with affiliates.

  If we violate these restrictions, we would be in default under the Indenture and the principal and accrued interest on the Notes could be declared due and payable. In addition, our revolving credit facility contains other and more restrictive covenants and prohibits us from prepaying the Notes. Our revolving credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. We may be unable to meet those financial ratios and tests because of events beyond our control. We cannot assure you that we will meet those ratios and tests. A violation of these restrictions or a failure to meet the ratios and tests could result in a default under our revolving credit facility and/or the Indenture. If an event of default should occur under our revolving credit facility, the lenders can accelerate repayment of the debt, plus accrued interest. If we fail to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt and other debt of UHS. Substantially all of our assets are pledged as security under our revolving credit facility. See "Description of Our Revolving Credit Facility."

If there is a change of control of UHS, we may not be able to fund a required repurchase of the Notes

  Upon a change of control of UHS, we may be required to offer to repurchase all of the Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase. In addition, restrictions in our revolving credit facility prohibit such repurchase, and a change of control of UHS would violate our revolving credit facility. If our debt under the revolving credit facility became due as a result of such a violation, the lenders would have a priority claim on our assets securing our debt to them.

There is risk that we will not be able to execute our business strategy and may suffer adverse consequences from our recent acquisitions

  Our financial performance and profitability will depend on our ability to execute our business strategy and manage our recent and possible future growth. Since July 1998, we have acquired four new businesses, two of which primarily serve the alternate care market. While we have substantially completed the integration of these businesses and operations into our business and operations, we cannot assure you that there will not be a significant loss of customers from these acquired businesses. Unforeseen issues relating to the assimilation of these businesses may adversely affect UHS. In addition, any future acquisitions or other possible future growth may present operating and other problems that could have a material adverse effect on our business, financial condition and results of operations. Our financial performance will also depend on our ability to maintain profitable operations as we invest our efforts and resources to expand our presence in the alternate care market. We cannot assure you that we will be able to continue the growth or maintain the level of profitability we have recently experienced.

Reforms in the health care industry may limit our ability to be reimbursed for medical equipment that we rent

  There are widespread efforts to control health care costs in the United States and abroad. As an example, the Balanced Budget Act of 1997 significantly reduces the growth in federal spending on Medicare and Medicaid over the next five years by reducing annual payment updates to hospitals, changing payment systems for both skilled nursing facilities and home health care services from cost-based to prospective payment systems. These changes eliminate annual payment updates for durable medical equipment, and allow states greater flexibility in controlling Medicaid costs at the state level. We believe that it is likely that the efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue in the future. Our business, financial condition or results of operations may be adversely affected by these current or any future initiatives. In this event, the value of the Notes could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Industry Assessment," and "--Third Party Reimbursement."

  Substantially all of the payments made to us in connection with our rental programs are received directly from health care providers, rather than from private insurers, other third party payors or governmental entities. Under current reimbursement regulations, we are prohibited from billing the insurer or the patient directly for services provided for hospital inpatients or outpatients. Payment to health care providers by third party payors for our services depends substantially upon such payors' reimbursement policies. Consequently, those policies have a direct effect on health care providers' ability to pay for our services and an indirect effect on our level of charges. Ongoing concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on reimbursements to health care providers may affect such providers' ability to pay for the services we offer and could indirectly have a material adverse effect on our business, financial condition or results of operations. See "Business--Third Party Reimbursement."

We do not have formal, long-term agreements with our customers and, as a consequence, our business may be adversely affected by fluctuations in usage or false reporting of usage by our customers

  Our Pay-Per-Use program offers customers a flexible approach to obtaining movable medical equipment. Our customers are generally not obligated to rent our equipment under formalized agreements requiring long-term commitments or otherwise fixing the rights and obligations of the parties regarding matters such as billing, liability, warranty or use. Therefore, we face risks such as fluctuations in usage, inaccurate or false reporting of usage by customers and disputes over liabilities related to equipment use. See "Business--Equipment Management Programs."

We may be subject to liabilities associated with the medical equipment that we provide to our customers

  Although we do not manufacture any medical equipment, our business entails the risk of claims related to the medical equipment that we rent and service. We have not suffered a material loss due to a claim. However, any such claims, if made, could have a material adverse effect on our business, financial condition or results of operations. Although we believe that our current insurance coverage is adequate, we may be subject to claims exceeding our coverage or we may not be able to continue to obtain liability insurance at acceptable levels of cost and coverage. See "Business--Liability and Insurance."

Our business may be adversely affected by competition

  We believe that the strongest competition to our programs is the purchase alternative for obtaining movable medical equipment. Currently, many health care providers view rental primarily as a means of meeting short-term or peak supplemental needs, rather than as a long term alternative to purchase. Although we believe that we are able to demonstrate the cost-effectiveness of renting medical equipment on a long term basis, we believe that many health care providers will continue to purchase a substantial portion of their movable medical equipment. Additionally, in a number of our geographic and product markets, we compete with one principal competitor and various smaller equipment rental companies that may compete primarily on the basis of price. These competitors may be able to offer certain customers lower prices depending on utilization levels and other factors. See "Business--Competition."

Our business may be adversely affected by adverse developments with our suppliers

  We purchased our movable medical equipment from approximately 75 manufacturers and our disposable medical supplies from approximately 85 suppliers in 1998. Our five largest suppliers of movable medical equipment, which supplied approximately 57% of our direct movable medical equipment purchases for 1998 are: Mallinckrodt (Nellcor Puritan Bennett Inc.), Baxter Healthcare Corporation, The Kendall Company, Abbott Laboratories, Inc. and Siemens Medical System. Adverse developments concerning key suppliers or our relationships with them could have a material adverse effect on our business, financial condition or results of operations. See "Business--Operations" and "--Sale of Disposable Products."

We rely on a number of key personnel, the loss of whom could have a material adverse effect on our business, financial condition or results of operations

  We believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We have employment agreements with David E. Dovenberg, Andrew R. Amicon, Gerald L. Brandt, Robert H. Braun, Randy C. Engen, Michael R. Johnson, Gary L. Preston and Jeffrey L. Singer. However, we cannot assure you that key personnel will stay with us or that we will be able to attract and retain qualified personnel in the future. If we fail to attract or retain such personnel, our business, financial condition or results of operations could be adversely affected. See "Certain Relationships and Related Transactions."

We rely on qualified sales representatives and service specialists, the loss of whom could have a material adverse effect on our business, financial condition or results of operations

  We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has been supported by hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become our customers. Due to the relationships developed between our sales representatives and our customers, we face the risk of losing our customers when a sales representative leaves UHS. We have experienced and will continue to experience intense competition for managers and experienced sales representatives. We cannot assure you that we will be able to retain or attract qualified personnel in the future. If we fail to attract or retain such personnel, our business, financial condition or results of operations could be adversely effected. From February 10, 1997 through September 22, 1997, we lost employees as a result of uncertainties regarding district office closures and administrative consolidation in connection with the MEDIQ Transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--MEDIQ Transaction."

We are effectively controlled by one shareholder and its affiliates, who can significantly influence our company

  J. W. Childs & Associates, Inc. and its affiliates ("Childs") beneficially owns shares representing approximately 78% of the fully diluted common equity in UHS. Accordingly, Childs and its affiliates have the power to elect our board of directors, appoint new management and approve any action requiring a shareholder vote, including amendments to our Articles of Incorporation and approving mergers or sales of substantially all of our assets. The directors elected by Childs will have the authority to make decisions affecting our capital structure, including the issuance of additional indebtedness and the declaration of dividends.

This prospectus contains forward-looking statements which are only predictions from which actual events or results may materially differ

This prospectus includes forward-looking statements within the meaning of securities laws, principally in this "Risk Factors" section and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business. The words "believe,"may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire. Our forward-looking statements are subject to risks, uncertainties and assumptions including, among other things:

  . general economic and business conditions, both nationally and in our markets,

  . our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

  .  anticipated trends in our industry, and

  .  other risk factors discussed above.

                               THE EXCHANGE OFFER

Terms of this Exchange Offer, Period for Tendering Old Notes

  On January 26, 1999, we completed the private offering of $35.0 million principal amount of the Old Notes. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, UHS will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the
term "Expiration Date" means 5:00 p.m., New York City time, on            ,
1999; provided, however, that if UHS in its sole discretion, has extended the period of time for which this exchange offer is open, the term "Expiration Date" means the latest time and date to which this exchange offer is extended.

  As of the date of this prospectus, $35,000,000 aggregate principal amount of the Old Notes was outstanding and $100,000,000 aggregate principal amount of the Outstanding Notes was outstanding. This prospectus, together with the
letter of transmittal, is first being sent on or about              , 1999, to
all holders of Old Notes known to UHS. Our obligation to accept Old Notes for exchange under this exchange offer is subject to certain conditions as set forth below under "--Certain Conditions to the Exchange Offer. "

  We reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders of Old Notes. During any such extension, all Old Notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by UHS. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

  Old Notes tendered in this exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  We reserve the right to amend or terminate this exchange offer, and not to accept for exchange any Old Notes not already accepted for exchange, upon the occurrence of any of the events specified below under "-- Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. The notice in the case of any extension will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

  Your tender to us of Old Notes and our acceptance will constitute a binding agreement between you and UHS upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, if you wish to tender Old Notes for exchange under this exchange offer you must transmit either:

  . a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or

  . if such Old Notes are tendered under the procedures for book-entry transfer set forth below, you may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the letter of transmittal on or prior to the expiration date.

  In addition, either:

  . certificates for such Old Notes must be received by the Exchange Agent along with the letter of transmittal,

  . a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below, along with the letter of transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or

  .  you must comply with the guaranteed delivery procedures described below.

  The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and we may enforce the letter of transmittal against such participant.

  THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO UHS.

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange under such letter are tendered:

  . by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .  for the account of an Eligible Institution (as defined herein).

  In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

  If Old Notes are registered in the name of a person other than a signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of this exchange offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in this exchange offer). Our interpretation of the terms and conditions of this exchange offer as to any particular Old Notes either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we will determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

  By tendering, each holder will represent to us that, among other things, the New Notes acquired under this exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a holder that is not a broker-dealer, each such holder, by tendering, will also represent to us that such holder is not engaged in, or intends to engage in, a distribution of the New Notes. If any holder or any such other person is our "affiliate" as defined under Rule 405 of the Securities Act, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired under this exchange offer, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

  Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of this exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to be given promptly.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Notes will accrue from January 26, 1999, the date of original issuance of the Old Notes. If this exchange offer is not consummated by August 21, 1999, the interest rate on the Old Notes from and including such date until but excluding the date of consummation of this exchange offer will increase by 0.5%. Payments of such interest, if any, on Old Notes in exchange for which the New Notes were issued will be made to the persons who, at the close of business on March 1 or September 1 next preceding the interest payment date, are registered holders of such Old Notes if such record date occurs prior to such exchange, or are registered holders of the New Notes if such record date occurs on or after the date of such exchange, even if Notes are canceled after the record date and on or before the interest payment date.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange under this exchange offer will be made only after timely receipt by the Exchange Agent of:

  . certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility;

  .  a properly completed and duly executed letter of transmittal; and

  .  all other required documents or, in the case of a Book-Entry
     Confirmation, an Agent's Message.

  If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of this exchange offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility under the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of this exchange offer.

Book-Entry Transfer

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal, with any required signature guarantees, or an Agent's Message in lieu of a letter of transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  .  the tender is made through an Eligible Institution;

  . prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, substantially in the form provided by UHS (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

  . the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

  You may withdraw your tender of Old Notes at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility.

  All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility under the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to this Exchange Offer

  Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend this exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur which in the reasonable judgment of UHS in any case, makes it inadvisable to proceed with this exchange offer and/or with such acceptance for exchange or with such exchange:

  (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

    . seeking to restrain or prohibit the making or consummation of this exchange offer or any other transaction contemplated by this exchange offer, or assessing or seeking any damages as a result thereof, or

    . resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes under this exchange offer, or

    . any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to this exchange offer or any of the transactions contemplated by this exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might directly or indirectly result in any of the consequences referred to in the two aforementioned clauses or, in our reasonable judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with this exchange offer; or

  (ii) there shall have occurred:

    . any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

    . any limitation by any governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by this exchange offer,

    . a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

    . a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of this exchange offer, a material acceleration or worsening thereof; or

  (iii) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that, in our reasonable judgment, is or may be adverse to us, or we shall have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Old Notes or the New Notes.

  The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indentures under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

Exchange Agent

  U.S. Bank Trust National Association has been appointed as the Exchange Agent for this exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  Delivery To: U.S. Bank Trust National Association, Exchange Agent

    By Mail:                                  By Overnight Courier or Hand:


    U.S. Bank Trust National                  U.S. Bank Trust National
    Association                               Association
    Corporate Trust                           180 East 5th Street
    P.O. Box 64485                            4th Floor Window
    St. Paul, Minnesota 55101-9549            St. Paul, Minnesota 55101
                                              Attention: Specialized Finance

                               By Facsimile:
                               (612) 244-1537
                               Confirm by Telephone:
                               (612) 973-5800

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

  We will not make any payment to brokers, dealers, or others soliciting acceptances of this exchange offer.

  The estimated cash expenses to be incurred in connection with this exchange offer will be paid by us and are estimated in the aggregate to be $1,100,000.

Transfer Taxes

  You will not be obligated to pay any transfer taxes in connection with the tender of your Old Notes, except that any holder who instructs us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging Old Notes

  If you do not exchange your Old Notes for New Notes in this exchange offer, you will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as a consequence of the issuance of the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities, laws. We do not currently anticipate that we will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that New Notes issued under this exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, we do not intend to request the Commission to consider, and the Commission has not considered, this exchange offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to this exchange offer as in such other circumstances. Unless you are a borker-dealer, you, must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of New Notes and have no arrangement or understanding to participate in a distribution of New Notes. If you are an affiliate of UHS and are engaged in or intend to engage in or have any arrangement or understanding with respect to the distribution of the New Notes to be acquired under this exchange offer, you (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. UHS currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

  The exchange offer is intended to satisfy obligations we have under the registration rights agreement entered into in connection with the January 1999 offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer.

  The net proceeds to UHS from the sale of the Old Notes were approximately $29.0 million, after original issued discount and deduction of estimated fees and expenses of the offering and sale. The net proceeds were used to reduce our outstanding debt under our five-year revolving credit facility. The debt under our revolving credit facility was used to finance a portion of our recapitalization in February 1998 and our acquisitions in 1998.

                                 CAPITALIZATION

  The following table sets forth the unaudited capitalization of UHS as of December 31, 1998 on a pro forma basis as adjusted to give effect to the issuance of the Old Notes and application of the proceeds from the issuance of the Old Notes. This table should be read in conjunction with "Description of the Notes," "Description of Our Revolving Credit Facility" and the Financial Statements.

                                                      As of December 31, 1998
                                                      --------------------------
                                                        Actual      Pro Forma
                                                      -----------  -------------
                                                       (dollars in thousands)
Total debt:
  Revolving Credit Facility(1)....................... $    48,600  $    18,850
  Outstanding Notes..................................     100,000      100,000
  Notes offered hereby(2)............................          --       35,000
  Other existing indebtedness........................       1,516        1,516
                                                      -----------  -----------
    Total debt.......................................     150,116      155,366
                                                      -----------  -----------
Series B 13% Cumulative Accruing Pay-in-Kind
 Preferred Stock, $.01 par value:
 25,000 shares authorized; 6,246 shares issued and
 outstanding.........................................       5,277        5,277
Shareholders' (deficiency) equity:
  Common Stock, $.01 par value; 50,000,000 shares
   authorized and 15,938,845 shares issued and
   outstanding(3)....................................         160          160
  Additional paid-in capital.........................       2,051        2,051
  Accumulated deficit................................     (37,865)     (37,865)
Stock subscription receivable........................         (49)         (49)
                                                      -----------  -----------
Total shareholders' (deficiency) equity..............     (35,702)     (35,702)
                                                      -----------  -----------
Total capitalization................................. $   119,691  $   124,941
                                                      ===========  ===========

--------
(1) As of December 31, 1998, UHS had availability of $1.4 million under our revolving credit facility. As of such date, on a pro forma basis after giving effect to the offering and the use of proceeds, UHS would have had availability of $31.2 million under our revolving credit facility. See "Description of Credit Facility."
(2)  Does not give effect to original issue discount of $5.3 million.
(3) Does not include outstanding options to purchase an aggregate of 3,012,467 shares of our common stock and outstanding warrants to purchase 350,000 shares of our common stock.

                  UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

  The following unaudited pro forma condensed financial data are based on the historical financial statements of UHS included elsewhere in this prospectus, adjusted to give effect to the pro forma adjustments described in the notes hereto. The unaudited pro forma condensed statement of operations give effect
(i) to the recapitalization, (ii) the acquisition of HCI and (iii) the acquisition of PCH as though these transactions had occurred on January 1, 1998. Pro forma financial data does not give effect to (i) the issuance of the Old Notes and application of the proceeds therefrom and (ii) the acquisition of MRS.

  The pro forma adjustments are based upon available data and certain assumptions that UHS believes are reasonable. The unaudited pro forma condensed financial data are not necessarily indicative of UHS's financial position or results of operations that might have occurred had the aforementioned transactions been completed as of the dates indicated above and do not purport to represent what UHS's financial position or results of operations might be for any future period or date. The unaudited pro forma condensed financial data should be read in conjunction with the Financial Statements and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                       UNIVERSAL HOSPITAL SERVICES, INC.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                          Year Ended December 31, 1998
                                 (in thousands)

                           Universal
                            Hospital        Home Care     Patient's Choice
                         Services, Inc. Instruments, Inc. Healthcare, Inc.
                         -------------- ----------------- ----------------  Pro Forma      Pro
                         Historical(a)    Historical(b)    Historical(c)   Adjustments    Forma
                         -------------- ----------------- ---------------- -----------   --------
Revenues:
 Equipment rentals......    $ 61,701         $3,529            $1,911                    $ 67,141
 Sales of supplies and
  equipment, and
  other.................       7,672            976             3,758                      12,406
                            --------         ------            ------                    --------
   Total revenues.......      69,373          4,505             5,669                      79,547
Costs of rental and
 sales:
 Cost of equipment
  rentals...............      16,312            541               --                       16,853
 Rental equipment
  depreciation..              14,432            783               933                      16,148
 Loss on disposition of
  Bazooka Beds..........       2,866            --                --                        2,866
 Cost of supplies and
  equipment sales.......       4,867            725             2,594                       8,186
                            --------         ------            ------                    --------
   Total costs of
    rentals and sales...      38,477          2,049             3,527                      44,053
                            --------         ------            ------                    --------
   Gross profits........      30,896          2,456             2,142                      35,494
Selling, general and
 administrative.........      21,300          1,447             1,390        $  301 (d)    24,438
Recapitalization and
 transaction costs......       5,099            --                --         (5,099)(e)
                            --------         ------            ------        ------      --------
   Operating income.....       4,497          1,009               752         4,798        11,056
Interest expense........      11,234            209               123         2,542 (f)    14,108
                            --------         ------            ------        ------      --------
(Loss) income before
 income taxes and
 extraordinary charge...      (6,737)           800               629         2,256        (3,052)
                            --------         ------            ------        ------      --------
(Benefit) provision for
 income taxes...........      (1,097)           292               --            308 (g)      (497)
                            --------         ------            ------        ------      --------
(Loss) income before
 extraordinary charge...      (5,460)           508               629         1,948        (2,555)
Extraordinary charge,
 net of deferred tax
 benefit of $1,300......       1,863            --                --         (1,863)(h)       --
                            --------         ------            ------        ------      --------
   Net (loss) income....    $ (7,503)        $  508            $  629        $3,811      $ (2,555)
                            ========         ======            ======        ======      ========

See accompanying notes to unaudited pro forma condensed consolidated statements of income.

  The following Notes to Unaudited Pro Forma Condensed Statement of Operations describe adjustments to UHS's historical statement of operations for the year ended December 31, 1998 to give effect to the acquisitions and the Recapitalization as though they had occurred on January 1, 1998. Other than the pro forma adjustments described in Notes (d), (e) and (h) below (net of income tax effect, as applicable), UHS does not expect any other material nonrecurring charges resulting directly from the Recapitalization which will be included in the income of UHS within the 12 months following the recapitalization.

(a) Derived from the audited historical statement of operations of UHS for the year ended December 31, 1998.
(b) Derived from the unaudited historical statement of operations of HCI for the year ended July 31, 1998 (through the date of acquisition).
(c) Derived from the unaudited historical statement of operations of PCH for the period from January 1, 1998 through August 15, 1998 (the date of acquisition).
(d) Represents the following:

   Decrease in senior management team compensation that did not continue employment with the Company
    after the recapitalization..........................................  $(213)
   Childs Associates' annual management fee.............................     38
   Net increase in goodwill amortization as a result of the acquisitions of HCI and PCH and the elimination of
    HCI historical goodwill.............................................    948
   Removal of compensation expense of employees of HCI and PCH terminated as a result of the acquisitions
    and not replaced and decrease in HCI senior management compensation
    per employment agreements...........................................   (400)
   Reduction of office rent for HCI and PCH offices closed as a result
    of the acquisitions.................................................    (72)
                                                                          -----
                                                                          $(301)
                                                                          =====

(e) Reflects recapitalization and transaction costs consisting primarily of legal, investment banking and special committee fees, incurred by UHS in connection with the recapitalization.
(f) Reflects the net change in interest expense as a result of the acquisitions of HCI and PCH and recapitalization:

  Outstanding Notes                                                     $ 1,608
  Interest expense related to the Revolving Credit Facility and capital leases (including incremental borrowing related
   to the acquisitions of HCI and PCH).................................   1,545
  Elimination of historical interest expense related to debt retired
   using the proceeds of the Outstanding Notes.........................   (440)
  Elimination of historical interest expense of HCI and PCH related to outstanding debt of HCI and PCH paid at the
   closing of the acquisitions.........................................   (332)
  Amortization of deferred placement costs, over the 10-year term of the Outstanding Notes and the 5-year term of
   the Revolving Credit Facility.......................................     143
  Commitment fee of 0.5%
   on unused portion of Revolving Credit Facility......................      12
  Annual administrative agent's fee, related to the Revolving Credit
   Facility............................................................       6
                                                                        -------
  Net increase in interest expense..................................... $ 2,542
                                                                        =======

  Interest expense and commitment fee related to the revolving credit facility is determined based on monthly average borrowings (including seasonal borrowings): (a) Revolving Credit Facility--8.25%, (b) Outstanding Notes--10.25%. Does not give effect to the issuance of the Notes and the application of the proceeds therefrom.

(g) Represents the increase (reduction) in income to record the income tax expense (benefit) related to pro forma adjustments that affected pre-tax amounts, computed using a marginal income tax rate consistent with the historic effective rate for the period.
(h) Represents the elimination of an extraordinary charge of $1,863 net of tax benefit of $1,300 for the write-off of unamortized deferred financing fees and prepayment penalty related to debt retired using proceeds of the Outstanding Notes.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected financial data set forth below (excluding rental equipment units, EBITDA, Adjusted EBITDA, pro forma adjusted EBITDA and related data) for and as of each of the years in the five year period ended December 31, 1998 are derived from UHS's audited financial statements. The selected historical financial information should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus, and the section of this prospectus captioned "Management's Discussion of Financial Condition and Results of Operations."

                                          Years Ended December 31,
                                   -------------------------------------------
                                    1998     1997     1996     1995     1994
                                   -------  -------  -------  -------  -------
                                           (dollars in thousands)
Statement of Operations Data:
 Revenues:
 Equipment rentals...............  $61,701  $54,489  $50,743  $45,870  $38,980
 Sales of supplies and equipment,
  and other......................    7,672    5,586    6,198    7,166    8,309
                                   -------  -------  -------  -------  -------
Total revenues...................   69,373   60,075   56,941   53,036   47,289
                                   -------  -------  -------  -------  -------
Costs of rentals and sales:
 Cost of equipment rentals.......   16,312   13,577   13,332   11,841   10,018
 Rental equipment depreciation...   14,432   14,435   12,603   10,800    9,527
 Loss on disposition of Bazooka
  Beds (1).......................    2,866      --       --       --       --
 Cost of supplies and equipment
  sales..........................    4,867    3,838    4,423    5,352    6,419
 Write-down of DPAP inventories
  (2)............................      --       --     2,213      --       --
                                   -------  -------  -------  -------  -------
Total costs of rentals and
 sales...........................   38,477   31,850   32,571   27,993   25,964
                                   -------  -------  -------  -------  -------
Gross profit.....................   30,896   28,225   24,370   25,043   21,325
Selling, general and
 administrative..................   21,300   18,448   19,695   18,560   16,561
Recapitalization and transaction
 costs (3).......................    5,099    1,719      306      --       --
                                   -------  -------  -------  -------  -------
Operating income.................    4,497    8,058    4,369    6,483    4,764
Interest expense.................   11,234    3,012    2,518    1,784    1,268
                                   -------  -------  -------  -------  -------
(Loss) income before income taxes
 and extraordinary charge........   (6,737)   5,046    1,851    4,699    3,496
                                   -------  -------  -------  -------  -------
(Benefit) provision for income
 taxes...........................   (1,097)   2,347      919    1,949    1,499
                                   -------  -------  -------  -------  -------
(Loss) income before
 extraordinary charge............   (5,640)   2,699      932    2,750    1,997
Extraordinary charge net of
 deferred tax benefit of $1,300..    1,863      --       --       --       --
                                   -------  -------  -------  -------  -------
Net (loss) income................  $(7,503) $ 2,699  $   932  $ 2,750  $ 1,997
                                   =======  =======  =======  =======  =======
Other Data:
Net cash provided by operating
 activities......................  $ 9,740  $20,001  $14,657  $13,071  $11,550
Net cash used in investing
 activities......................  (62,896) (18,026) (26,859) (19,725) (15,534)
Net cash provided by (used in)
 financing activities............   53,156   (2,172)  12,400    6,654    3,984
EBITDA (4).......................   22,145   24,129   18,266   18,246   15,160
Adjusted EBITDA (5)..............   30,110   25,848   20,785   18,246   15,160
Adjusted EBITDA margin (6).......     43.4%    43.0%    36.5%    34.4%    32.1%
Pro forma adjusted EBITDA (7)....   34,684      --       --       --       --
Ratio of earnings to fixed
 charges (8).....................     0.4x     2.7x     1.7x     3.6x     3.8x
Adjusted ratio of earnings to
 fixed charges (9)...............     1.1x     3.2x     2.7x     3.6x     3.8x
Depreciation and amortization....  $17,648  $16,071  $13,897  $11,763  $10,396
Capital expenditures (cash flow
 basis)..........................  $28,584  $19,144  $15,210  $19,911  $15,921
Rental equipment (units at end
 period).........................   72,000   56,000   52,000   45,000   38,000

                                                 As of December 31,
                                      -----------------------------------------
                                        1998     1997    1996    1995    1994
                                      --------  ------- ------- ------- -------
                                               (dollars in thousands)
Balance Sheet Data:
Working Capital (10)................. $  2,966  $ 7,617 $ 8,573 $ 5,059 $ 5,354
Total Assets.........................  144,221   81,186  79,707  66,849  53,184
Total Debt...........................  150,116   33,945  37,150  23,588  17,135
Shareholders' (deficiency) equity....  (35,702)  33,000  29,128  28,712  26,035
Other: (Unaudited)
Offices (at end of period)...........       50       46      46      43      39

--------
(1) UHS's utilization of Bazooka Beds in its rental pool had been below the desired level and had declined steadily during 1997 and 1998. Because utilization levels did not meet expectations, UHS disposed of approximately 1,700 excess Bazooka Beds with a recorded loss of $2.9 million in the year ended December 31, 1998.

(2) UHS experienced declining sales of Demand Positive Airway Pressure devices for adult obstructive sleep apnea during 1996. Because market acceptance of the DPAP devices did not meet expectations, UHS's assessment resulted in a write-down of $2.2 million in 1996.

(3) Reflects expenses, consisting primarily of legal, investment banking and special committee fees, incurred prior to December 31, 1997 by UHS, in the process of exploring strategic alternatives to enhance shareholder value. Expenses subsequent to December 31, 1997, consist primarily of legal, investment banking and severance payments incurred by UHS related to the Recapitalization.

(4) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(5) Adjusted EBITDA reflects EBITDA adjusted to exclude (i) loss on disposition of Bazooka Beds of $2.9 million for the year ended December 31, 1998, (ii) recapitalization and transaction costs of $5.1 million, and $1.7 million, and $0.1 million for the years ended December 31, 1998 and 1997 and 1996, respectively, and (iii) the write-down of DPAP inventories of $2.2 million for the year ended December 31, 1996. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(6) Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

(7) Pro forma adjusted EBITDA represents adjusted EBITDA including the pro forma results of the acquisitions of HCI, PCH, and MRS, assuming such acquisitions had occurred on January 1, 1998. See "Business--Growth Strategies, Pursuing Strategic Alliances"

(8) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs.

(9) For the purpose of determining the adjusted ratio of earnings to fixed charges, earnings consist of income before income taxes, fixed charges, write-down of DPAP inventories, loss on disposition of Bazooka Beds and Recapitalization and transaction costs. Fixed charges consist of interest expense, which includes the amortization of deferred debt issuance costs.

(10) Represents total current assets (excluding cash and cash equivalents) less total current liabilities, excluding current portion of long-term debt.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

  We are a leading nationwide provider of movable medical equipment to more than 4,500 hospitals and alternate care providers through its equipment rental and outsourcing programs.

  The following discussion addresses our financial condition as of December 31, 1998 and the results of operations and cash flows for the years ended December 31, 1998, 1997 and 1996. This discussion should be read in conjunction with the Financial Statements included elsewhere in this prospectus.

  Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Statements in this prospectus looking forward in time involve risks and uncertainties. The following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements: our substantial outstanding debt and high degree of leverage and the continued availability, terms and deployment of capital, including our ability to service or refinance debt; restrictions imposed by the terms of our debt; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to us; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and development of new markets; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; availability of and ability to retain qualified personnel; and unanticipated costs or difficulties or delays in implementing our Year 2000 compliance modifications. For a more complete discussion of these risk factors, See "Risk Factors."

Industry Assessment

  Our customers, primarily hospitals and alternate care providers, have been and continue to be faced with cost containment pressures and uncertainties with respect to health care reform and reimbursement. We believe that market reform is continuing with movement toward managed care, health care related consolidations and the formation of integrated health care systems. There is an effort by providers of health care to coordinate all aspects of patient care irrespective of delivery location. Likely changes in reimbursement methodology, and a gradual transition toward fixed, per-capita payment systems and other risk-sharing mechanisms, will reward health care providers who improve efficiencies and effectively manage their costs, while providing care in the most appropriate setting. Although future reimbursement policies remain uncertain and unpredictable, we believe that the five-year budget and Taxpayer Relief Act of 1997, which will be financed largely through cuts in the growth of Medicare spending, will continue to place focus on cost containment in health care.

  We believe our Pay-Per-Use and other rental programs respond favorably to the current reform efforts by providing high quality equipment through programs which help health care providers improve their efficiency while effectively matching costs to patient needs, wherever that care is being provided. While our strategic focus appears consistent with health care providers' efforts to contain costs and improve efficiencies, there can be no assurances as to how health care reform will ultimately evolve and the impact it will have on us.

  Because the capital equipment procurement decisions of health care providers are significantly influenced by the regulatory and political environment for health care, historically we have experienced certain adverse operating trends in periods when significant health care reform initiatives were under consideration and uncertainty remained as to their likely outcome. To the extent general cost containment pressures on health care spending and reimbursement reform, or uncertainty as to possible reform, causes hospitals and alternate care providers to defer the procurement of medical equipment, reduce their capital expenditures or change significantly their utilization of medical equipment, there could be a material adverse effect on our business, financial condition and results of operations.

Recapitalization, Financing and Related Transactions

  In February 1998 we completed a recapitalization transaction in which:

  . our existing shareholders and option holders (other than management investors) received cash in the aggregate amount of approximately $84.7 million (net of aggregate option exercise prices), or $15.50 per share;

  . we repaid outstanding borrowings of approximately $35.5 million under existing loan agreements;

  . we paid fees and expenses of approximately $11.5 million related to the recapitalization;

  . we paid approximately $3.3 million in severance payments to certain non-continuing members of management; and

  . our common stock ceased to be quoted on The Nasdaq National Stock Market, and we terminated the registration of our common stock under the Securities Exchange Act of 1934.

  We financed the Recapitalization through a combination of the following:

  . we received an equity contribution of approximately $21.3 million in cash from Childs and related parties and from management investors;

  .  we issued $100.0 million principal amount of the Outstanding Notes; and

  . we borrowed approximately $14.3 million under our revolving credit facility.

  In addition, management investors retained their existing shares of common stock and options.

  J.W. Childs Associates, L.P., a Boston-based private investment firm, manages $1.4 billion of institutional private equity through Childs and J.W. Childs Equity Partners II, L.P. (together, the "Funds"). The Funds invest in equity positions primarily in established middle-market growth companies. Childs Associates' investment strategy is to leverage on the operating and financial experience of its partners and to invest, along with management, in growing companies with a history of profitable operations. In addition to seven partners with financial backgrounds, Childs Associates has three "operating" partners who have each had prior experience as the chief executive officer of a successful leveraged buyout. Its principal executive offices are located at One Federal Street, 21st Floor, Boston, Massachusetts 02110. Childs is a Delaware limited partnership.

MEDIQ Transaction

  On February 10, 1997, we entered into a definitive agreement with MEDIQ Incorporated ("MEDIQ") for MEDIQ to acquire UHS for $17.50 per share of our common stock. Including the assumption of our debt, the total purchase price would have been approximately $138.0 million excluding fees and expenses. On September 22, 1997 (the "Termination Date"), we mutually terminated the agreement (the agreement and its termination, collectively, the "MEDIQ Transaction"). This termination resulted from the likelihood of a protracted administrative proceeding before the Federal Trade Commission ("FTC") and the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger of MEDIQ and UHS on anti-competitive grounds.

  From February 10, 1997 through the Termination Date, we experienced a gradual loss of employees as a result of uncertainties regarding district office closures and administrative consolidation which were discussed by MEDIQ. In addition, during this period, some of our potential and existing customers deferred entering into new rental agreements while others terminated rental agreements with us, each as a result of uncertainty regarding the ownership of UHS. Management believes that the disruption resulting from the MEDIQ Transaction, has been largely mitigated by: (i) the termination of the agreement with MEDIQ; (ii) the completion of our recapitalization; and (iii) the addition of 55 employees, excluding acquisitions, from the Termination Date through December 31, 1998.

Completed Acquisitions

  On July 30, 1998, we completed the purchase of Home Care Instruments, Inc. for a purchase price of approximately $19.3 million, including the repayment of approximately $3.6 million of outstanding indebtedness.

  On August 17, 1998, we completed the purchase of Patient's Choice Healthcare, Inc. for a purchase price of approximately $14.6 million, including the repayment of approximately $2.7 million of outstanding indebtedness.

  On November 5, 1998, we completed the purchase of Medical Rental Stat, Inc. for a purchase price of approximately $1.8 million, including the repayment of approximately $0.4 million of outstanding indebtedness.

  On March 31, 1999, we completed the purchase of Express Medical Supply, Inc. for a purchase price of approximately $0.8 million.

Results of Operations

  The following table provides information on the percentages of certain items of selected financial data to total revenues.

                                      Percentage of            Percentage
                                     Total Revenues        Increase (Decrease)
                                    --------------------  ---------------------
                                                          Year Ended Year Ended
                                       Years ended        1998 over  1997 over
                                      December 31,        Year 1997  Year 1996
                                    --------------------  ---------- ----------
                                    1998    1997   1996
                                    -----   -----  -----
Rentals:
Equipment Rentals.................   88.9%   90.7%  89.1%    13.2%       7.4%
Sales of supplies and equipment,
 and other........................   11.1     9.3   10.9     37.3       (9.9)
                                    -----   -----  -----    -----      -----
Total Revenues....................  100.0   100.0  100.0     15.5        5.5

Cost of rentals and sales:
Cost of equipment rentals.........   23.5    22.6   23.4     20.1        1.8
Rental equipment depreciation.....   20.8    24.0   22.1      0.0       14.5
Loss on disposition of Bazooka
 Beds.............................    4.2     --     --       N/A        --
Cost of supplies and equipment
 sales............................    7.0     6.4    7.8     26.8      (13.2)
Write-down of DPAP inventories....    --      --     3.9      --         N/A
                                    -----   -----  -----    -----      -----
Gross Profit......................   44.5    47.0   42.8      9.5       15.8
Selling, general and
 administrative...................   30.7    30.7   34.6     15.5       (6.3)
Recapitalization and transaction
 costs............................    7.3     2.9    0.6    196.6      461.8
Interest expense..................   16.2     5.0    4.4    273.0       19.6
                                    -----   -----  -----
(Loss) income before income taxes
 and extraordinary charge.........   (9.7)    8.4    3.2      N/A      172.6
                                    -----   -----  -----
(Benefit) provision for income
 taxes............................   (1.6)    3.9    1.6      N/A      155.4
                                    -----   -----  -----
(Loss) income before extraordinary
 charge...........................   (8.1)    4.5    1.6      N/A      189.6
Extraordinary charge..............    2.7     --     --       N/A        --
                                    -----   -----  -----
Net (loss) income.................  (10.8)%   4.5%   1.6%     N/A      189.6
                                    =====   =====  =====

1998 Compared to 1997

  Equipment Rental Revenues. Equipment rental revenues for the year ended December 31, 1998 were $61.7 million, representing a $7.2 million, or 13.2% increase from rental revenues of $54.5 million for the same period of 1997. Without considering the acquisitions of HCI, PCH, and MRS, equipment rental revenue would have increased 6.1% for the year ended December 31, 1998 compared to the year ended 1997. The rental revenue increase resulted from the acquisitions of HCI, PCH and MRS, which contributed approximately $3.9 million of rental revenue growth combined with continued growth at our acute care hospital customers and at both established and new district offices.

  Sales of Supplies and Equipment, and Other. Sales of supplies and equipment, and other for the year ended December 31, 1998 were $7.7 million, representing a $2.1 million, or 37.3% increase from sales of supplies and equipment, and other of $5.6 million for the same period of 1997. These increases are the result of the acquisitions of HCI, PCH and MRS which have generated sales of supplies and equipment, and other of approximately $2.9 million since the acquisitions were completed. PCH placed a greater emphasis on sales of disposable products and generated approximately two-thirds of its revenue from sales of disposables to health care providers.

  Cost of Equipment Rentals. Cost of equipment rentals for the year ended December 31, 1998 was $16.3 million, representing a $2.7 million, or 20.1%, increase from cost of equipment rentals of $13.6 million for the same period of 1997. For the year of 1998, cost of equipment rentals, as a percentage of equipment rental revenues, increased to 26.4% from 24.9% for the same period of 1997. During 1998, we changed our emphasis to increase support staff while redirecting and decreasing its promotional staff. This change resulted in higher rental costs offset by reduced promotional expenses in the selling, general and administrative expense area. This was combined with lower repair and replacement expenses in 1997 as a result of the uncertainty in our ownership.

  Rental Equipment Depreciation. Rental equipment depreciation for each of the years ending December 31, 1998 and 1997 was $14.4 million. For the year of 1998, rental equipment depreciation, as a percentage of equipment rental revenues, decreased to 23.4% from 26.5% for the same period of 1997. These decreases were the result of our change in rental equipment depreciation lives from a range of five to seven years to seven years for all rental equipment. (See footnote 8 to the financial statements). This change was effective July 1, 1998. The change in rental equipment depreciation lives decreased rental equipment depreciation by approximately $2.4 million in 1998.

  Loss on Disposal of Bazooka Beds. The utilization of Bazooka beds in our rental pool had been below the desired level and had declined steadily during 1997 and 1998. We had acquired our equipment pool of Bazooka portable specialty beds under an exclusive agreement, which we terminated in March 1996. Because of the continued decline in utilization, we decided to dispose of approximately 1,700 excess Bazooka beds and associated products in the third quarter of 1998. The disposition of the units resulted in a loss of $2.9 million in the third quarter of 1998. We retained approximately 750 units of Bazooka beds for rental.

  Gross Profit. Total gross profit for the year ended December 31, 1998, exclusive of the loss on disposition of Bazooka beds, was $33.8 million, representing a $5.6 million, or 19.6% increase from total gross profit of $28.2 million for the same period of 1997. For the year of 1998, total gross profit, exclusive of the loss on disposition of Bazooka beds, as a percentage of total revenues, increased to 48.7% from 47.0% for the same period of 1997. This increase was predominately due to the change in rental equipment depreciation lives. Gross profit on rentals represents equipment rental revenues reduced by the cost of equipment rentals and rental equipment depreciation. Gross profit on rentals for 1998 increased to 50.2% from 48.6% in 1997. This increase was predominately due to the previously discussed change in depreciation lives on the rental equipment.

  Gross margin on sales of supplies and equipment and other for the year of 1998 increased to 36.6% from 31.3% for the same period of 1997. This increase in sales gross margin was due to the acquisition of PCH which, since the acquisition, generated approximately $0.9 million of higher margin sales, mainly to alternate care providers.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1998 were $21.3 million, representing a $2.9 million, or 15.5%, increase from $18.4 million for the same period of 1997. The increase for the year is the result of the acquisitions of HCI, PCH and MRS in 1998 in addition to increased employee count in 1998 over 1997. The employee count was abnormally low in 1997 due to employees who had left us as a result of the uncertainty relating to the potential sale of UHS to MEDIQ. These employee expenses were not offset by the reduction in salary expenses of the executive staff who did not continue on with us after our recapitalization.

  Recapitalization and Transaction Costs. For the year ended December 31, 1998, we incurred $5.1 million of non-recurring expenses, consisting primarily of legal, accounting, and other advisory related fees, associated with our recapitalization.

  For the year of 1997, we incurred $1.7 million of non-recurring expenses, consisting primarily of legal, investment banking and special committee fees, associated with our subsequently mutually terminated acquisition agreement with MEDIQ.

  Adjusted EBITDA. We believe earnings before interest, taxes, depreciation, and amortization ("EBITDA") to be a measurement of operating performance. Adjusted EBITDA, which adjusts for the loss on disposal of Bazooka beds and non-recurring Recapitalization and transaction costs for the year ended December 31, 1998 was $30.1 and $25.8 for the corresponding period in 1997. Adjusted EBITDA as a percentage of total revenue increased to 43.4% for the year of 1998 from 43.0% for the same period in 1997. See Notes 4, 5 and 6 to "Selected Historical Financial Data." Pro forma adjusted EBITDA for the year ended December 31, 1998 was $34.7 million.

  Interest Expense. Interest expense for the year ended December 31, 1998 was $11.2 million, representing a $8.2 million increase from $3.0 million for the same period of 1997. This increase primarily reflects our recapitalization, incremental borrowings associated with capital equipment additions and the acquisitions of HCI, PCH and MRS. Average borrowings increased from $34.6 million for the year of 1997, to $114.4 million for the year of 1998.

  Income Taxes. Our effective income tax rate for 1998 was a benefit of 16.3% due to the net loss of UHS compared to a statutory income tax rate of 37.0%. This reduced tax rate is primarily due to the effect of non-deductible expenses associated with our recapitalization.

  Extraordinary Charge. In conjunction with our recapitalization and Senior
Note issuance in the first quarter of 1998, we prepaid existing notes and a credit facility totaling $35.5 million, which resulted in an incurrence of a prepayment penalty of $2.9 million, and write off of deferred finance costs of $0.3 million. These extraordinary charges were reduced by the tax affect of these charges of approximately $1.3 million.

1997 Compared to 1996

  Completed BERS Acquisition. On August 13, 1996, we completed our acquisition of BERS pursuant to a stock purchase agreement with the shareholders of BERS. As a result of the acquisition, we acquired all of the outstanding capital stock of BERS, and BERS became a wholly-owned subsidiary of UHS. In connection with the acquisition, we paid approximately $11.0 million to the shareholders of BERS and repaid approximately $1.7 million of outstanding indebtedness of BERS. BERS results are included in the financial statements only from the date of acquisition.

  Equipment Rental Revenues. Equipment rental revenues were $54.5 million in 1997, representing a $3.8 million, or 7.4%, increase from equipment rental revenues of $50.7 million in 1996. This increase resulted primarily from the acquisition of BERS, completed on August 13, 1996, which contributed approximately $2.4 million to the increase in rental revenues in the first six months of 1997. BERS' offices in Baltimore, Richmond, and Charlotte were integrated into the corresponding Company offices early in the third quarter of 1997 and, consequently, separate 1997 third and fourth quarter revenue data for BERS is not available. Excluding revenue from BERS, the increase in equipment rental revenues resulted from continued growth from hospitals and alternate care customers, as well as from newer offices. This growth was accomplished despite the continuing gradual decline in hospital census rates and the increase in consolidations in the health care industry. We expect equipment rental revenues generated from the alternate care market to continue to increase, reflecting the trend toward treating the patient in the most cost effective environment.

  Sales of Supplies and Equipment, and Other. Sales of supplies and equipment, and other were $5.6 million in 1997, representing a $0.6 million, or 9.9%, decrease from sales of supplies and equipment, and other of $6.2 million in 1996. This decrease was primarily due to a decline in the sales of the DPAP devices as we decided to abandon the sleep apnea market in December 1996. Sales of supplies and equipment, and other were also adversely impacted by the continuing trend of a major vendor of disposables to market its products directly to some of our larger customers. This trend resulted in a $0.3 million decline in sales in 1997. We did not emphasize sales to acute care customers but offered them as a full service provider.

  Cost of Equipment Rentals. Cost of equipment rentals were $13.6 million in 1997, representing a $0.3 million, or 1.8%, increase from cost of equipment rentals of $13.3 million in 1996. Cost of equipment rentals as a percentage of equipment rental revenues decreased to 24.9% in 1997 from 26.3% in 1996. This decrease resulted from purchasing a newer generation of a particular line of equipment. The older generation of this equipment had been rented from the manufacturer on a short term basis in 1996 due to perceived obsolescence risk. In addition, the decrease reflected the loss of some rental support staff as a result of the MEDIQ Transaction.

  Rental Equipment Depreciation. Rental equipment depreciation was $14.4 million in 1997, representing a $1.8 million, or 14.5%, increase from rental equipment depreciation of $12.6 million in 1996. Rental equipment depreciation as a percentage of equipment rental revenues increased to 26.5% in 1997 from 24.8% in 1996. This increase was the result of the impact of a full year of depreciation on equipment acquisitions made in 1996 (including higher depreciation as a percentage of equipment rental revenues from BERS) and our purchase of equipment that was previously rented as discussed above.

  Gross Profit. Total gross profit was $28.2 million in 1997, representing a $3.8 million, or 15.8%, increase from total gross profit of $24.4 million in 1996. Total gross margin increased to 47.0% of total revenues in 1997 from 42.8% of total revenues in 1996. Total gross profit in 1996 was reduced by $2.2 million, or 3.9% of total revenues, due to the write-down of DPAP inventories. See Note 2 to "Selected Historical Financial Data." Gross profit on rentals represents equipment rental revenues reduced by the cost of equipment rentals and rental equipment depreciation. Gross margin on equipment rentals decreased to 48.6% in 1997 from 48.9% in 1996. This decrease was predominantly due to the previously discussed increase in rental equipment depreciation as a percentage of equipment rental revenues partially offset by the previously discussed decrease in cost of equipment rentals as a percentage of equipment rental revenues.

  Gross margin on sales of supplies and equipment, and other (which excludes the write-down of DPAP inventories) increased to 31.3% in 1997 from 28.6% in 1996. This increase in sales gross margin was due to a vendor selling lower margin products directly to hospitals, which resulted in a higher margin percentage on a lower volume of total sales, and the addition of higher margin BERS sales.

  Selling, General and Administrative Expenses. Selling general and administrative expenses ("SG&A") was $18.4 million in 1997, representing a $1.3 million, or 6.3%, decrease from SG&A of $19.7 million in 1996. SG&A as a percentage of total revenues decreased to 30.7% in 1997 from 34.6% in 1996. This decrease was due to the cost savings associated with our expense control initiatives implemented in late 1996. Additionally, the loss of employees due to the MEDIQ Transaction reduced SG&A for 1997.

  Recapitalization and Transaction Costs. We incurred costs of approximately $1.7 million in 1997, compared to $0.3 million in 1996, reflecting expenses consisting primarily of legal, investment banking and special committee fees, incurred by us in the process of exploring strategic alternatives to enhance shareholder value.

  Adjusted EBITDA. Primarily as a result of factors stated above, Adjusted EBITDA was $25.8 million in 1997, representing a $5.0 million, or 24.0%, increase from Adjusted EBITDA of $20.8 million in 1996. Adjusted EBITDA as a percentage of total revenues increased to 43.0% in 1997 from 36.5% in 1996. See Notes 4, 5 and 6 to "Selected Historical Financial Data."

  Interest Expense. Interest expense was $3.0 million in 1997, representing an increase of $0.5 million, or 19.6%, from interest expense of $2.5 million in 1996. This increase primarily reflects interest on the BERS acquisition debt and incremental borrowings associated with capital equipment additions. Average borrowings increased to $34.6 million in 1997 from $30.5 million in 1996.

  Income Taxes. Our effective income tax rate decreased to 46.5% in 1997 from 49.6% for 1996. This decrease was primarily due to the effect of non-deductible expenses on our lower taxable income in 1996.

Liquidity and Capital Resources Liquidity and Capital Resources

  Historically, we have financed our equipment purchases primarily through internally generated funds and borrowings under our existing revolving credit facility. As an asset intensive business, we have required continued access to capital to support the acquisition of equipment for rental to its customers. We purchased on a cashflow basis $14.5 million, $18.9 million and $27.7 million of rental equipment in 1996, 1997 and 1998, respectively. Including acquisitions, we expect to purchase $29.7 million of rental equipment in 1999, of which approximately $10.5 million is estimated to be maintenance capital expenditures.

  Due to the acquisitions of HCI, PCH and MRS, our revolving credit facility was increased from $30.0 million to $50.0 million. Borrowings under our revolving credit facility were $48.6 million at December 31, 1998.

  During the years ended December 31, 1998 and 1997, net cash flows provided by operating activities were $9.7 million and $20.0 million, respectively. Net cash flows used in investing activities were $63.6 million and $18.0 million, in each of these periods. Net cash flows provided by (used in) financing activities were $53.9 million and ($2.2 million), respectively.

  During the years ended December 31, 1997 and 1996, net cash flows provided by operating activities were $20.0 million and $14.7 million, respectively. Net cash flows used in investing activities were $18.0 million and $26.9 million, respectively, in each of these periods. The decrease from 1996 resulted from the impact of the BERS acquisition. Net cash flows (used in) provided by financing activities were ($2.2 million) and $12.4 million, respectively in each period.

  Our principal sources of liquidity are expected to be cash flows from operating activities and borrowings under its revolving credit facility. It is anticipated that our principal uses of liquidity will be to fund capital expenditures related to purchases of movable medical equipment, provide working capital, meet debt service requirements and finance our strategic plans.

  As of December 31,1998, we were capitalized with $100.0 million of Outstanding Notes and $48.6 million outstanding under our $50.0 million senior secured revolving credit facility. Interest on loans outstanding under our revolving credit facility is payable at a rate per annum, selected at option equal to the Base Rate plus a margin of 1.00% (the "Base Rate Margin"), or the adjusted Eurodollar Rate plus a margin of 2.25% (the "Eurodollar Rate Margin"). Commencing September 30, 1998, the Eurodollar Rate Margin and the Base Rate Margin used to calculate such interest rates may be adjusted if we satisfy certain leverage ratios. Our revolving credit facility contains restrictive covenants which, among other things, limit us from entering into additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and prepayments of other indebtedness.

  On August 17, 1998, we issued 6,000 shares of its Series A 12% Cumulative Convertible Accruing Pay-In-Kind Preferred Stock (the "Series A Preferred Stock") to an affiliate of Childs, the holder of approximately 78% of our common stock, for an aggregate price of $6.0 million.

  On December 18, 1998, we redeemed our Series A Preferred Stock for an aggregate price of approximately $6.3 million and issued 6,246 shares of Series B 13% Cumulative Accruing Pay-in-Kind Preferred Stock to an insurance company, together with warrants to purchase 350,000 shares of our common stock for an aggregate price of approximately $6.3 million.

  On January 26, 1999, we issued the $35 million of Old Notes and received proceeds of approximately $29.8 million, net of the original issue discount. The proceeds were used to reduce borrowings under our revolving credit facility.

  We believe that with the proceeds from the issuance of the $35 million of the Old Notes and based on current levels of operations and anticipated growth, cash from operations, together with other sources of liquidity, including borrowings available under our revolving credit facility, will be sufficient over the next several years to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including payments due on the Notes and obligations under our revolving credit facility. We believe that our ability to repay the Notes and amounts outstanding under our revolving credit facility at maturity will require additional financing. There can be no assurance, however, that any such financing will be available at such time to us, or that any such financing will be on terms favorable to us. In addition, we continually evaluate potential acquisitions and expects to fund such acquisitions from its available sources of liquidity, including borrowings under our revolving credit facility.

  Our expansion and acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all.

  In 1998, we incurred non-recurring costs related to our recapitalization of approximately $8.9 million, including $3.2 million in severance expense to certain non-continuing members of management, $2.8 million ($1.4 million net of tax) for prepayment penalties on existing loans and write-off of corresponding loan origination fees, $1.2 million in investment banker fees, and approximately $1.7 million in additional recapitalization expenses (of which $0.6 million was recorded directly in equity).

The Year 2000 Issue

  Many currently installed computer systems and software are coded to accept only two-digit entries in the data code fields. These data code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect us and the U.S. and world economy generally.

  Our Quality Assurance Department procedures currently contain steps to include Year 2000 compliance verification for all current and future rental products. We have been contacting the rental equipment manufacturers regarding Year 2000 compliance. The equipment generally falls into five categories:

  .  Equipment that is currently Year 2000 compatible;

  . Equipment that does not need date processing and therefore is compatible;

  . Equipment that will require the date to be manually reset (The equipment will continue to function but may record or print out the incorrect year);

  . Equipment that will require software or hardware upgrades. (we believe the upgrades will be completed by our technicians at no material additional expense to us. It is estimated that the costs of the upgrades will be approximately $225,000.); and

  . Equipment that will need to be disposed of (we anticipate the net book value of this equipment will be immaterial and will be disposed of over the next five quarters).

  Most of our equipment is currently Year 2000 compliant, and we believe that compliance for all of our products will be achieved prior to January 1, 2000.

  We are currently using line management to address internal and external Year 2000 issues. Our internal financial and other computer systems are being reviewed to assess and remediate Year 2000 problems. Our assessment of internal systems includes its informational technology ("IT") as well as non-IT systems. Our Year 2000 IT compliance program includes the following phases: identifying systems that need to be modified or replaced; carrying out remediation work to modify existing systems or convert to new systems; and conducting validation testing of systems and applications to ensure compliance. We are currently carrying out all phases of the compliance program. We formed a project team in the first quarter of 1999 consisting of representatives from our Information Technology, Finance, Quality Assurance, Sales, and Legal Departments to address other internal and external Year 2000 issues.

  The amount of remediation work required to address Year 2000 problems is not expected to be extensive. We have or are currently replacing certain of its financial and operational systems, and we believe that the new equipment and software substantially addresses Year 2000 issues. However, we will be required to modify some of our existing software in order for our computer systems to function properly in the year 2000 and thereafter. We estimate that we will complete our Year 2000 compliance program for all of our significant internal systems no later than September 30, 1999.

  In addition, we are requesting and will continue to gain assurances from our major suppliers that the suppliers are addressing the Year 2000 issue and that the products we purchased from such suppliers will function properly in the year 2000. Also, we will contact our major customers. These actions are intended to help mitigate the possible external impact of the Year 2000 problem. However, it is impossible to fully assess the potential consequences in the event service interruptions from suppliers occur or in the event that there are disruptions in such infrastructure areas as utilities, communications, transportation, banking and government.

  The total estimated cost for resolving our Year 2000 issues is approximately $350,000, of which approximately $75,000 has been charged to earnings through December 31, 1998. The total cost estimate includes the cost of replacing non-compliant systems as a remediation cost in cases where we have accelerated plans to replace such systems. Estimates of Year 2000 cost are based on numerous assumptions, and there can be no assurance that the estimate is correct or that actual cost will not be materially greater than anticipated.

  Based on our assessments to date, we believe we will not experience any material disruption as a result of Year 2000 problems in information processing or interface with major customers, or with processing orders and billing. However, if certain critical third-party providers, such as those providers supplying electricity, water or telephone service, experience difficulties resulting in disruption of service to us, a shutdown of our operations at individual facilities could occur for the duration of the disruption. We have not yet developed a contingency plan to provide for continuity of processing in such event of various problem scenarios, but we will assess the need to develop such a plan based on the outcome of our validation phase of our Year 2000 compliance program and the results of surveying our major suppliers and customers. Assuming no major disruptions in service from utility companies, or other critical third-party providers, we believe that we will be able to manage our total Year 2000 transition without any material effect on our results of operations or financial condition.

New Accounting Standards New Accounting Standards

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. We are reviewing the requirements of the SOP and has not determined the impact, if any, of the SOP on our financial statements. SOP 98-1 is required to be adopted no later than the year ending December 31, 1999.

                                    BUSINESS

General

  We are a leading nationwide provider of movable medical equipment to more than 4,500 hospitals and alternate care providers through equipment rental and outsourcing programs. Our principal rental program is an innovative Pay-Per-Use(TM) program where we charge a per use rental fee based on daily use of equipment per patient. We also offer other rental programs where we charge customers on a daily, weekly or monthly basis. All of our rental programs include a comprehensive range of support services, including equipment delivery, training, technical and educational support, inspection, maintenance, and comprehensive documentation. In addition, through our Asset Management Partnership ("AMP") program, we allow customers to outsource substantially all, or a significant portion of, their movable medical equipment needs by providing, maintaining, managing and tracking that equipment for them. We also sell disposable medical supplies to hospitals in conjunction with the equipment we rent and to alternate care providers both in connection with our rental equipment and on a stand-alone basis. We seek to maintain high utilization of our rental equipment by pooling and redeploying that equipment among a diverse customer base and adjusting pricing on a customer by customer basis to compensate for their varying use rates. For the year ended December 31, 1998, we had total revenues of approximately $69.4 million and adjusted EBITDA of $30.1 million, which excludes the loss on the disposition of Bazooka beds and shareholder value expenses. For the year ended December 31, 1998, on a pro forma basis, including the three acquisitions made in 1998, our revenue and pro forma adjusted EBITDA (as defined herein) were $80.4 million and $34.7 million, respectively.

  We believe that our equipment rental and outsourcing programs are more cost effective for health care providers than the purchase or lease of movable medical equipment for the following reasons:

  . Increase Equipment Utilization Rates. Health care providers' movable medical equipment needs fluctuate on a daily basis due to varying patient census levels and severity of illness and condition. Therefore, a health care provider's equipment utilization will vary for a given fixed level of equipment. By using our rental programs, health care providers can increase the use rates of their medical equipment, allowing them to purchase less equipment and reduce related costs. Furthermore, our rental programs, especially our Pay-Per-Use program, allow customers more effectively to match the costs of variable equipment use with actual patient charges.

  . Outsource Support Services. Our full range of support services are included in our rental fee. We believe that we can often provide these support services at a lower cost than customers can themselves. Accordingly, health care providers can reduce the substantial operating costs associated with equipment ownership or lease.

  . Minimize Equipment Obsolescence Risk. Health care providers can effectively eliminate the risk of equipment obsolescence through our short-term rental and Pay-Per-Use programs. Our obsolescence risk is reduced because we can maintain high utilization of our equipment.

  We own a rental pool of over 72,000 pieces of movable medical equipment in four primary categories: critical care, monitoring, respiratory therapy and newborn care. We are one of only two national providers of movable medical equipment rental and outsourcing programs. As of December 31, 1998 we operated through 50 district offices and eight regional service centers, serving customers in 47 states and the District of Columbia.

Market Overview

  Historically, hospitals have purchased a majority of their movable medical equipment. In response to cost containment pressures, however, hospitals and other health care providers are seeking ways to reduce their movable medical equipment purchases and related capital and service costs. In making medical equipment procurement decisions, hospitals and other health care providers consider factors such as utilization levels of equipment and the costs of quality assurance, regulatory documentation, maintenance, repair, storage and obsolescence. We estimate that utilization rates of movable medical equipment owned by hospitals average between 45-68%, based on over 300 studies we and/or these hospitals conducted. We believe that these studies show that hospitals can purchase less equipment and reduce related costs by participating in our rental programs.

Company Strengths

  We attribute our historical success to, and believe that our potential for future growth comes from, the following strengths:

  Superior Service and Strong Customer Relationships. We distinguish ourself by being a leading service company rather than just an equipment rental provider. We compete on the basis of our value-added, full-service features of our rental programs in addition to price. Our support services include 24-hour-a-day, 365-day-a-year delivery of "patient ready" equipment, technical support, training in equipment use, quality assurance services, regular inspections and maintenance of all our equipment. As a result of our service focus, we enjoy strong customer relationships. Of our 100 largest customers as of January 1, 1992, 83 remain customers as of December 31, 1998.

  National Network. We are one of only two national providers of a broad range of movable medical equipment rental and outsourcing programs. Currently, our national network of 53 district offices and eight regional service centers serves hospital and alternate care customers in 47 states and the District of Columbia. This broad network allows us to meet the equipment rental and service needs of independent health care facilities, national and regional health care chains and group purchasing organizations. Our national network also enables us to redeploy equipment throughout our system in order to maintain high levels of equipment utilization and customer service.

  Sophisticated Use of Information Technology. Through our commitment to information technology, we developed proprietary systems designed to enhance our and our customers' operating efficiencies. We maintain a complete service history of all our rental equipment, including data on length of placement, transfers, modifications, repairs, maintenance and inspections. We use this information to monitor and schedule preventive maintenance and safety testing programs and to maximize equipment utilization. Our systems provide information that helps customers meet their equipment documentation needs under applicable industry standards and regulations. We also offer our customers software to track the location, utilization and availability of all of their movable medical equipment. Our MIS staff designed these systems and will continue to upgrade these systems and develop new applications.

  Depth and Breadth of Equipment Rental Pool; Purchasing Power. We own a rental pool of over 72,000 pieces of movable medical equipment in four primary categories: critical care, monitoring, respiratory therapy and newborn care. Our diversified equipment rental pool includes equipment purchased from approximately 75 suppliers in the year ended December 31, 1998 and enables us to offer customers numerous models from different manufacturers within each primary equipment category. The breadth of our product offerings gives us a competitive strength compared to manufacturers and regional equipment rental firms that may offer a limited range of models within an equipment category. In addition, the amount of our annual equipment purchases enables us to obtain favorable pricing terms from many equipment vendors. As of December 31, 1998, approximately 61% of our rental pool (valued at original cost and excluding companies acquired in 1998) was purchased within the last four years. We generally purchase new equipment for our rental pool.

  Experienced and Committed Management Team. As part of our recapitalization, we installed a new senior management team comprised of operating managers who have been with us for an average of 21 years. Through our subsequent acquisitions, we have expanded our management team with people experienced in the alternate care market by retaining the senior managers of the acquired companies. This management team is refocusing and expanding our growth strategy. Our management team has made a significant equity investment in UHS, owning over 18% of our common stock on a fully-diluted basis.

  Attractive Return on Rental Pool. Our pricing strategy is designed to generate a pay-back period which is substantially shorter than the useful life of a particular piece of equipment. We calculate our rental rates to recoup the equipment's purchase price generally within 16 to 18 months. Excluding related service and support costs, we expect to achieve a two year pay-back period on the original purchase price of our entire rental pool. In contrast, the average useful life of the equipment in our rental pool (excluding acquisitions) has historically been 8.2 years.

  Large and Diversified Customer Base. We provide movable medical equipment to approximately 1,900 hospitals and approximately 2,600 alternate care providers (such as home care providers, nursing homes, surgicenters, subacute care facilities and outpatient centers) throughout the United States. For the year ended December 31, 1998, our top ten customers accounted for approximately 14% of total rental revenues.

Growth Strategy

  We believe that the aging population, increased life expectancy and managed care will provide significant growth opportunities in both hospital and alternate care settings. Our strategy is to achieve continued growth by:

  Increasing Business with Existing Customers. We seek to increase our business with existing customers by renting additional equipment to them and reaching additional departments. Because our customers are familiar with our programs and their benefits, we believe that our existing customer base represents a significant expansion opportunity. Our two largest district offices generated an average monthly rental revenue per hospital customer census bed (i.e., occupied bed) of approximately $85 for the year ended December 31, 1998, an increase of 12% from approximately $76 for the same period in 1997. We believe that there is significant growth potential by increasing the level of revenue per hospital customer throughout all of our offices. Company-wide, we generated an average monthly rental revenue per hospital customer census bed of approximately $20 for the year of 1998, an increase of 5% from approximately $19 for the same period in 1997.

  Providing Comprehensive Equipment Management Programs. We offer a total equipment management outsourcing program called Asset Management Partnership, or AMP. Through this program, we provide, maintain, manage and track substantially all, or a significant portion of, a customer's movable medical equipment. The AMP program allows health care providers to control capital spending and certain operating costs through outsourcing and improved utilization. We plan to increase conversions of existing customers into the AMP program as well as promote the AMP program to a target list of potential customers. As of December 31, 1998, we had 15 AMP accounts, 10 of which we have added since January 1, 1996. The average monthly rental revenue at these ten accounts increased 127% after conversion to AMP.

  Developing Business with New Customers. We plan to further penetrate the hospital and alternate care markets by establishing new customer relationships either individually or through group purchasing organizations. To date, we have signed agreements with several independent Group Purchasing Organizations
(GPOs), including Premier and Novation, two of the nation's largest health care alliances. These agreements give us preferred supplier status to over 3,450 hospitals in existing markets. We also plan to expand business with alternate care providers. Our alternate care business increased to 18% of rental revenue for the year ended December 31, 1998 from 4% in 1992.

  Opening New District Offices. In order to expand our geographic coverage, we plan to open three to four new full-service district offices in 1999 and in each of the subsequent several years. In choosing locations for our district offices, we consider the nature and size of the potential customer market, customer concentration and GPO affiliation within the market, demographics and vendor relationships. While major metropolitan areas will remain a primary focus for expansion, we expect that regional clusters of hospitals will provide attractive expansion opportunities. We opened three offices in March 1999, Little Rock, Arkansas, Salt Lake City, Utah and Nashville, Tennessee.

  Pursuing Strategic Alliances. We intend to pursue strategic alliances with major manufacturers of movable medical equipment. The nature of these alliances could include joint marketing arrangements and/or revenue sharing agreements whereby our rental programs and services would be marketed by the manufacturer's sales distribution network. Under these agreements, such manufacturers would not offer the rental programs and services of any other company.

  Pursuing Strategic Acquisitions. We plan to pursue strategic acquisitions that will increase our market share in existing markets, enable us to more quickly penetrate new geographic and alternate care markets and/or improve our overall operating efficiencies. Since August 1996, we have acquired the following companies:

                                                                LTM Total   LTM
        Company                 Location             Date      Revenues(1) EBITDA
------------------------ ----------------------- ------------- ----------  ------
                                                                (in thousands)
Biomedical Equipment
 Rental &
 Sales, Inc............. Raleigh, North Carolina August 1996     $6,035    $2,853
Home Care Instruments,
 Inc.................... St. Louis, Missouri     July 1998        7,920     3,229
Patient's Choice
 Healthcare, Inc........ Columbus, Ohio          August 1998      8,653     2,432
Medical Rentals Stat,
 Inc.................... Oklahoma City, Oklahoma November 1998      926       441
Express Medical Supply,
 Inc.................... Nashville, Tennessee    March 1999         982       139

--------
(1) Total revenues and EBITDA are for the last twelve months ("LTM") immediately preceding the acquisition date.

  These acquisitions expanded our market share and service capabilities in new regions and in the alternate care market. Our strategy will be to expand our rental and disposable sales presence in the alternate care market across all of our acute care district offices.

Equipment Management Programs

Description

  Rental Programs. Our primary equipment rental program is our Pay-Per-Use program whereby customers are able to obtain equipment when they need it and pay for equipment only when it is used. Customers may also obtain equipment through daily, weekly or monthly rental programs. When our customers request a piece of equipment, we provide the equipment in "patient-ready" condition. Upon delivery, each piece of rented equipment is logged into our tracking system as being placed with the particular customer. We provide the customer with information as to per-use or other rental rates at or prior to delivery of the equipment, and these rates are generally effective for a three month period. We generally do not use written agreements with our customers but emphasize continuous contact and shared information with each customer. Under our Pay-Per-Use program, the customer is responsible for keeping a record of each equipment use and reporting the use to UHS on a monthly basis. Many customers report equipment utilization in conjunction with their patient billing procedures. We bill each customer monthly based on this reported usage. The customer is under no obligation to use the equipment and may request that we remove the equipment at any time. Correspondingly, we may remove equipment or raise the per-use rental fee if we are under-utilized.

  Outsourcing Programs. The scope of our relationship with some of our largest customers has evolved into the AMP program. Through this program, we provide, maintain, manage and track substantially all, or a significant portion of, a customer's movable medical equipment within the customer's facility or organization. One or more of our employees are located on site at the customer's facility to coordinate the equipment management program and record equipment use. Contracts are typically three to five years in length and equipment rental rates are generally guaranteed for three years based on target equipment utilization levels. These rental rates reflect all of the costs related to the additional services provided as part of the AMP program and are adjusted to reflect actual equipment utilization levels. our AMP program enables health care providers to have access to all appropriate medical equipment available when it is needed, while controlling their costs through improved utilization and efficiency.

Attributes

  Full Service. We emphasize the full-service features of our equipment rental and outsourcing programs. Our equipment rental fee includes 24-hour-a-day, 365-day-a-year delivery of "patient ready" equipment, technical support, training in equipment use, quality assurance services, regular inspections and maintenance of all equipment rented from UHS. We maintain a total service history of any rented equipment, which includes inspection, repair and modification activities for the entire life of the unit. We also offer an optional software package that allows a particular customer to track location, utilization and availability of all equipment rented, owned or leased by that customer. Together, these services allow health care providers to eliminate many of the major overhead costs associated with the ownership or lease of medical equipment.

  Customer Responsiveness. Our operational structure is designed to enable us to respond quickly to a customer's needs. Through our district offices, we maintain both a local and system-wide inventory network which is designed to assure access to a broad range of medical equipment. Our district offices are typically located close enough to the customers they serve to allow equipment to be delivered and ready for use generally within two hours of a request.

  Management of Equipment Utilization. We seek to allocate our pool of rental equipment efficiently among our customers by continually monitoring customers' equipment utilization levels. We review customer utilization routinely and, depending on utilization level, may adjust the rental fee or redeploy the equipment. This system benefits customers by permitting them to obtain a lower per-use rental fee in the event of higher utilization efficiency while allowing us to attempt to maximize the utilization of the equipment in our inventory. See "Operations--Pricing."

  Diverse Equipment Selection. We generally purchase new equipment which we believe to be state-of-the-art from manufacturers with a reputation for quality, product support and innovation. We purchase from a number of different manufacturers to address our customers' diverse needs with a special emphasis on equipment which lowers patient care costs while improving quality of care and treatment outcomes. See "Operations--Equipment Inventory."

Operations

  Pricing. Our rental and AMP program pricing strategy is designed to generate a pay-back period that is substantially shorter than the useful life of a particular piece of equipment. We seek to set our rental rates to recoup the equipment's purchase price generally within 16 to 18 months. On a customer-specific basis, we then develop a rental rate for a given piece of equipment which takes into consideration the customer's needs with respect to equipment type, assumed equipment utilization, length of placement, frequency and extent of support service and volume of business. As a customer's utilization rate increases, we may adjust the rental fee, which benefits the customer by permitting them to obtain a lower rental fee while allowing us to attempt to maximize the utilization of our equipment inventory. The rental rate is designed not only to recoup costs but also to provide us a targeted financial return on our investment for the particular category of equipment. Service requirements and rental rates are generally reviewed on a quarterly basis and rates may be adjusted as the customer's service needs or utilization levels vary from expected levels. This evaluation process enables us to continuously monitor actual revenues as compared to targeted return objectives.

  Equipment Inventory. We purchase movable medical equipment in the areas of critical care, monitoring, respiratory therapy and newborn care. Equipment acquisitions may be made to expand our pool of existing equipment or to add new equipment technologies to our existing rental pool. We consider historical utilization levels, customer demand, life cycle phase of the equipment and vendor relationships before acquiring such equipment in order to avoid speculative purchases. In the case of new technologies, we have established a product evaluation committee to consider new technologies or new vendors, as they become available. This evaluation process for new products involves many of the review criteria set forth above as well as an overall evaluation of the potential market demand for the new product.

  In making equipment purchases, we consider a variety of factors including equipment mobility, anticipated utilization level, service intensiveness and anticipated obsolescence. Of additional consideration is the relative safety of and the risks associated with such equipment.

  We seek to maximize the useful life of our equipment by renting our older equipment inventory at lower rental rates or bundling such older equipment with newer equipment in rental programs with price incentives to the customer. Equipment, which is no longer required or desired, is either sold, primarily to non-hospital purchasers, utilized for spare parts or sold for scrap value.

  We own over 72,000 pieces of equipment available for use by our customers. The cost of each category of equipment in our rental pool relative to the entire pool as of December 31, 1998 was: critical care, 65%; monitoring, 19%; respiratory therapy, 14%; and newborn care, 2%. The following is a list of the principal types of medical equipment available to our customers by category:

Critical Care                   Monitoring                  Respitory Therapy
                                Adult Monitors              BiPAP
Adult/Pediatric Volumetric PumpsAnesthetic Agent Monitors   Nebulizers
Alternating Pressure/Flotation Devices
                                Apnea Monitors              Oximeters
Ambulatory Infusion Pumps       Blood Pressure Monitors     Oxygen
Anesthesia Machines             Defibrillators              Concentrators
Bazooka Specialty Beds          Electrocardiographs         Ventilators
Blood/Fluid Warmers             End Tidal CO(2) Monitors    Aerosol Tents

Cold Therapy Units              Fetal Monitors
Cold Therapy Units                                          Newborn Care
                                Monitoring Systems          Incubators
Continuous Passive Motion Devices (CPM)                     Infant Warmers
                                Neonatal Monitors
Controllers, Infusion           Oximeters                   Phototherapy
Electrosurgical Generators      PO(2)/CO(2) Monitors        Devices
Enteral Infusion Pumps          Recorders and Printers
Heat Therapy Units              Surgical Monitors
Hyper-Hypothermia Units         Telemetry Monitors
Foot Pumps                      Urine Output/temperature Monitors
IV Poles                        Vital Signs Monitors
Lymphodema Pumps
Patient Controlled Analgesia (PCA)
Minimal Invasive Surgery (MIS)
Sequential Compression Devices (SCD)
Suction Devices
Syringe Pumps

  In 1998, we acquired substantially all of our medical equipment from approximately 75 manufacturers. Our five largest suppliers of movable medical equipment, which supplied approximately 57% of our direct movable medical equipment purchases for 1998, are: Mallinckrodt (Nellcor Puritan Bennett, Inc.), Baxter Healthcare Corporation, The Kendall Company, Abbott Laboratories, Inc. and Siemens Medical Systems. Although the identity of the top ten suppliers remains relatively constant from year to year, the relative ranking of suppliers within this group may vary over time. We believe that alternative sources of medical equipment are available should they be needed.

  We seek to ensure availability of equipment at favorable prices. Although we do not generally enter into long-term fixed price contracts with our suppliers, we may receive price discounts related to purchase volumes. In order to receive strong vendor support throughout the geographic areas in which we do business, we seek to structure our equipment purchases to ensure credit to local representatives of those vendors. The purchase price for equipment generally ranges from $1,000 to $25,000, with some complete monitoring systems costing more than $1.0 million.

  Information Technology. We track the history of each piece of equipment in our inventory on an IBM AS/400 centralized computer system located at our corporate headquarters. This system provides immediate access to historical equipment information by the use of remote terminals located in the corporate headquarters and in each of our district offices and regional service centers. Data on length of placement, transfers, modifications, repairs, maintenance and inspections is kept for the life of the equipment and is used extensively for the establishment of preventive maintenance and safety testing programs and the improvement of equipment performance. We also track utilization for each piece of equipment which helps us to maximize utilization of all our proof of equipment.

  Information as to a customer's rental equipment is also provided to the customer through our Rental Equipment Documentation System ("REDS") and our Operator Error Identification System ("OEIS"). REDS and OEIS help the customer to meet its equipment documentation needs under applicable standards and regulations. In addition, REDS helps the customer track the utilization levels of each piece of equipment. Keeping utilization records helps us maximize the utilization of all equipment in our inventory. We also offer an optional software package that allows a particular customer to track location, utilization and availability of all equipment rented, owned or leased by that customer.

Sale of Disposable Products

  In order to serve our customers fully, we sell to hospitals disposable medical supplies used in conjunction with the medical equipment we rent. Examples of such disposable items include tubing and cassettes for infusion devices. In addition, we sell disposable medical supplies in the alternate care market both in connection with rental equipment and on a stand-alone basis. We believe that customers purchase disposables from us due to the convenience of obtaining equipment and related supplies from one source and, particularly in the alternate care market, the anticipated cost-savings resulting from acquiring disposables only on an as-needed basis. We currently acquire substantially all of our rental-related medical disposables from approximately 85 suppliers. Our five largest current suppliers of disposables, accounting for over 50% of our disposable purchases for 1998, are: The Kendall Company; Sims Deltec, Inc.; Alaris Medical Systems, Inc.; Gaymar Industries; and Ross Labs. We believe that alternative purchasing sources of most disposable medical supplies are available, if necessary.

Maintenance

  We provide all necessary repairs and maintenance of our equipment and maintain control over the functional testing and safety of all equipment through our technical staff. Prior to placing equipment with a customer, we apply testing standards designed to ensure the safety of all such equipment. We conduct regular inspections of the equipment either at one of our district offices or regional service centers, or on-site at the customer. To assist customers in meeting their equipment documentation needs for purposes of applicable standards or regulations, we maintain a complete record of all inspections, maintenance and repairs on our REDS computer program. See "Operations-- Information Technology" and "-- Regulation of Medical Equipment."

  Our equipment is generally initially covered by manufacturers' warranties, which typically warrant repairs for a period of three to twelve months from the date of purchase. Because we employ manufacturer-trained personnel for the technical support of our equipment, a significant portion of repair and maintenance of our equipment is conducted by our employees.

Marketing

  We market our rental and equipment management programs primarily through our direct sales force, which consisted of 94 promotional sales representatives as of December 31, 1998. In our marketing efforts, we primarily target key decision makers, such as materials managers, department heads and directors of purchasing, nursing and central supply, as well as administrators, chief executive officers and chief financial officers. We also promote our programs and services to hospital and alternate care provider groups and associations. We develop and provide our direct sales force with a variety of materials designed to support our promotional efforts. We also uses direct mail advertising, as well as targeted trade journal advertising, to supplement this activity.

  From time to time, we have developed specific marketing programs intended to address current market demands. The most significant of such programs include: the "New Realities" program, which demonstrates the economic justification for Pay-Per-Use rentals; the AMP program, which presents hospitals with a total management approach to equipment needs; REDS, which responds to the equipment documentation and tracking needs of health care providers as a result of standards set by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and the Safe Medical Devices Act of 1990 ("SMDA"); and OEIS, which responds to JCAHO requirements regarding equipment operator training. See "Regulation of Medical Equipment."

District Offices Network District Offices Network

  We currently operate through 53 district offices, serving customers in 47 states and the District of Columbia. District offices are typically staffed by a district manager, one or more promotional sales representatives, an administrative assistant and delivery and service personnel to support customers' needs and district operations. District offices are responsible for marketing, billing and collection efforts, equipment delivery, customer training, equipment inspection, maintenance and repair work. Complementing the district offices are eight regional service centers, which provide more sophisticated maintenance and repair on equipment. The following table shows each district office location and the year it opened:

Office              Year Opened
------              -----------
Minneapolis, MN        1941
Omaha, NE              1972
Bismarck, ND           1973
Fargo, ND              1974
Marquette, MI          1975
Madison, WI            1975
Duluth, MN             1978
Kansas City, MO        1978
Sioux Falls, SD        1978
Milwaukee, WI          1980
Dallas, TX             1981
San Antonio, TX        1982
Atlanta, GA            1983
St. Louis, MO          1983
Tampa, FL              1984
Cleveland, OH          1985
Iowa City, IA          1985
Chicago, IL            1986
Boston, MA             1986
Philadelphia, PA       1986
Ft. Lauderdale, FL     1987
Baltimore, MD          1988
San Francisco, CA      1989
Seattle, WA            1989
New Orleans, LA        1990
Charlotte, NC          1990
Detroit, MI            1990

                         Office                                    Year Opened
                         ------                                    -----------
                         Anaheim, CA                                  1990
                         Phoenix, AZ                                  1990
                         Pittsburgh, PA                               1990
                         Cincinnati, OH                               1992
                         Pasadena, CA                                 1992
                         Memphis, TN                                  1992
                         Houston, TX                                  1993
                         Wichita, KS                                  1993
                         Rochester, NY                                1993
                         New York, NY                                 1994
                         San Diego, CA                                1994
                         Richmond, VA                                 1994
                         Denver, CO                                   1995
                         Indianapolis, IN                             1995
                         Jacksonville, FL                             1995
                         Sacramento, CA                               1995
                         Portland, OR                                 1996
                         Knoxville, TN                                1996
                         Raleigh, NC                                  1996
                         Columbus, OH                                 1998
                         Louisville, KY                               1998
                         Columbia, SC                                 1998
                         Oklahoma City, OK                            1998
                         Little Rock, AR                              1999
                         Salt Lake City, UT                           1999
                         Nashville, TN                                1999

Regulation of Medical Equipment

  Our customers are subject to documentation and safety reporting standards with respect to the medical equipment they use, as established by the following organizations and laws: JCAHO; the Association for Advancement of Medical Instrumentation; and the SMDA. Some states and municipalities also have similar regulations. Our REDS and OEIS programs are specifically designed to help customers meet their documentation and reporting needs under such standards and laws. We also monitor changes in law and accommodates the needs of customers by providing specific product information and manufacturers' addresses and contacts to these customers upon their request. Manufacturers of our medical equipment are subject to regulation by agencies and organizations such as the Food and Drug Administration ("FDA"), Underwriters Laboratories, the National Fire Protection Association and the Canadian Standards Association. We believe that all medical equipment we rent conforms to these regulations.

  The SMDA expanded the FDA's authority to regulate medical devices. The SMDA requires manufacturers, distributors and end-users to report information which "reasonably suggests" the probability that a medical device caused or contributed to the death, serious injury or serious illness of a patient. We work with our customers to assist them in meeting their reporting obligations under the SMDA. Although we do not believe that we are subject to the SMDA or our reporting requirements, it is possible that we may be deemed to be a "distributor" of medical equipment under the SMDA and would then be subject to the reporting obligations and related liabilities thereunder.

  We are also required under the SMDA to provide information to the manufacturer regarding the permanent disposal of medical rental equipment and notification of any change in ownership of certain categories of devices. Our medical tracking systems have been reviewed by the FDA and found to be in substantial compliance with these regulations.

Third Party Reimbursement

  Our business may be significantly affected by, and the success of our growth strategies depends on, the availability and nature of reimbursements to hospitals and other health care providers for their medical equipment costs under federal programs such as Medicare, and by other third party payors. Under its prospective payment system adopted in 1983 and later modified in 1991, the Health Care Financing Administration ("HCFA"), which determines Medicare reimbursement levels, reimburses hospitals for medical treatment at fixed rates according to diagnostic related groups without regard to the individual hospital's actual cost. This rate includes any equipment needed to treat the patient. As a result of the prospective payment system, the manner in which hospitals incur equipment costs (whether through purchase, lease or rental) does not impact the level of Medicare reimbursement. Since the Medicare system, to an increasing extent, reimburses health care providers at fixed rates unrelated to actual equipment costs, hospitals have an incentive to manage their capital related costs more efficiently and effectively. We believe that hospitals will continue to feel pressure to increase cost-containment and cost-efficiency measures, such as converting existing fixed equipment costs to variable costs through rental and equipment management programs.

  In July 1998, the HCFA changed the way it reimburses nursing homes to a prospective payment system similar to the payment system for hospitals. Under this system, each patient is assessed based on their health status. This assessment determines the amount which Medicare will reimburse the facility, regardless of the actual cost to treat the patient. Each patient will be periodically reassessed to update their health status code and, therefore, the reimbursement allowed by Medicare. Under this more complicated system, nursing homes will be under even more pressure to control costs. We believe that one way nursing homes can address these cost containment measures is by converting existing fixed equipment costs to variable costs through rental and equipment management programs.

  Hospitals and alternate care providers are also facing increased cost containment pressures from public and private insurers and other managed care providers, such as health maintenance organizations, preferred provider organizations and managed fee-for-service plans, as these organizations attempt to reduce the cost and utilization of health care services. We believe that these payors have followed or will follow the federal government in limiting reimbursement for medical equipment costs through preferred provider contracts, discounted fee arrangements and capitated (fixed patient care reimbursement) managed care arrangements. In addition to promoting managed care plans, employers are increasingly self funding their benefit programs and shifting costs to employees through increased deductibles, copayments and employee contributions. We believe that these cost reduction efforts will place additional pressures on health care providers' operating margins and will encourage efficient equipment management practices, such as use of our Pay-Per-Use rental and AMP programs.

  There are widespread efforts to control health care costs in the United States and abroad. As an example, the Balanced Budget Act of 1997 significantly reduces the growth in federal spending on Medicare and Medicaid over the next five years by reducing annual payment updates to hospitals, changing payment systems for both skilled nursing facilities and home health care services from cost-based to prospective payment systems, eliminating annual payment updates for durable medical equipment, and allowing states greater flexibility in controlling Medicaid costs at the state level. Until HCFA issues regulations implementing this legislation, we cannot reliably predict the timing of or the exact effect which these initiatives could have on the pricing and profitability of, or demand for, our products. We also believe it is likely that the efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue in the future. There can be no assurance that current or future initiatives will not have a material adverse effect on our business, financial condition or results of operations.

Liability and Insurance

  Although we do not manufacture any medical equipment, our business entails the risk of claims related to the rental and sale of medical equipment. In addition, our servicing and repair activity with respect to our rental equipment and our instruction of hospital employees with respect to the equipment's use are additional sources of potential claims. We have not suffered a material loss due to a claim; however, any such claim, if made, could have a material adverse effect on our business, financial condition or results of operations. We maintain general liability coverage, including product liability insurance and excess liability coverage. Both policies are subject to annual renewal. We believe that our current insurance coverage is adequate. There is no assurance, however, that claims exceeding such coverage will not be made or that we will be able to continue to obtain liability insurance at acceptable levels of cost and coverage.

Competition

  We believe that the strongest competition to our rental and outsourcing programs is the purchase alternative for obtaining movable medical equipment. Currently, many hospitals and alternate care providers view rental primarily as a means of meeting short-term or peak supplemental needs, rather than as a long-term alternative to purchase. Although we believe that we can demonstrate the cost-effectiveness of renting medical equipment on a long-term per-use basis, we believe that many health care providers will continue to purchase a substantial portion of their movable medical equipment.

  We have one principal competitor in the medical equipment rental business:
Mediq/PRN, a subsidiary of MEDIQ, based in Pennsauken, New Jersey. Other competition consists of smaller regional companies and some medical equipment manufacturers and dealers who rent equipment to augment their medical equipment sales. We believe that we can effectively compete with any of these entities in the geographic regions in which both UHS and these entities operate.

Service Marks and Trade Names

  We use the "UHS" and "Universal Hospital Services" names as trade names and as service marks in connection with our rental of medical equipment. We have registered these and other marks as service marks with the United States Patent and Trademark Office.

Employees

  We had 462 employees as of December 31, 1998, including 419 full-time and 43 part-time employees. Of such employees, 94 are promotional sales representatives, 58 are technical support personnel, 70 are employed in the areas of corporate and marketing and 240 are company district office support personnel.

  None of our employees is covered by a collective bargaining agreement, and we have experienced no work stoppages to date. We believe that our relations with our employees are good.

                            MANAGEMENT AND DIRECTORS

Executive Officers and Directors Executive Officers and Directors

  Set forth below are the names, ages and positions of the persons who serve as our directors and executive officers.

             Name          Age                    Position
             ----          ---                    --------
      David E. Dovenberg   54  Director, President and Chief Executive Officer
      Jerry D. Horn        61  Director
      Samuel B. Humphries  56  Director
      Steven G. Segal      38  Director
      Edward D. Yun        32  Director
      Andrew R. Amicon     38  Vice President, Alternate Care--East
      Gerald L. Brandt     49  Vice President, Finance and Chief Financial
      Officer Robert H.
       Braun               47  Vice President, Customer Service and Sales--
      West Randy C. Engen  42  Vice President, Business Development
      Michael R. Johnson   40  Vice President, Administrative Services
      Gary L. Preston      56  Vice President, Customer Service and Sales--
      East Jeffrey L.
       Singer              37  Vice President, Alternate Care--West

                               ----------------

  David E. Dovenberg joined UHS in 1988 as Vice President, Finance and Chief Financial Officer. Prior to joining UHS, he had been with The Prudential Insurance Company of America since 1969. From 1979 to 1988, he was a regional Vice President in the area of corporate investments in private placements for Prudential Capital Corporation. Mr. Dovenberg is a member of the Healthcare Financial Management Association. He is also a member of several Boards of
Directors: Lund International Holdings, Inc., a publicly traded manufacturer of appearance accessories for light trucks, sport utility vehicles and vans; the Minnesota Chapter of the United Ostomy Association; and the Hennepin County Unit of the American Cancer Society.

  Jerry D. Horn is Chairman of the Board of General Nutrition Companies, Inc., a 3,000-store vitamin and nutritional supplement retail chain operating under the GNC name. He has served in this capacity since October 1991, and prior to that, was President and Chief Executive Officer since 1985. Mr. Horn is also Chairman of the Board of Central Tractor Farm & Country, Inc., a director of Chevys, Inc. and Pan Am International Flight Academy Holdings, Inc. and a Managing Director of Childs Associates.

  Samuel B. Humphries is the President and Chief Executive Officer of American Medical Systems. He has served in this capacity since September 1998 and prior to that was the President and Chief Executive Officer of Optical Sensors Incorporated from 1991 to 1998. He is a director of American Medical Systems, Optical Sensors Incorporated and the Health Industry Manufacturers Association.

  Steven G. Segal is Senior Managing Director of Childs Associates and has been at Childs Associates since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from August 1987, most recently holding the position of Managing Director. He is also a director of Central Tractor Farm & Country, Inc., Jillian's Entertainment Holdings, International DiverseFoods, Inc., National Nephrology Associates, Inc., Big V Supermarkets, Inc., and Fitz and Floyd, Inc. and is Chairman of the Board of Empire Kosher Poultry, Inc.

  Edward D. Yun is a Vice President of Childs Associates and has been at Childs Associates since September 1996. From August 1994 until September 1996 he was an Associate at DLJ Merchant Banking, Inc. He is also a director of Jillian's Entertainment Holdings, Inc., International DiverseFoods, Inc., Pan Am International Flight Academy Holdings, Inc. and National Nephrology Associates, Inc.

  Andrew R. Amicon joined UHS in 1998 as Vice President, Alternate Care East. Prior to joining UHS, Mr. Amicon was founder and CEO of Patient's Choice Healthcare, Inc. from 1990 to 1998.

  Gerald L. Brandt, C.P.A. joined UHS in 1978 as Manager of Accounting, and was promoted to Director of Finance and Accounting in 1994. Prior to joining UHS, Mr. Brandt was Vehicle Accounting Manager for National Car Rental from 1976 to 1978. From 1974 to 1976, he was an Auditor with Deloitte, Haskins and Sells. He is a member of the Minnesota State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

  Robert H. Braun joined UHS in 1975. He has held many positions within UHS, culminating in a promotion to Director of Rental and Sales, West, in 1996. Mr. Braun is responsible for three rental and sales divisions encompassing twenty-two district offices in the western half of the United States.

  Randy C. Engen joined UHS in 1979. Since then he has held multiple sales management roles including Account, District and Divisional Manager positions. Throughout his tenure with UHS, Mr. Engen has managed UHS's Madison, Wisconsin district office, UHS's second largest.

  Michael R. Johnson joined UHS in 1978. He has served as Director, Human Resources/ Administration since 1990. Prior to that, Mr. Johnson had been an Instructor in the Training and Development Department, followed by a promotion to Training Manager in 1984 and to Human Resources Manager in 1989.

  Gary L. Preston joined UHS in 1964. He has served as Divisional Manager, Central, since 1990, and has been responsible for seven midwestern district offices. Mr. Preston held many prior positions with UHS, including serving for thirteen years as District Manager for UHS's largest district office.

  Jeffrey L. Singer joined UHS in 1998 as Vice President, Alternate Care West. Prior to joining UHS, Mr. Singer was CEO of Home Care Instruments, Inc. from 1991 to 1998, and held various other positions at HCI from 1986 to 1991.

Limitation of Liability

  Our Restated Articles of Incorporation limit the liability of our directors, in their capacities as directors, to us or our shareholders to the full extent permitted by Minnesota law. Minnesota law provides that a director shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for

  .  any breach of the director's duty of loyalty to us or our shareholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws,

  . any transaction from which the director derived an improper personal benefit or

  . any act or omission occurring prior to the effective date of the provision in our Restated Articles of Incorporation limiting such liability.

  These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the two people who serviced as Chief Executive Officer in 1998 and our next five highest paid executive officers whose salary and bonus earned in 1998 exceeded $100,000.

                          Annual Compensation           LongTerm Compensation
                         ----------------------  ------------------------------------
                                                  Awards
                                                   Stock    Payouts
Name and Principal                                Options     LTIP       All Other
Position                 Year  Salary  Bonus(1)  Shares(2) Payouts(3) Compensation(4)
------------------       ---- -------- --------  --------- ---------  ---------------
David E. Dovenberg...... 1998 $205,516 $163,579   383,758  $ 32,955      $  36,039
Chief Executive Officer  1997  188,246  163,579       --     22,304          4,537
and President            1996  170,279    5,904    10,740    23,306          4,500

Thomas A Minner(5)...... 1998   74,815   16,447       --    103,623      1,169,531
Former Chairman,         1997  251,591   49,530       --     71,413          4,800
Chief Executive Officer
 and President           1996  268,248   14,177    21,480    72,548          4,500

Gerald L. Brandt........ 1998  125,612   86,612   191,909       --           3,544
Vice President of
Finance,
Chief Financial Officer
and Treasurer

Michael R. Johnson...... 1998  124,683   71,612   191,909       --           3,541
Vice President of
Administrative Services

Gary L Preston.......... 1998  110,445   61,612   191,909       --           3,600
Vice President of
Customer Services
and Sales-East

Randy C. Engen.......... 1998  109,259   61,612   191,909       --           3,720
Vice President of
Business
Development

--------
(1) The amounts shown in this column represent annual bonuses earned for the fiscal year indicated. Such bonuses are paid shortly after the end of such fiscal year. The amounts also reflect a non-recurring bonus payment made to Mr. Dovenberg, Mr. Brandt, and Mr. Johnson upon the completion of our recapitalization.
(2) The stock options shown in this column for 1996 were all granted under the 1992 Long Term Incentive and Stock Option Plan, and as amended in 1995, which was terminated upon our recapitalization. The stock options shown in this column for 1998 were all granted under the 1998 Stock Option Plan. For a discussion of the material terms of option grants under the 1998 Stock Option Plan, See "--Stock Option Plans" and footnotes 1, 2 and 3 to the table below entitled "Option Grants During the Year Ended December 31, 1998".
(3) For 1998, the amounts include regular payments under the Long Term Incentive Plan ("LTIP") and payments resulting from the early termination of the LTIP as of the date of our recapitalization. The amount of the payments made in connection with the early termination of the LTIP were $10,630 for Mr. Dovenberg and $32,144 for Mr. Minner.
(4) The amounts shown in this column represent contributions by UHS for the named executive officers to the UHS Employees' Thrift and Savings Plan for the fiscal year indicated. In addition for Mr. Dovenberg, $31,239 of the amount represents payments made upon termination of the Supplemental Executive Retirement Plan ("SERP") in connection with our recapitalization. In addition for Mr. Minner, $850,686 of the amount represents severance payment, $26,351 of the amount represents unused vacation reimbursement, and $290,933 of the amount represents payments made upon termination of SERP, each in connection with our recapitalization.
(5) In connection with our recapitalization, Mr. Minner resigned from his position with UHS.

Stock Options

  The following tables summarize option grants during the year ended December 31, 1998 to the Chief Executive Officer, and the executive officers named in the "Summary Compensation Table" above, and the values of the options held by such persons at December 31, 1998.

               Option Grants During Year Ended December 31, 1998

                                                                        Potential
                                                                    Realizable Value
                                                                     at Annual Rates
                                                                     of Stock Price
                                                                    Appreciation for
                                                                     Option Term(5)
                                                                    -----------------
                                       % of
                                       Total
                                      Options
                                      Granted
                                        to     Exercise
                                     Employees  or Base
                          Options    in Fiscal   Price   Expiration
          Name           Granted(1)  Year 1998 ($/Sh)(4)    Date       5%       10%
------------------------ ---------   --------- --------- ---------- -------- --------
David E. Dovenberg......  224,800(2)   10.87    $1.705    03/17/08  $241,045 $610,856
                          158,958(3)    7.69     1.550    03/17/08   154,950  392,674
Gerald L. Brandt........  112,430(2)    5.44     1.550    03/17/08   109,595  277,735
                           79,479(3)    3.84     1.550    03/17/08    77,475  196,337
Michael R. Johnson......  112,430(2)    5.44     1.550    03/17/08   109,595  277,735
                           79,479(3)    3.84     1.550    03/17/08    77,475  196,337
Robert H. Braun.........  112,430(2)    5.44     1.550    03/17/08   109,595  277,735
                           79,479(3)    3.84     1.550    03/17/08    77,475  196,337
Gary L. Preston.........  112,430(2)    5.44     1.550    03/17/08   109,595  277,735
                           79,479(3)    3.84     1.550    03/17/08    77,475  196,337
Randy C. Engen..........  112,430(2)    5.44     1.550    03/17/08   109,595  277,735
                           79,479(3)    3.84     1.550    03/17/08    77,475  196,337
Thomas A. Minner........      --         --        --          --        --       --

--------
(1) Each option represents the right to purchase one share of common stock. The stock option grants shown in this column were all made on March 17, 1998 under our 1998 Stock Option Plan.
(2) With such incentive stock options, up to 20% of the shares under such options vest on April 1 of each of the years 1999 through 2003. The amount of shares exercisable on each annual vesting date is based on UHS's achievement of certain EBITDA targets for the previous fiscal year, but in no event will more than 20% of the shares become exercisable in a single year.
(3) With such non-incentive stock options, the shares under such options vest on the earlier of (i) the date of a change of control in UHS, (ii) the date on which the original investors following our recapitalization achieve certain realized values in their original investment, or (iii) eight years following the date of grant of such options.
(4) The exercise price is equal to the fair market value on the date of grant with respect to each option as determined by UHS's Board of Directors, except for Mr. Dovenberg's options which have an exercise price of $1.705, which is 110% of the fair market value under the requirements of the Internal Revenue Code of 1986, as amended. The exercise price may be paid in cash, in shares of common stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of common stock.
(5) The compounding assumes a ten year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, or stock option exercises are dependent on the future performance of the underlying common stock. The amounts reflected in this table may not necessarily be achieved. If the price of the common stock at the date of grant ($1.55) were to appreciate at 5% and 10%, respectively, compounded annually for ten years (the term of the option), then the common stock would have a value on March 17, 2008 of approximately $2.52 and $4.02 per share, respectively (assuming no change in the number of outstanding shares of common stock).

                           Aggregated Option Exercised During Year Ended December 31, 1998
                                      and Value of Options at December 31, 1998
                         --------------------------------------------------------------------
                                             Number of Unexercised   Value of Unexercised In
                                                  Options at            the Money Options
                                               December 31, 1998        December 31, 1998(1)
                                           ------------------------- ------------------------
                          Shares
                         Acquired
                            on     Value
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexerisable
          ----           -------- -------- ----------- ------------- ----------- ------------
David E. Dovenberg......     --        --    494,400      224,800    $1,004,439    $243,908
                                                 --       158,958           --      197,108
Gerald L. Brandt........     --        --    176,300      191,909       366,903     237,967
Michael R. Johnson......     --        --     62,540      191,909       125,734     237,967
Robert H. Braun (2).....  10,887  $ 90,369       --       191,909           --      237,967
Gary L. Preston.........     --        --     58,870      191,909       118,369     237,967
Randy C. Engen..........     --        --     58,870      191,909       118,369     237,967
Thomas A. Minner (2)....  88,380   712,015       --           --            --          --

--------
(1) Based on the fair market value of Common Stock, as of December 31, 1998, of $2.79 as determined by our Board of Directors.
(2) In connection with our recapitalization, Mr. Minner and Mr. Braun each received payment for options held by them.

Long Term Incentive Plan

  The Long Term Incentive Plan was terminated on February 25, 1998 in connection with our recapitalization. During 1998, two payouts were completed for this plan. The first was the normal plan payout and the second resulted from the early termination of the plan. The normal plan payouts for Mr. Dovernberg and Mr. Minner were $22,325 and $71,479, respectively. The early termination payouts for Mr. Dovenberg and Mr. Minner were $10,630 and $32,144, respectively.

Retirement Plan

  The following table sets forth various estimated maximum annual pension benefits under our qualified noncontributory defined benefit pension plan on a straight life annuity basis, based upon social security benefits now available, assuming retirement at age 65 at various levels of compensation and specified remuneration and years of credited service. Amounts shown are subject to social security offset.

                     Compensation                   Years of Credited Services
                     ------------                 ------------------------------
                                                    5      10      20      30
                                                  ------ ------- ------- -------
      $100,000................................... $6,500 $13,000 $26,000 $32,000
       125,000...................................  8,500  17,000  34,000  42,000
       150,000................................... 10,500  21,000  42,000  52,000
       200,000................................... 11,000  22,000  45,000  56,000
       300,000................................... 11,000  22,000  45,000  56,000

  A participant's remuneration covered by the Pension Plans is his or her average salary (as reported in the "Summary Compensation Table" above) for the five consecutive plan years in which the employee received his or her highest average compensation, subject to a $160,000 cap in 1998. As of December 31, 1998, Messrs. Dovenberg, Brandt, Johnson, Braun, Preston, and Engen had 10.7, 20.7, 19.7, 23.4, 30.9 and 19.6 years of credited service, respectively, under the Pension Plans.

Compensation Committee Interlocks and Insider Participation

  Our Board of Directors has a Compensation Committee consisting of directors of UHS. The current members of the Compensation Committee are Steven G. Segal and Samuel B. Humphries. Mr. Segal has entered into the stockholders' agreement with UHS and is an affiliate of Childs, which has entered into the stockholders' agreement and the management agreement with UHS. For a description of such arrangements, see "Certain Relationships and Related Transactions."

  Prior to our recapitalization, the members of the Compensation Committee were Karen A. Bohn and Mr. Humphries.

  While serving on the Compensation Committeee, Ms. Bohn, was a Managing Director of Piper Jaffray, Inc. ("Piper Jaffray"), and Chief Administrative Officer of Piper Jaffray Companies, Inc., the parent of Piper Jaffray, until February 1998. Piper Jaffray has provided from time to time financial advisory services for UHS. In November 1996, we engaged Piper Jaffray to assist in analyzing our strategic alternatives to enhance shareholder value. In February 1997, Piper Jaffray, under an engagement letter dated January 3, 1997, provided us with a financial opinion as to the fairness, from a financial point of view, to the shareholders of the proposed MEDIQ merger (the "Piper Jaffray Opinion"). Ms. Bohn was not and is not directly involved in the provision of any such services.

  For acting as financial advisor, we paid Piper Jaffray (i) a fee of $125,000 due under the initial engagement letter dated November 7, 1996; (ii) $275,000 in cash upon Piper Jaffray rendering the Piper Jaffray Opinion; (iii) $25,000 in cash upon Piper Jaffray rendering an update to the Piper Jaffray Opinion at the time of mailing of a proxy statement relating to the merger to the our shareholders; and (iv) a success fee payable in cash equal to 1.8% of the consideration paid for the equity of UHS as part of our recpaitalization, including options, less the fees paid under (i), (ii) and (iii) above. We also reimbursed Piper Jaffray for its reasonable out-of-pocket expenses and indemnified it against certain liabilities relating to or arising out of services performed by Piper Jaffray as financial advisor to us.

Employment Agreements

  Under a letter agreement dated November 25, 1997, David E. Dovenberg, our Chief Financial Officer, agreed to serve as our President and Chief Executive Officer for a term of three years from the consummation of our recapitalization, subject to earlier termination under the terms of the agreement. Mr. Dovenberg's employment agreement then automatically renews for successive one-year terms unless written notice of termination is given by either party no less than 30 days prior to the renewal date. Mr. Dovenberg's employment agreement provides that during its initial three year term, he will be a member of our Board of Directors, will receive an annual base salary of $200,000, subject to annual adjustment based on changes in the consumer price index and Board of Directors review, and will receive a bonus of up to 100% of such annual base salary, based on achievement of certain EBITDA targets. It also provides for Mr. Dovenberg's participation in one or more stock option plans. Under his employment agreement, if Mr. Dovenberg's employment is terminated by us without cause or because of death or disability, or by Mr. Dovenberg because we have materially breached his employment agreement, reduced or reassigned a material portion of Mr. Dovenberg's duties, reduced Mr. Dovenberg's annual base salary (other than in certain specified circumstances), required Mr. Dovenberg to relocate outside the greater Minneapolis, Minnesota area, or if it is not renewed on expiration of its initial three year term or the first one-year renewal term, or because certain other specified events have occurred, we will continue to pay Mr. Dovenberg his base salary and provide his benefits for a period of 18 months from the date of termination. Payment or benefits under Mr. Dovenberg's employment agreement to Mr. Dovenberg within this 18-month period would be offset by the value of compensation from Mr. Dovenberg's subsequent employment during this 18-month period. In addition, Mr. Dovenberg's employment agreement contains certain confidentiality and noncompetition provisions.

  We have entered into employment agreements with each of Messrs. Amicon, Brandt, Braun, Engen, Johnson, Preston and Singer (each, an "Executive," and collectively, the "Executives"). The Executive's employment agreements each have a three year term at the end of which the agreements will automatically renew for successive one-year terms unless terminated by either party thereto no less than 30 days prior to the renewal date. Under the employment agreements, from and after the consummation of our recapitalization, the Executives each receive an annual base salary of $125,000, subject to annual adjustment based on changes in the consumer price index and Board of Directors review, and are eligible to receive a bonus of up to 100% of their respective annual base salaries based on achievement of certain EBITDA targets. The employment agreements also provide that the Executives are entitled to receive stock options under one or more stock option plans. Under each employment agreement, if an Executive's employment is terminated by us by reason of death or disability, we would continue to pay the Executive, or the Executive's legal representatives, as the case may be, salary and benefits for a six-month period from the date of termination. If the Executive's employment is terminated by us for other than cause or by the Executive for good reason (i.e., a breach by us of the employment agreement, certain reductions in salary or duties, required relocation or other specified events), then we would pay the Executive a prorated bonus for the fiscal year in which the termination occurred, and would continue to pay the Executive's base salary for a 12-month period from the date of termination. Payments or benefits under the employment agreement to the Executive within this 12-month period would be offset by the value of compensation from the Executive's subsequent employment during this 12-month period. If the Executive's employment is terminated for cause or the Executive resigns without good reason, then all rights to payments (other than payments for services previously rendered), and all other benefits otherwise due to the Executive under his employment agreement, would cease. In addition, the Executive's employment agreements contain certain confidentiality and noncompetition provisions. Finally, the employment agreements provide that the Executives will enter into the stockholders' agreement with our other equity investors governing certain aspects of the relationship among such equity investors and us.

Stock Option Plans

  On March 17, 1998, we adopted a stock option plan under which selected employees may generally be granted nonqualified and incentive stock options. Our Board of Directors has authorized 5,000,000 shares of our common stock available to be issued pursuant to options granted under the stock option plan. As of March 31, 1998, options to purchase an aggregate of 3,079,911 shares of common stock have been granted under the stock option plan. Currently, we have outstanding incentive stock options to certain members of management to purchase an aggregate of 1,508,338 shares of our common stock. The incentive stock options may vest in whole or in part within five years after the closing of our recapitalization based on the achievement of certain EBITDA targets and any unvested portion of such options will vest eight years following the date of grant, provided that the optionee has been continuously employed by us through such date. In addition, rollover options to purchase an aggregate of 1,015,220 shares of our common stock were rolled over and are outstanding under the stock option plan. The rollover options are fully vested. Finally, management investors were granted management nonqualified stock options to purchase an aggregate of 556,353 shares of our common stock. The management options will vest if within five years after the closing of our recapitalization, the original common stock investors to our recapitalization achieve a certain prescribed realized value on their original investment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

  Each executive officer and director who owns shares of our common stock (the "Management Holders") and Childs (with which Mr. Segal, Mr. Horn and Mr. Yun are affiliated) (together, the "Stockholders") are parties to a stockholders' agreement with UHS governing certain aspects of the relationship among the Stockholders and UHS. The stockholders' agreement, among other things: (i) restricts the ability of the Stockholders to transfer their shares of common stock, subject to certain exceptions; (ii) gives UHS, Childs and certain Designated Employees (as defined in the stockholders' agreement) certain rights of first refusal with respect to shares of common stock held by certain Management Holders in the event of the termination of the employment of any such Management Holder for any reason; (iii) gives each Management Holder certain rights, subject to certain limitations imposed by our credit agreement, to require UHS to purchase shares of such common stock held by him, in the event of the termination of his employment with UHS, other than any such termination by UHS other than for Cause or resignation by him without Good Reason (as such terms are defined in the Stockholders' Agreement); and (iv) provides the parties thereto with certain "tag-along," "drag-along," and "piggyback" registration rights.

Management Agreement

  We are a party to management agreement with J. W. Childs Associates, L.P. (with which Mr. Segal, Mr. Horn and Mr. Yun are affiliates) ("Childs Associates") under which: (i) we pay Childs Associates a $1.2 million advisory and financing fee in consideration of Childs Associates' services regarding the planning, structuring and negotiation of the Recapitalization and (ii) we are obligated to pay Childs Associates an annual management fee of $240,000 in consideration of Childs Associates' ongoing provision of certain consulting and management advisory services. Payments under this management agreement may be made only to the extent permitted by our revolving credit facility and the Indenture. The management agreement is for a five-year term, automatically renewable for successive extension terms of one year, unless Childs Associates gives notice of termination.

Issuances of Preferred Stock

  On August 17, 1998, we issued 6,000 shares of its Series A Preferred Stock to an affiliate of Childs. The Series A Preferred Stock was redeemed in full, plus accrued dividends, with the proceeds of our issuance of the Series B Preferred and a warrant to purchase 350,000 shares of Common Stock.

  On December 18, 1998, we issued 6,246 shares of its Series B Preferred Stock and a warrant to purchase 350,000 shares of our common stock to ReliaStar Financial Corp. ("ReliaStar"), for an aggregate purchase price of $6,246,000 under a Preferred Stock and Warrant Purchase Agreement dated as of December 18, 1998 (the "Purchase Agreement"). All shares of the Series B Preferred Stock are subject to mandatory redemption by us on the earlier to occur of (i) the first date after a change in control on which all of the Notes are repaid, retired or redeemed and we are permitted to redeem the Series B Preferred Stock in conformance with the terms of other agreements or instruments with respect to our capital stock or indebtedness or (ii) August 17, 2008. We may redeem the Series B Preferred Stock at any time in an amount equal to any accrued and unpaid dividends on such Series B Preferred Stock plus a per share redemption price set forth in the Certificate of Designation of Series B 13% Cumulative Accruing Pay-In-Kind Preferred Stock of UHS.

  The warrant may be exercised at any time, in whole or in part, from December 18, 1998 until August 17, 2008 at an exercise price of $.01 per share. The number of shares issuable under the warrant is subject to certain antidilution adjustments in the event that (i) we declare a dividend or other distribution on any class of capital stock payable in our common stock, (ii) we issue options, rights or warrants to all holders of our common stock, (iii) a stock split or reclassification of our common stock, (iv) a consolidation of UHS or sale of all or substantially all of the assets of UHS or (v) we repurchase any of our common stock from Childs.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 1999 by each beneficial owner of more than five percent of the Common Stock, each person who will be serving is a director, each named executive officer and all persons serving as directors and executive officers as a group. Except as otherwise indicated, the beneficial owners of the voting stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares. The business address for each of our executive officers is in care of UHS.

                                                        Post-Recapitalization
                                                       -----------------------
                                                          Shares
                                                       Beneficially Percentage
                    Beneficial Owner                     Owned(1)     Owned
                    ----------------                   ------------ ----------
  David E. Dovenberg(2)...............................   2,231,809     13.5%
  Robert H. Braun(3)..................................      59,453      0.4%
  Gary L. Preston(4)..................................     117,513      0.7%
  Randy C. Engen(4)...................................      94,363      0.6%
  Gerald L. Brandt(5).................................     257,173      1.6%
  Michael R. Johnson(6)...............................     116,033      0.7%
  Jeffrey L. Singer...................................     256,272      1.6%
  Andrew R. Amicon....................................      71,684      0.4%
  Samuel B. Humphries.................................      16,129      0.1%
  J.W. Childs Equity Partners, L.P....................  12,466,931     77.8%
  Steven G. Segal(7)..................................  12,622,131     78.7%
   J.W. Childs Equity Partners, L.P.
   One Federal Street
   Boston, Massachusetts
  Jerry D. Horn(7)....................................  12,500,905     78.0%
   J.W. Childs Equity Partners, L.P.
   One Federal Street
   Boston, Massachusetts
  Edward D. Yun(7)....................................  12,481,149     77.9%
   J.W. Childs Equity Partners, L.P.
   One Federal Street
   Boston, Massachusetts
  All Officers & Directors as a group (twelve
   persons)(8)........................................  15,890,751     93.6%

--------
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(2) Includes 523,939 shares of our common stock subject to options exercisable within 60 days after March 31, 1999, 626,530 shares of our common stock owned by Mr. Dovenberg's wife and 34,780 shares of our common stock owned by Mr. Dovenberg's children.
(3) Includes 14,773 shares of our common stock subject to option exercisable within 60 days after March 31, 1999.
(4) Includes 73,643 shares of our common stock subject to options exercisable within 60 days after March 31, 1999.
(5) Includes 191,073 shares of our common stock subject to options exercisable within 60 days after March 31, 1999.
(6) Includes 77,313 shares of our common stock subject to options exercisable within 60 days after March 31, 1999.
(7) Includes 12,466,931 shares of our common stock held by Childs Associates which the shareholder may be deemed to beneficially own by virtue of his position with Childs Associates.
(8) Includes 954,385 shares of our common stock exercisable within 60 days after March 31, 1999.

                  DESCRIPTION OF THE REVOLVING CREDIT FACILITY

Credit Agreement

  We have a credit agreement, dated as of February 25, 1998, with three lenders and Bankers Trust Company, as agent for the lenders. Under our credit agreement, the lenders have provided to us a $50.0 million senior secured revolving credit facility, of which up to $5.0 million is available as a letter of credit sub-facility. Amounts available to us under our revolving credit facility are subject to satisfaction of certain requirements, including a borrowing base test which limits the amount of loans outstanding to percentages of eligible receivables and eligible equipment of UHS and its subsidiaries. As of December 31, 1998, the outstanding debt under our revolving credit facility was $48.6 million.

  Borrowings under our revolving credit facility have been used to provide working capital, to finance certain equipment purchases, for acquisitions and for other general corporate purposes. Borrowings under our revolving credit facility were also used to consummate our recapitalization, to make certain severance and pension related payments in connection with our recapitalization, and to pay certain fees and expenses related to our recapitalization.

  We have secured our obligations under our revolving credit facility with:

  . an exclusive first priority perfected security interest in substantially all of our assets, including accounts receivable, inventory, rental equipment and intangibles, and

  . by an exclusive first priority perfected pledge of all capital stock and notes owned by us and our subsidiaries. We do not have any subsidiaries at this time. The New Notes are effectively subordinated to the obligations under our revolving credit facility to the extent of the value of the assets securing our revolving credit facility.

  Interest on loans outstanding under our credit agreement is payable at an annual rate equal to, at our option:

  . a base rate which is the higher of the base rate of Bankers Trust or the federal funds rate plus 0.5%, plus, in either case, an applicable margin (depending upon our cash flow leverage ratio), or

  . eurodollar rate plus an applicable margin (depending upon our cash flow leverage ratio)

  We also pay a commitment fee of 0.50% per year on the unutilized amount of our revolving credit facility. A letter of credit fee equal to the applicable eurodollar rate margin is payable on the stated amount of outstanding letters of credit and a fronting fee of 0.25% based on the stated amount of each letter of credit is payable to the issuer of each letter of credit. Certain other fees are payable as have been separately agreed to by UHS.

  We also pay interest in any overdue installments of principal and interest at a rate equal to the higher of (i) 2% in excess of base rate of Bankers Trust plus the applicable margin or (ii) 2% in excess of the rate then borne by such borrowings.

  Interest on borrowings bearing interest at the base rate of Bankers Trust will be payable quarterly. Interest on borrowings bearing interest at the eurodollar rate will be payable at the end of the interest period pertaining to the borrowings, unless the interest period is longer than three months, in which case the interest will be payable quarterly.

  Our credit agreement contains certain representations and warranties, certain negative and affirmative covenants, certain conditions and events of default which are customarily required for similar financings. The material restrictive covenants include restrictions and limitations on dividends, capital expenditures, liens, leases, incurrence of debt, transactions with affiliates, investments and certain payments, and on mergers, acquisitions, consolidations and asset sales. Furthermore, we are required to maintain compliance with certain financial covenants such as a maximum leverage ratio, a maximum fixed charge test and an interest coverage test. We are also prohibited from prepaying the Notes.

  On February 25, 2003, our revolving credit facility will terminate and outstanding revolving credit loans will be payable. In addition, the outstanding revolving credit loans may become due upon an event of default. Events of default under our credit agreement include, among other things:

  .  failure to pay principal, interest, fees or other amounts when due;

  .  violation of covenants;

  . failure of any representation or warranty to be true in all material respects when made

  . cross payment default or non-payment default permitting acceleration with respect to or acceleration of certain indebtedness

  .  change of ownership or control;

  .  certain events of bankruptcy and judgment defaults; and

  .  certain ERISA events.

  Under the terms of the related security agreement, upon an event of default, Bankers Trust can:

  . take immediate possession of the collateral securing the revolving credit loans;

  . sell, assign or otherwise liquidate part or all of the collateral securing the revolving credit loans;

  . withdraw all moneys, securities and other instruments in certain accounts related to the collateral securing the revolving credit loans; and

  . license or sublicense any service marks, patents or copyrights included in the collateral securing the revolving credit loans.

  In addition, under the terms of the related pledge agreement, upon an event of default, Bankers Trust can:

  . receive all dividends and distributions otherwise payable to UHS with respect to the pledged collateral,

  . transfer all or any part of the pledged collateral into its name or the name of its nominee;

  . accelerate any note included in the pledged collateral which may be accelerated in accordance with its terms;

  . vote all or any part of the securities in the pledged collateral, and give all consents waivers or ratifications with respect to such securities; and

  . sell, assign and deliver, or grant options to purchase all or any part of the pledged collateral.

                              DESCRIPTION OF NOTES

  You can find the definitions of certain capitalized terms used in this description below under the heading "Certain Definitions."

  We issued the Old Notes and will issue the New Notes, under the Indenture, which was entered into by UHS and U.S. Bank Trust National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

  The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, because it, and not this description, defines your rights as holders of the Notes. We have filed a copy of the Indenture as an exhibit to the registration statement filed with the Securities and Exchange Commission which includes this prospectus.

Brief Description of the Notes

  The Notes are:

  .  general obligations of UHS;

  .  unsecured; and

  . on equal rank in right of payment with all other senior unsecured obligations of UHS.

  As of December 31, 1998, on a pro forma basis giving effect to the sale of the Old Notes, we would have senior debt of approximately $155.4 million.

  The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. we will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of this Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. The registered Holder of a Note will be treated as the owner of it for all purposes.

Paying Agent and Registrar for the Notes

  The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and we or any of our subsidiaries may act as Paying Agent or Registrar.

Principal, Maturity and Interest

  On January 26, 1999, we issued the Old Notes with an aggregate principal amount of $35.0 million. UHS previously issued the Outstanding Notes with an aggregate principal amount of $100.0 million on February 25, 1998. The Notes are limited to $180.0 million aggregate principal amount. The New Notes and the Outstanding Notes are considered collectively as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, as described below. However, since the Old Notes were issued with original issue discount, even after the New Notes are registered under the Securities Act, the New Notes will not trade interchangeably with the Outstanding Notes in the secondary market. All of the Notes mature on March 1, 2008.

  Interest on the Notes will accrue at an annual rate of 10 1/4% and will be payable semiannually in cash on each March 1 and September 1 commencing on March 1, 1999. We will make payment to the persons who are registered Holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

  Optional Redemption. We may redeem the Notes, at our option, in whole at any time or in part from time to time, on and after March 1, 2003, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on March 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

            Year                               Percentage
            ----                               ----------
            2003..............................  105.125%
            2004..............................  103.844%
            2005..............................  102.563%
            2006..............................  101.281%
            2007 and thereafter...............  100.000%

  Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to March 1, 2001, we may, at our option, use the net cash proceeds of one or more Equity Offerings of our capital stock to redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 110 1/4% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption, we must make such redemption not more than 120 days after the consummation of the applicable equity offering.

  As used in the preceding paragraph, "Equity Offering" means a public or private offering of Qualified Capital Stock of the Company.

  Optional Redemption upon a Change of Control. In addition to the rights set forth above and the obligations set forth below, we may redeem the Notes, at our option, in whole or in part, at any time prior to March 1, 2003 and within 180 days after a Change of Control, on not less than 30 nor more than 60 days' notice to each holder to be redeemed, in principal amounts of $1,000 or integral multiples of $1,000, at a redemption price equal to the sum of (i) the principal amount plus (ii) accrued and unpaid interest, if any, to the redemption date plus (iii) the Applicable Premium.

Selection and Notice of Redemption

  In the event that we redeem less than all of the Notes at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that:

  .  no Notes of a principal amount of $1,000 or less are redeemed in part;
     and

  . if a partial redemption is made with the proceeds of an Equity Offering (as described above) , selection of the Notes or portions thereof for redemption are made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

  Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the same holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

  Upon the occurrence of a Change of Control, each holder has the right to require that we purchase all or a portion of such holder's Notes under the terms of a change of control offer described below. In the event that holders require redemption, the purchase price will be equal to 101% of the principal amount plus accrued interest to the date of purchase.

  Not later than the 30th day following a Change of Control, we must send, by first class mail, a notice to each holder, with a copy to the Trustee. The notice will state the terms of the Change of Control offer including, among other things, the purchase date. The purchase date must be no earlier than 30 days nor later than 45 days from the date that the notice is mailed, other than as may be required by law. Holders electing to have a Note purchased under a change of control offer will be required complete the form entitled "Option of Holder to Elect Purchase" and to surrender the Note to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the purchase date.

  If we make a change of control offer, there can be no assurance that we will have available funds sufficient to pay the applicable purchase price for all the Notes that might be delivered by holders seeking to accept the change of control offer. In the event we are required to purchase the Notes under a Change of Control Offer and we do not have enough available funds to meet our purchase obligations, we expects that we would seek third party financing to meet our purchase obligations. However, there can be no assurance that we would be able to obtain financing at that time.

  Neither the Board of Directors of UHS nor the Trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the Indenture on our ability, and the ability of our Restricted Subsidiaries, to incur additional Indebtedness, to grant liens on our property, to make Restricted Payments and to make Asset Sales may also make it more difficult or discourage a takeover of UHS, whether favored or opposed by us. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of UHS by the management of UHS. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes under a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control" provisions of the Indenture by virtue of noncompliance.

Certain Covenants

  We are restricted by covenants contained in the Indenture, including, the following:

  Limitation on Incurrence of Additional Indebtedness. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, we may incur Indebtedness (including, without limitation, Acquired Indebtedness) and our Subsidiaries may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of UHS is greater than (w) 2.0 to 1.0, if the date of such incurrence is prior to March 1, 1999, or (x) 2.25 to 1.0, if the date of such incurrence is on or after March 1, 1999 and prior to March 1, 2001, or
(y) 2.5 to 1.0, if the date of such incurrence is on or after March 1, 2001.

  For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is otherwise entitled to be incurred under this covenant, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such items of Indebtedness will be treated as having been incurred under only one of such clauses or under the first paragraph of this section. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  We will not nor will any Guarantor incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of UHS or such Guarantor, as the case may be, unless such Indebtedness is also by its terms made expressly subordinate in right of payment to the Notes or the Guarantee (as defined below) under subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of UHS or such Guarantor, as the case may be.

  Limitation on Restricted Payments. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, do any of the following, which are referred to herein as "Restricted Payments":

  . declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of UHS) on or in respect of shares of our capital stock to holders of such capital stock;

  . purchase, redeem or otherwise acquire or retire for value (except from UHS or a Restricted Subsidiary) any shares of our Capital Stock of UHS or any warrants, rights or options to purchase or acquire shares of any class of our Capital Stock;

  . make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of UHS not held by a Restricted Subsidiary that is subordinate or junior in right of payment to the Notes (except the prepayment, purchase, repurchase, or other acquisition or retirement of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity in each case within one year of the date of prepayment, purchase, repurchase or other acquisition or retirement); or

  .  make any Investment (other than Permitted Investments).

if, at the time of and after giving effect to such Restricted Payment:

  .  a Default or an Event of Default shall have occurred and be continuing;

  . We are not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant described above; or

  . the proposed Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UHS and its subsidiaries after February 25, 1998 exceed the sum of:

    (i) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of UHS earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

    (ii) 100% of the aggregate net cash proceeds received by UHS from any Person (other than a Subsidiary of UHS) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of UHS; plus

    (iii) without duplication of any amounts included in clause (i) above, 100% of the aggregate net cash proceeds of any equity contribution received by UHS from a holder of UHS's Capital Stock (excluding, in the case of clauses (i) and (ii), any net cash proceeds from Equity Offerings to the extent used to redeem the Notes in accordance with the provisions under the caption entitled "Redemption--Optional Redemption upon Equity Offerings"); plus

    (aa) 100% of the aggregate net cash proceeds received after the Issue Date by UHS from any Person (other than a Subsidiary of UHS) for debt securities that have been converted or exchanged into or for Qualified Capital Stock of UHS (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by UHS (other than from a Subsidiary of UHS) in connection with such conversion or exchange, plus

    (bb) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, and

    (cc) so long as the designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of UHS's interest in such Subsidiary calculated in accordance with GAAP, provided that such amount shall not in any case exceed the designation amount with respect to such Restricted Subsidiary upon its designation.

  The limitation on Restricted Payments does not prohibit:

  . the payment of any dividend or the consummation of any purchase or redemption within 60 days after the date of declaration of such dividend or the giving of any irrevocable notice in respect of any such purchase or redemption if the dividend or purchase or redemption would have been permitted on the date of declaration or the giving of each irrevocable notice;

  . if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of UHS, either (i) solely in exchange for shares of Qualified Capital Stock of UHS or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of UHS) of shares of Qualified Capital Stock of UHS;

  . if no Default or Event of Default shall have occurred and be continuing, the purchase, defeasance, redemption, prepayment or other acquisition or retirement for value of any Indebtedness of UHS that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of UHS, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of UHS) of shares of Qualified Capital Stock of UHS or Refinancing Indebtedness;

  . so long as no Default or Event of Default shall have occurred and be continuing, repurchases by us of our common stock of UHS or stock appreciation rights or similar interests in UHS from directors, officers or employees of UHS or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $750,000 in any calendar year;

  . Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made under the provisions of the covenant described under "-- Limitation on Asset Sales" below; and

  . payments made in connection with the application of the net proceeds of our recapitalization.

  In determining the aggregate amount of Restricted Payments made subsequent to February 25, 1998 in accordance with clauses (i), (ii) and (iii) of the immediately preceding paragraph, amounts expended under the first, second and fourth bullets immediately above shall be included in such calculation.

  Not later than the date of making any Restricted Payment, we are required to deliver to the Trustee a certificate of an officer of UHS stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon UHS's latest available internal quarterly financial statements.

  Limitation on Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

  . We or the applicable Restricted Subsidiary, as the case may be, receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the our Board of Directors),

  . at least 75% of the consideration received by UHS or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition, and

  . upon the consummation of an Asset Sale, we shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Indebtedness ranking at least pari passu with the Notes (including amounts under our Revolving Credit Facility) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of UHS and our Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

  On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of UHS or of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (A), (B) and (C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) and (C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by UHS or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by UHS or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. We may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required under this paragraph). Upon completion of a Net Proceeds Offer the Net Proceeds Offer Amount shall be reset to zero.

  In the event of the transfer of substantially all (but not all) of the property and assets of UHS and our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of UHS and our Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of UHS or our Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

  Notwithstanding the two preceding paragraphs, we and our Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

  . at least 75% of the consideration for such Asset Sale constitutes Replacement Assets, and

  . the Asset Sale is for fair market value; provided, that any consideration not constituting Replacement Assets received by us and our Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

  Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes under a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue of the compliance.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of UHS to

  . pay dividends or make any other distributions on or in respect of our capital stock;

  . make loans or advances or to pay any Indebtedness or other obligation owed to UHS or any other Restricted Subsidiary of UHS; or

  . transfer any of its property or assets to UHS or any other Restricted Subsidiary of UHS, except for such encumbrances or restrictions existing under or by reason of:

    (1) applicable law;

    (2) the Indenture;

    (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of UHS;

    (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries);

    (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

    (6) an agreement entered into for the sale or disposition of all or substantially all of the capital stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the capital stock or assets to be sold);

    (7)  our credit agreement;

    (8) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred under an agreement referred to in clause (2), (4), (5) or (7) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to UHS in any material respect as determined by the Board of Directors of UHS in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5);

    (9) any security or pledge agreements, leases or options (or similar agreements) containing customary restrictions on transfers of the assets encumbered thereby or leased or subject to option or on the transfer or subletting of the leasehold interest represented thereby; or

    (10) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of contracts, instruments or obligations referred to in clauses (1) through (9), provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in our good faith judgment, no more restrictive with respect to such encumbrances or restrictions than those contained in such contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Limitation on Preferred Stock of Restricted Subsidiaries. We will not permit any of our Restricted Subsidiaries to issue any preferred stock (other than to UHS or to a wholly owned Restricted Subsidiary) or permit any Person (other than or to a wholly owned Restricted Subsidiary) to own any preferred stock of any Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit the ownership of preferred stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary of UHS, (B) such Person merges with or into a Restricted Subsidiary of UHS or (C) a Restricted Subsidiary of UHS merges with or into such person; provided that such Preferred Stock was not issued by such person in anticipation of a transaction contemplated by subclause (A), (B) or (C) above.

  Limitation on Liens. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any of our property or assets or any of our Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds from such property or assets, or assign or otherwise convey any right to receive income or profits from such property or assets unless:

  . in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and

  . in all other cases, the Notes are equally and ratably secured, except for

    (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

    (ii) Liens securing obligations under our credit agreement;

    (iii)  Liens securing the Notes;

    (iv) Liens of UHS or a Restricted Subsidiary of UHS on assets of any Subsidiary of UHS;

    (v) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and
        (B) do not extend to or cover any property or assets of UHS or any of our Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

    (vi)  Permitted Liens.

  Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of UHS to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets (determined on a consolidated basis for UHS and UHS's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless all of the following are true:

  . either (1) UHS shall be the surviving or continuing corporation or (2) the surviving entity (if other than UHS) formed by such consolidation or into which UHS is merged or the surviving entity which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of UHS and of our Restricted Subsidiaries substantially as an entirety:

    (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

    (y) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of UHS to be performed or observed;

  . immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), UHS or the surviving entity shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "--Limitation on Incurrence of Additional Indebtedness" covenant;

  . immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  . UHS or the surviving entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted

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Subsidiaries of UHS the capital stock of which constitutes all or substantially all of the properties and assets of UHS, shall be deemed to be the transfer of all or substantially all of the properties and assets of UHS.

  Notwithstanding the foregoing restrictions, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to UHS or another Restricted Subsidiary of UHS and (ii) UHS may merge with an affiliate of UHS incorporated solely for the purpose of reincorporating UHS in another jurisdiction.

  The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of UHS in accordance with the foregoing covenant, in which UHS is not the surviving corporation, the successor entity formed by such consolidation or into which UHS is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, UHS under the Indenture and the Notes with the same effect as if such surviving entity had been named as UHS.

Limitations on Transactions with Affiliates.

  We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than
(x) Affiliate Transactions permitted under the next paragraph below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from an entity that is not an Affiliate of UHS or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of UHS or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a board resolution stating that the applicable Board of Directors has determined that such transaction complies with the foregoing provisions. If UHS or any Restricted Subsidiary of UHS enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, UHS or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to UHS or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the Trustee.

  The restrictions set forth in the preceding paragraph do not apply to any of the following:

  . reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of UHS or any of our Restricted Subsidiaries as determined in good faith by our Board of Directors or senior management;

  . transactions exclusively between or among UHS and any of our Restricted Subsidiaries or exclusively between or among such Restricted
     Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

  .  Restricted Payments permitted by the Indenture;

  . payments made under the Management Agreement, See "Certain Relationships and Related Transactions.";

  . loans and advances (or guarantees of third party loans) to officers or employees of UHS or any of our Restricted Subsidiaries in the ordinary course of business not to exceed $750,000 at any time outstanding;

  . any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement, indemnification agreement, benefit plan or similar plan (including arrangements made

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

     with respect to bonuses) for the benefit of directors, officers or employees of UHS or any of our Restricted Subsidiaries entered into in the ordinary course of business; or

  . the transactions and payments contemplated by any agreement as in effect as of the Issue Date .

  Limitation of Guarantees by Restricted Subsidiaries. We will not permit any of our Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of UHS or any other Restricted Subsidiary (other than Indebtedness incurred under the Credit Agreement), unless such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary (the "Guarantee").

  Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any holder, upon: (i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered under the preceding paragraph; or (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of UHS of all of our capital stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such capital stock or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

  Conduct of Business. We and our Restricted Subsidiaries will not engage in any businesses which are not the same, similar, reasonably related, ancillary or complementary to the businesses in which we and our Restricted Subsidiaries are engaged on the Issue Date.

  Reports to Holders. Whether or not we are required to file annual and quarterly reports with the Securities and Exchange Commission pursuant to the Exchange Act, we will file with the Securities and Exchange Commission, and deliver to the Trustee and holders after the filing, copies of the quarterly and annual reports and information, documents and reports, required to be file with the Securities and Exchange Commission pursuant to the Exchange Act. We will also comply with the other provisions of Trust Indenture Act.

Events of Default

  Each of the following events are "Events of Default":

  . the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

  . the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  . a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after UHS receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  . the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of UHS or any Restricted Subsidiary of UHS and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by UHS or such Restricted Subsidiary of notice of any such acceleration) if the

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

     aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

  . one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against UHS or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

  . certain events of bankruptcy affecting UHS or any of its Significant Subsidiaries.

  If an Event of Default (other than an event of bankruptcy with respect to UHS) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to UHS and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default because of an event of bankruptcy with respect to UHS occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  .  if the rescission would not conflict with any judgment or decree,

  . if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  . to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  . if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and

  . in the event of the cure or waiver of an Event of Default because of an event of bankruptcy, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default, and its consequences, except a default in the payment of the principal of or interest on any Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, we are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has

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

occurred and, if applicable, describe such Default or Event of Default and the status of the Default or Event of Default.

Legal Defeasance and Covenant Defeasance

  We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding Notes ("Legal Defeasance"), except for:

  . the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due,

  . Our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,

  . the rights, powers, trust, duties and immunities of the Trustee and the UHS's obligations in connection therewith and

  .  the Legal Defeasance provisions of the Indenture.

  In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes and Outstanding Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

  . We must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  . in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

    (i) We have received from, or there has been published by, the Internal Revenue Service a ruling or

    (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  . in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  . no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);


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

  . such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of its Subsidiaries is bound;

  . we must deliver to the Trustee an officers' certificate stating that the deposit was not made by UHS with the intent of preferring the holders over any other creditors of UHS or with the intent of defeating, hindering, delaying or defrauding any other creditors of UHS or others;

  . we shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  . we shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  . certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required above need not be delivered if all the Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangement satisfactory to the Trustee for giving of notice of redemption by such Trustee in the name, and at our expense.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all outstanding Notes when:

  . either (a) all the Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from UHS directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  .  we have paid all other sums payable under the Indenture by UHS; and

  . we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

  From time to time, we and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including evidencing the succession of another entity to UHS or any Guarantor and the assumption by any such successor of the covenants of UHS or any Guarantor in the Indenture and in the Notes, qualifying or maintaining the qualification of the Indenture under the Trust Indenture Act, curing ambiguities, defects or inconsistencies, or making any other change that does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), except that, without the consent of each holder affected thereby, no amendment may:

  .  reduce the amount of Notes whose holders must consent to an amendment;


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

  . reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  . reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

  .  make any Notes payable in money other than that stated in the Notes;

  . make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  . amend, change or modify in any material respect our obligation to make and consummate a change of control offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred or the subject Asset Sale has been consummated; or

  . modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the holders.

Governing Law

  The Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

  Except during the continuance of an Event of Default, the Trustee performs only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of UHS, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of UHS or at the time it merges or consolidates with UHS or any of our Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of UHS or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such

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

specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

  "Applicable Premium" means, with respect to a Note, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of
(A) the present value at such time of (1) the redemption price of such Note at March 1, 2003 plus (2) all remaining required interest payments due on such Note through March 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

  "Asset Acquisition" means (a) an Investment by UHS or any Restricted Subsidiary of UHS in any other Person under which such Person shall become a Restricted Subsidiary of UHS or any Restricted Subsidiary of UHS, or shall be merged with or into UHS or any Restricted Subsidiary of UHS, or (b) the acquisition by UHS or any Restricted Subsidiary of UHS of the assets of any Person (other than a Restricted Subsidiary of UHS) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by UHS or any of our Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than UHS or a Restricted Subsidiary of UHS of (a) any Capital Stock of any Restricted Subsidiary of UHS; or (b) any other property or assets of UHS or any Restricted Subsidiary of UHS other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which UHS or our Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (ii) disposals or replacements of obsolete or worn-out equipment in the ordinary course of business; (iii) the sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty) of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (iv) any Restricted Payment and (v) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of UHS as permitted under "Merger, Consolidation and Sale of Assets."

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or

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

any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and
(vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of UHS to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted holders; (ii) the approval by the holders of Capital Stock of UHS of any plan or proposal for the liquidation or dissolution of UHS (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of UHS; or (iv) the replacement of a majority of the Board of Directors of UHS over a two-year period from the directors who constituted the Board of Directors of UHS at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of UHS then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and our Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and
(C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and our Restricted Subsidiaries in accordance with GAAP.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of our Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes under working capital facilities, occurring during the

                                       77
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Four Quarter Period or at any time subsequent to the last day of the Four
Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of our Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of our Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and our Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations,
(c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and our Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and our Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains or losses,
(c) the net income or loss of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except

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

to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and our Restricted Subsidiaries reducing Consolidated Net Income of such Person and our Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

  "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of UHS acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of UHS delivered to the Trustee.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Guarantor" means each of UHS's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

  "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such

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Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined under the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in UHS and (ii) which, in the judgment of the Board of Directors of UHS, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Swap Obligations" means the obligations of any Person under any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by UHS and our Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of UHS or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by UHS or any of our Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If UHS or any Restricted Subsidiary of UHS sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of UHS such that, after giving effect to any such sale or disposition, such Subsidiary is no longer a Restricted Subsidiary, UHS shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

  "Issue Date" means February 25, 1998, as to the Outstanding Notes and January 26, 1999 as to the New Notes.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

  "Management Agreement" means the management agreement by and between UHS and J.W. Childs Associates, L.P., as in effect on the Issue Date.

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

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by UHS or any of our Restricted Subsidiaries from such Asset Sale net of (a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by UHS or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by UHS or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Holders" means J.W. Childs Equity Partners, L.P. and its
Affiliates.

  "Permitted Indebtedness" means, without duplication, each of the following:

  (i) Indebtedness under the Outstanding Notes and the Indenture up to $100.0 million at any time outstanding;

  (ii) Indebtedness incurred under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of
       (x) $30.0 million and (y) the sum of 85% of Eligible Accounts Receivable and 60% of the net book value of Eligible Rental Equipment, in each case as defined in the Credit Agreement, reduced, in either case, by any required permanent repayments under the provisions of the "Limitation on Asset Sales" covenant (which are accompanied by a corresponding permanent commitment reduction in the case of a revolving credit facility) thereunder;

  (iii) other Indebtedness of UHS and our Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payment or mandatory prepayments when actually paid or permanent reductions thereon;

  (iv) Interest Swap Obligations of UHS covering Indebtedness of UHS or any of our Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect UHS and our Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (v) Indebtedness of a Restricted Subsidiary of UHS to UHS or to a Restricted Subsidiary of UHS for so long as such Indebtedness is held by UHS or a Restricted Subsidiary of UHS or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than UHS or a Restricted Subsidiary of UHS or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than UHS or a Restricted Subsidiary of UHS or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  (vi) Indebtedness of UHS to a Restricted Subsidiary of UHS for so long as such Indebtedness is held by a Restricted Subsidiary of UHS or the lenders or collateral agent under the Credit Agreement, in

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

       each case subject to no Lien held by a Person other than the lenders or the collateral agent under the Credit Agreement; provided that (a) any Indebtedness of UHS to any Restricted Subsidiary of UHS is unsecured and subordinated, under a written agreement, to UHS's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of UHS owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by UHS;

  (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

  (viii) Indebtedness of UHS or any of our Restricted Subsidiaries represented by letters of credit for the account of UHS or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (ix)  Refinancing Indebtedness;

  (x) additional Indebtedness of UHS and our Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

  (xi) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate amount for all Indebtedness incurred by UHS or any Restricted Subsidiary under this subclause (xi) not to exceed $5.0 million at any one time outstanding;

  (xii)  guarantees of Indebtedness otherwise permitted under the Indenture;
         and

  (xiii) Indebtedness of UHS or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation shares of Capital Stock.

  "Permitted Investments" means:

  (i) Investments by UHS or any Restricted Subsidiary of UHS in any Person that is or will become immediately after such Investment a Restricted Subsidiary of UHS or that will merge or consolidate into UHS or a Restricted Subsidiary of UHS;

  (ii) Investments in UHS by any Restricted Subsidiary of UHS; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, under a written agreement, to UHS's obligations under the Notes and the Indenture;

  (iii)  Investments in cash and Cash Equivalents;

  (iv) Loans and advances to employees and officers of UHS and our Restricted Subsidiaries in the ordinary course of business for bona fide business purposes (including to permit the purchase of or to carry Capital Stock of UHS) not in excess of $500,000 at any one time outstanding;

  (v) Interest Swap Obligations entered into in the ordinary course of UHS's or our Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

  (vi) Other Investments not to exceed $7.5 million at any one time outstanding; provided that on the date such Investment is made, after giving effect to such Investment, the Consolidated Fixed Charge Coverage Ratio of UHS is greater than (x) 2.25 to 1.0 if the Investment is made prior to March 1, 2001 and (y) 2.50 to 1.0 if the Investment is made on or after March 1, 2001;

  (vii) Investments in securities of trade creditors or customers received under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

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  (viii)  Investments made by UHS or our Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (ix) Investments the payment of which consists exclusively of Qualified Capital Stock of UHS;

  (x)  Investments in existence on the Issue Date;

  (xi)  Guarantees of Indebtedness otherwise permitted under the Indenture;

  (xii) Receivables owing to UHS or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

  (xiii)  Investments consisting of Permitted Indebtedness.

  "Permitted Liens" means the following types of Liens:

  (i)  Liens for taxes, assessments or governmental charges or claims either
       (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which UHS or our Restricted Subsidiaries shall have set aside on its books such reserves as may be required under GAAP;

  (ii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (iv) Judgment Liens not giving rise to an Event of Default;

  (v) Easements, rights-of-way, zoning restrictions, eminent domain proceedings and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of UHS or any of our Restricted Subsidiaries;

  (vi) Any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

  (vii) purchase money Liens to finance the acquisition, construction or improvement in the ordinary course of business of property or assets of UHS or any Restricted Subsidiary of UHS; provided, however, that
         (A) the related purchase money Indebtedness shall not exceed the cost of such acquisition, construction or improvement of such property or assets and shall not be secured by any property or assets of UHS or any Restricted Subsidiary of UHS other than the property and assets so acquired (whether through the direct acquisition of such property or assets or indirectly through the acquisition of the Capital Stock of any Person owning such property or assets or completion of construction or improvement), constructed or improved and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

  (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

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

  (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of UHS or any of our Restricted Subsidiaries, including rights of offset and set-off;

  (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (xii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by UHS or a Restricted Subsidiary of UHS and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by UHS or a Restricted Subsidiary of UHS and (B) such Liens do not extend to or cover any property or assets of UHS or of any of our Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of UHS or a Restricted Subsidiary of UHS and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by UHS or a Restricted Subsidiary of UHS;

  (xiii)  Liens existing as of the Issue Date;

  (xiv) Liens securing Indebtedness under the Credit Agreement incurred under clauses (ii) and (x) of the definition of Permitted Indebtedness;

  (xv)  Liens in favor of UHS or a Restricted Subsidiary;

  (xvi) Liens on property or assets of UHS or any Restricted Subsidiary securing Indebtedness incurred under clause (x) of the definition of "Permitted Indebtedness";

  (xvii)  licenses, leases or subleases to third parties;

  (xviii) Liens arising from precautionary Uniform Commercial Code financing statements relating to operating leases of UHS and our Restricted Subsidiaries;

  (xix) Liens incurred in the ordinary course of business of UHS or any Restricted Subsidiary of UHS with respect to obligations that do not exceed $7.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not materially detract from the value of the property or materially impair the use thereof in the ordinary course of business of UHS and our Restricted Subsidiaries; and

  (xx) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xix); provided that the lien so extended, renewed or replaced does not extent to any additional property or assets.

  "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Purchase Money Indebtedness" means Indebtedness of UHS or our Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property and any Refinancing thereof.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing' shall have correlative meanings.

  "Refinancing Indebtedness" means any Refinancing by UHS or any Restricted Subsidiary of UHS of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than under clause
(ii), (iv), (v), (vi), (vii), (viii), (x) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by UHS in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of UHS, then such Refinancing Indebtedness shall be Indebtedness solely of UHS and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to UHS or a Restricted Subsidiary of any property, whether owned by UHS or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by UHS or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

  "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

  "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption of the Notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the Notes; provided, however, that if the Weighted Average Life to Maturity of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Weighted Average Life to Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an

Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, UHS or any other Subsidiary of UHS that is not a Subsidiary of the Subsidiary to be so designated; provided that
(x) UHS certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of UHS or any of our Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, UHS is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons under applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as described in the next paragraph, the Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form, referred to herein as the "Global Notes." The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York referred to herein as "DTC" and registered in the name of a nominee of DTC.

  The Global Notes. We expect that under procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers of the Old Notes and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Qualified Institutional Buyers, or QIBs, may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

  Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered of the Global Notes. None of UHS, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  We expect that DTC, or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states that require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised UHS that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

  DTC has advised UHS as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither UHS nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by UHS within 90 days, certificated securities will be issued in exchange for the Global Notes.

                           FEDERAL TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

  The following is a summary of certain federal income tax considerations applicable to the exchange of Old Notes and the ownership and disposition of the New Notes by holder who acquire the New Notes under this exchange offer. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign partners) may be subject to special rules not discussed below. The description assumes that holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

  EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

Exchange of Notes

  The exchange of the Old Notes for the New Notes under this exchange offer will not be treated as an "exchange" for federal income tax purposes because the New Notes do not differ materially in kind or extent from the old Notes, and because the exchange will occur by operation of the terms of the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, no gain or loss will be recognized on the exchange of Old Notes for New Notes under this exchange offer.

Interest on New Notes

  A holder of a New Note will be required to report interest earned on the New Note as ordinary interest income in accordance with the holder's method of tax accounting.

Original Issue Discount

  Since the Old Notes were issued with original issue discount, the New Notes issued in exchange for such Old Notes also will be treated as having been issued with original issue discount. A holder of a New Note will be required to include original issue discount in gross income as it accrues, regardless of whether such holder is a cash or accrued basis taxpayer. The adjusted basis of such New Notes will be increased by the amount of original issue discount included in the holder's gross income.

Disposition of New Notes

  If a New Note is redeemed, sold or otherwise disposed of, the holder thereof will generally recognize gain or loss equal to the difference between the amount realized on the redemption, sale or otherwise of such New Note and the holder's adjusted basis in the New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of the sale, a holder has a holding period for the New Notes (which would include the holding period of the Old Notes) of more than one year.

  Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the holder's date of purchase exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not be required to treat any gain recognized as ordinary income under these rules. Holders should consult their advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

                              PLAN OF DISTRIBUTION

  Each broker-dealer participating in the exchange that receives New Notes for its own account under the exchange offer must deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by the participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes where those Old Notes were acquired as a result of market-making activities or other trading activities. UHS has agreed that, for a period of 180 days after the date of this prospectus, it will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sales of New Notes by broker-dealers participating in the exchange. New Notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any New Notes sold by them. Any participating broker-dealer that resells the New Notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of those New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any persons making the sales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer participating in the exchange that requests those documents in its letter of transmittal.

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon for UHS by Dorsey & Whitney LLP, Minneapolis, Minnesota, legal counsel for UHS.

                            INDEPENDENT ACCOUNTANTS

  The balance sheets of UHS as of December 31, 1998 and 1997 and the related statements of operations, changes in shareholders' (deficiency) equity and cash flows for each of the three years in the period ended December 31, 1998, included in this prospectus and registration statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of that firm as experts in accounting and auditing.

  The consolidated balance sheet of HCI Acquisition Corps. and subsidiaries as of December 31, 1997 and the related consolidated statement of income, retained earnings and cash flows for the year then ended, included in this prospectus and registration statement, have been included herein in reliance on the report of Rubin, Brown, Gornstein & Co. LLP, independent auditors given on the authority of that firm as experts in accounting and auditing.

  The balance sheet of Patient's Choice Healthcare, Inc. as of December 31, 1997 and related statements of income and retained earnings and cash flows for the year then ended, included in this prospectus and registration statement, have been included herein in reliance on the report of Crowe, Chizek and Company LLP, independent accountants given on the authority of that firm as experts in accounting and auditing. Pursuant to a letter agreement, dated April 23, 1999, UHS has agreed to indemnify Crowe, Chizek and Company LLP for any legal costs and/or related expenses incurred in successfully defending itself and any of its partners and/or employees in connection with any legal action or proceeding that arises as a result of the consent by Crowe, Chizek and Company LLP to the inclusion of its report in this prospectus and registration statement; provided however, that such indemnification will voided if, after final adjudication, Crowe, Chizek and Company LLP is found to be liable for professional malpractice.

                         INDEX TO FINANCIAL STATEMENTS

                                                                        Page(s)
                                                                        -------
Universal Hospital Services, Inc.
Report of Independent Accountants......................................   F-2
Financial Statements:
  Balance Sheets as of December 31, 1998 and 1997......................   F-3
  Statements of Operations for the years ended December 31, 1998, 1997
   and 1996............................................................   F-4
  Statements of Shareholders' (Deficiency) Equity for the years ended
   December 31, 1998, 1997 and 1996....................................   F-5
  Statements of Cash Flows for the years ended December 31, 1998, 1997
   and 1996............................................................   F-7
  Notes to Financial Statements........................................   F-8
HCI Acquisition Corp. and Subsidiaries
Independent Auditors' Report...........................................  F-23
Consolidated Financial Statements:
  Consolidated Balance Sheet...........................................  F-24
  Consolidated Statements of Income and Retained Earnings..............  F-25
  Consolidated Statements of Cash Flows................................  F-26
  Notes to Consolidated Financial Statements...........................  F-27
Patients' Choice Healthcare, Inc.
Report of Independent Accountants....................................... F-32
Financial Statements:
  Balance Sheets........................................................ F-33
  Statements of Income and Retained Earnings............................ F-34
  Statements of Cash Flows.............................................. F-35
  Notes to Financial Statements......................................... F-36

Report of Independent Accountants

To the Board of Directors and Shareholders of Universal Hospital Services, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' (deficiency) equity and cash flows present fairly, in all material respects, the financial position of Universal Hospital Services, Inc. (the Company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                              PricewaterhouseCoopers llp

February 19, 1999, except
   as to the last paragraph
   of Note 9 for which the
   date is March 18, 1999

Universal Hospital Services, Inc.
Balance Sheets
as of December 31, 1998 and 1997

                                                            1998         1997
                        ASSETS                          ------------  -----------
Current assets:
  Accounts receivable, less allowance for doubtful
   accounts of $964,000 and $775,000 at December 31,
   1998 and 1997, respectively......................... $ 17,900,816  $11,500,891
  Inventories..........................................    2,617,019    1,356,828
  Deferred income taxes................................      499,000      455,000
  Other current assets.................................    1,669,790    1,233,778
                                                        ------------  -----------
    Total current assets...............................   22,686,625   14,546,497

Property and equipment, net:
  Rental equipment, at cost less accumulated
   depreciation........................................   73,057,730   48,946,130
  Property and office equipment, at cost less
   accumulated depreciation............................    3,496,370    2,965,509
                                                        ------------  -----------

    Total property and equipment, net..................   76,554,100   51,911,639

Intangible assets:
  Goodwill, less accumulated amortization..............   37,924,246   14,308,704
  Other, primarily deferred financing costs, less
   accumulated amortization............................    7,055,695      419,259
                                                        ------------  -----------
    Total assets....................................... $144,220,666  $81,186,099
                                                        ============  ===========

   LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
Current liabilities:
  Current portion of long-term debt.................... $    306,093  $   211,229
  Accounts payable.....................................   10,127,962    3,186,964
  Accrued compensation and pension.....................    3,139,062    2,213,841
  Accrued interest.....................................    3,675,921      233,251
  Other accrued expenses...............................      648,500      577,623
  Book overdrafts......................................    2,129,795      717,675
                                                        ------------  -----------
    Total current liabilities..........................   20,027,333    7,140,583

Long-term debt, less current portion...................  149,809,706   33,733,773
Deferred compensation and pension......................    1,842,948    2,201,318
Deferred income taxes..................................    2,966,000    5,110,000

Series B, 13% Cumulative Convertible Preferred Stock,
 $0.01 par value; 25,000 shares authorized, 6,246
 shares issued and outstanding at December 31, 1998,
 net of unamortized discount, including accrued stock
 dividends.............................................    5,277,000

Commitments and contingencies (Note 10)

Shareholders' (deficiency) equity:
  Common Stock, $0.01 par value; 50,000,000 shares
   authorized at December 31, 1998, 100,000,000 shares
   authorized at December 31, 1997, 16,028,450 and
   54,808,290 shares issued and outstanding at December
   31, 1998 and 1997, respectively.....................      160,285      548,083
  Additional paid-in capital...........................    2,051,026   15,549,440
  (Accumulated deficit) retained earnings..............  (37,864,701)  16,902,902
  Stock subscription receivable........................      (48,931)
                                                        ------------  -----------
    Total shareholders' (deficiency) equity............  (35,702,321)  33,000,425
                                                        ------------  -----------
    Total liabilities and shareholders' (deficiency)
     equity............................................ $144,220,666  $81,186,099
                                                        ============  ===========

    The accompanying notes are an integral part of the financial statements.

Universal Hospital Services, Inc.
Statements of Operations
for the years ended December 31, 1998, 1997 and 1996

                                              1998         1997        1996
                                           -----------  ----------- -----------
Revenues:
  Equipment rentals......................  $61,700,554  $54,488,572 $50,742,774
  Sales of supplies and equipment, and
   other.................................    7,672,164    5,585,997   6,197,826
                                           -----------  ----------- -----------
    Total revenues.......................   69,372,718   60,074,569  56,940,600
                                           -----------  ----------- -----------
Costs of rentals and sales:
  Cost of equipment rentals..............   16,311,608   13,577,382  13,331,864
  Rental equipment depreciation..........   14,432,414   14,434,891  12,602,442
  Cost of supplies and equipment sales...    4,866,604    3,837,508   4,422,441
  Loss on disposition of Bazooka Beds....    2,866,119          --          --
  Write-down of DPAP inventories.........          --           --    2,213,045
                                           -----------  ----------- -----------
    Total costs of rentals and sales.....   38,476,745   31,849,781  32,569,792
                                           -----------  ----------- -----------
    Gross profit.........................   30,895,973   28,224,788  24,370,808
Selling, general and administrative......   21,299,536   18,448,092  19,695,301
Recapitalization and transaction costs...    5,099,302    1,719,195     305,804
                                           -----------  ----------- -----------
    Operating income.....................    4,497,135    8,057,501   4,369,703
Interest expense.........................   11,233,885    3,011,610   2,518,330
                                           -----------  ----------- -----------
(Loss) income before income taxes and
 extraordinary charge....................   (6,736,750)   5,045,891   1,851,373
                                           -----------  ----------- -----------
(Benefit) provision for income taxes:
  Current................................       32,000    1,562,000     329,000
  Deferred...............................   (1,129,000)     785,000     590,000
                                           -----------  ----------- -----------
                                            (1,097,000)   2,347,000     919,000
                                           -----------  ----------- -----------
Net (loss) income before extraordinary
 charge..................................   (5,639,750)   2,698,891     932,373
Extraordinary charge, net of deferred tax
 benefit of $1,300,000...................    1,863,020
                                           -----------  ----------- -----------
Net (loss) income........................  $(7,502,770) $ 2,698,891 $   932,373
                                           ===========  =========== ===========

    The accompanying notes are an integral part of the financial statements.

Universal Hospital Services, Inc.
Statements of Shareholders' (Deficiency) Equity for the years ended December 31, 1998, 1997 and 1996

                                                   (Accumulated                  Total
                                      Additional     Deficit)      Stock     Shareholders'
                           Common      Paid-in       Retained   Subscription    Equity
                            Stock      Capital       Earnings    Receivable  (Deficiency)
                          ---------  ------------  ------------ ------------ -------------
Balance, December 31,
 1995...................  $  54,453  $ 15,385,450  $ 13,271,638              $ 28,711,541

Sale of 24,668 shares of
 common stock to
 employees under stock
 purchase plan..........        247       178,103                                 178,350

Repurchase of 103,000
 shares of common stock
 under stock repurchase
 plan...................     (1,030)     (726,345)                               (727,375)

Issuance of 4,983 shares
 of common stock
 pursuant to exercise of
 stock options..........         49        32,945                                  32,994
Net income..............                                932,373                   932,373
                          ---------  ------------  ------------     ----     ------------
Balance, December 31,
 1996...................     53,719    14,870,153    14,204,011                29,127,883


Sale of 11,738 shares of
 common stock to
 employees under stock
 purchase plan..........        117       124,970                                 125,087

Net income..............                              2,698,891                 2,698,891
                          ---------  ------------  ------------     ----     ------------
Balance, December 31,
 1997...................     54,808    16,042,715    16,902,902                33,000,425
Issuance of 97,170
 shares of common stock
 (net of 4,530 shares of
 common stock tendered
 for exercise of stock
 options) pursuant to
 exercise of stock
 options, including
 $309,150 of tax
 benefit................        972     1,047,592                               1,048,564


Sale of 1,585 shares of
 common stock to
 employees under stock
 purchase plan..........         16        20,367                                  20,383

Issuance of 334,201
 shars of common stock
 pursuant to exercise of
 stock options,
 including $1,042,000 of
 tax benefit............      3,342     3,566,249                               3,569,591

Issuance of 13,756
 shares of common stock
 pursuant to the Merger
 (see Note 2), net of
 transaction cost of
 $581,857...............     13,757    20,729,663                              20,743,420


                                             (Table continued on following page)

Universal Hospital Services, Inc.
Statements of Shareholders' (Deficiency) Equity, Continued for the years ended December 31, 1998, 1997 and 1996

                                                  (Accumulated                   Total
                                     Additional     Deficit)       Stock     Shareholders'
                           Common     Paid-in       Retained    Subscription    Equity
                           Stock      Capital       Earnings     Receivable  (Deficiency)
                          --------  ------------  ------------  ------------ -------------
Repurchase and
 cancellation of
 5,629,839 shares of
 common stock pursuant
 to the Merger (see
 Note 2)................  $(56,298) $(40,358,994) $(46,847,213)              $(87,262,505)

Stock subscription
 receivable.............                                          $(48,931)       (48,931)
Stock split.............   140,620                    (140,620)
Sale of 147,714 shares
 of common stock to
 employees..............     1,477       338,590                                  340,067
Issuance of 256,272
 shares of common stock
 in connection with
 acquisition of Home
 Care Instruments,
 Inc....................     2,563       712,436                                  714,999
Issuance of warrant to
 purchase 350,000 shares
 of common stock in
 connection with
 issuance of Series B
 preferred stock........               1,000,000                                1,000,000
Preferred stock
 dividends..............                              (277,000)                  (277,000)
Net loss................                            (7,502,770)                (7,502,770)
                          --------  ------------  ------------    --------   ------------
Balance, December 31,
 1998...................  $160,285  $  2,051,026  $(37,864,701)   $(48,931)  $(35,702,321)
                          ========  ============  ============    ========   ============


    The accompanying notes are an integral part of the financial statements.

Universal Hospital Services, Inc.
Statements of Cash Flows
for the years ended December 31, 1998, 1997 and 1996

                                            1998         1997         1996
                                         -----------  -----------  -----------
Cash flows from operating activities:
 Net (loss) income...................... $(7,502,770) $ 2,698,891  $   932,373
 Adjustments to reconcile net (loss)
  income to net cash provided by
  operating activities:
  Depreciation..........................  15,223,028   15,170,804   13,337,178
  Amortization..........................   2,425,029      899,875      559,408
  Provision for doubtful accounts.......     194,512      641,035      317,805
  Loss (gain) on sales of equipment.....   3,241,077     (243,990)    (229,548)
  Write-down of DPAP inventories........                             2,213,045
  Extraordinary charge less cash paid...     303,313
  Deferred income taxes.................  (2,778,000)     785,000      590,000
  Changes in operating assets and
   liabilities, net of impact of
   acquisitions:
   Accounts receivable..................  (3,151,844)    (208,719)    (663,645)
   Inventories and other operating
    assets..............................  (1,020,897)     228,085   (1,438,516)
   Accounts payable and accrued
    expenses............................   2,806,629       29,956     (961,120)
                                         -----------  -----------  -----------
  Net cash provided by operating
   activities...........................   9,740,077   20,000,937   14,656,980
                                         -----------  -----------  -----------
Cash flows from investing activities:
 Rental equipment purchases............. (27,656,279) (18,933,142) (14,466,057)
 Property and office equipment
  purchases.............................    (927,277)    (210,968)    (744,110)
 Proceeds from disposition of rental
  equipment.............................     851,977      740,280      716,110
 Acquisitions........................... (34,969,417)              (12,074,854)
 Other..................................    (194,647)     377,839     (290,216)
                                         -----------  -----------  -----------
   Net cash used in investing
    activities.......................... (62,895,643) (18,025,991) (26,859,127)
                                         -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds under loan agreements......... 173,287,399   25,124,000   52,158,000
 Payments under loan agreements......... (57,141,017) (28,329,330) (38,976,187)
 Proceeds from issuance of common stock,
  net of offering costs.................  21,054,955      864,501      211,344
 Proceeds from issuance of Series B
  preferred stock and common stock
  warrants..............................   6,246,000
 Proceeds from the issuance of Series A
  preferred stock.......................   6,000,000
 Redemption of Series A preferred
  stock.................................  (6,246,000)
 Repurchase of common stock............. (84,734,914)                 (727,375)
 Payment of deferred financing costs....  (7,493,802)
 Tax benefit of nonqualified stock
  options...............................   1,042,000      309,150
 Change in book overdraft...............   1,140,945     (140,689)    (266,213)
                                         -----------  -----------  -----------
   Net cash provided by (used in)
    financing activities................  53,155,566   (2,172,368)  12,399,569
                                         -----------  -----------  -----------
Net change in cash and cash
 equivalents............................         --      (197,422)     197,422
Cash and cash equivalents at beginning
 of period..............................         --       197,422          --
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
 period................................. $       --   $       --   $   197,422
                                         ===========  ===========  ===========
Supplemental cash flow information:
 Interest paid.......................... $ 7,791,000  $ 2,987,000  $ 2,329,000
                                         ===========  ===========  ===========
 Income taxes paid...................... $   601,000  $ 1,778,000  $ 1,388,000
                                         ===========  ===========  ===========

    The accompanying notes are an integral part of the financial statements.

Universal Hospital Services, Inc.
Notes To Financial Statements
1. Description of Business:

  Universal Hospital Services, Inc. (the Company or UHS) is a leading provider of movable medical equipment, service programs and products to healthcare providers in both the acute and alternate care markets. Through a national network of UHS district offices, providers have access to the Company's pool of medical devices through the unique Pay-Per-Use(TM) equipment management program. This program charges customers only when equipment is in use on a patient, and is supported by a full range of services including delivery, training, technical and educational support, inspection and maintenance. The Company also sells medical products not used in its rental pool and disposable medical products used in conjunction with the medical equipment it rents.

2. Recapitalization, Financings and Related Transactions:

  On February 25, 1998, the Company completed a merger pursuant to the Agreement and Plan of Merger (the Merger), dated as of November 25, 1997 between UHS Acquisition Corp., a newly-formed Minnesota corporation controlled by J.W. Childs Equity Partners, L.P. (Childs), with and into the Company. In connection with the Merger, the following occurred:

  . The Company's existing shareholders (other than the new senior management team and certain other continuing members of management) received, in consideration for the cancellation of approximately 53 million shares of the Company's common stock and options to purchases approximately 3.3 million shares of common stock, cash in the aggregate amount of approximately $84.7 million (net of aggregate option exercise price) or $1.55 per share.

  . The Company repaid the outstanding principal balance of approximately $35.5 million under existing loan agreements and incurred early termination fees and write-off of the related deferred financing cost (see Note 9).

  . The Company paid fees and expenses of approximately $11.5 million related to the Merger of which approximately $5.9 million were capitalized as deferred financing costs.

  . The Company paid approximately $3.3 million in severance payments to certain noncontinuing members of the Company's management of which $.5 million had already been accrued.

  . The Company received an equity contribution of approximately $21.3 million from Childs and affiliates and the management investors.

  . The Company issued $100 million in aggregate principal amount of 10.25% Senior Notes due 2008 (the Senior Notes) (see Note 9).

  . The Company borrowed approximately $14.3 million under a new Revolving Credit Facility.

  . The Company recognized a tax benefit from the exercise of stock options of approximately $1 million.

  The transaction was structured as a leveraged recapitalization for accounting purposes, with all assets and liabilities being carried over at historical cost.

  During the years ended December 31, 1998, 1997, and 1996, the Company incurred $5,099,302, $1,719,195 and $305,804, respectively, of nonrecurring expenses consisting primarily of legal, investment banking and special committee fees associated with the Merger and the Company's efforts to evaluate ways to enhance shareholder value, prior to the Merger.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
3. Significant Accounting Policies:

  Cash and Cash Equivalents:

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories:

  Inventories consist of supplies and equipment held for resale and are valued at the lower of cost (first-in, first-out method) or market.

  Rental Equipment:

  Depreciation of rental equipment is provided on the straight-line method over the equipment's estimated useful lives of seven years. The cost and accumulated depreciation of rental equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded as other revenue.

  Property and Office Equipment:

  Property and office equipment includes land, buildings, leasehold improvements and shop and office equipment.

  Depreciation of property and office equipment is provided on the straight-line method over estimated useful lives of thirty years for buildings, remaining lease term for leasehold improvements, and three to ten years for shop and office equipment. The cost and accumulated depreciation of property and equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded in income.

  Goodwill:

  Goodwill represents the excess purchase cost of acquired businesses over the estimated fair values of tangible and identifiable intangible assets acquired and is being amortized on a straight-line basis over lives ranging from 15 to 40 years. Accumulated amortization was $4,714,262 and $3,395,127 as of December 31, 1998 and 1997, respectively.

  Deferred Financing Costs:

  Deferred financing costs associated with issuing the 10.25% Senior Notes and the new Revolving Credit Facility (see Note 9) are deferred and amortized to interest expense over the related terms using the straight-line method, which approximates the effective interest rate method. Accumulated amortization was $1,291,246 as of December 31, 1998.

  Revenues:

  Equipment is generally rented on a short-term basis and rentals are recorded in income as earned. Supply and equipment sales are recorded at the time of shipment.

  Income Taxes:

  Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax bases of existing assets and liabilities based on currently enacted tax laws and tax rates in effect for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
3. Significant Accounting Policies, continued:

  Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements:

  In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company is reviewing the requirements of the SOP and has not determined if it is applicable to the Company. SOP 98-1 is required to be adopted by the Company no later than the year ending December 31, 1999.

  During 1998, the Company adopted Statement of Financial Accounting Standards No. (SFAS) 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The effect of adopting SFAS 130 had no impact on the Company's financial statements as it has no other comprehensive income in the periods presented.

  The Company also adopted SFAS 131, "Disclosure about Segments of an Enterprise and Related Information" during 1998. SFAS 131 requires disclosure of segment data in a manner consistent with that used by an enterprise for internal management reporting and decision making. SFAS 131 establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenue. The Company is in one business segment, provider of moveable medical equipment through equipment rental and outsourcing programs. Therefore, the adoption of SFAS 131 did not impact the Company's financial reporting practices.

4. Acquisitions:

  Home Care Instruments, Inc.:

  On July 30, 1998, the Company acquired HCI Acquisition Corp. (HCI), the parent company of Home Care Instruments, Inc., pursuant to a Stock Purchase Agreement among the Company and shareholders of HCI. Under the agreement, the Company acquired all of the outstanding capital stock of HCI for approximately $19.3 million, including the repayment of approximately $3.6 million of outstanding indebtedness of HCI. The source of funds was approximately $18.6 million under the Revolving Credit Facility and of the issuance of 256,272 shares of the Company's common stock valued at approximately $.7 million. In connection with the acquisition, the Company amended its Revolving Credit Facility (see Note 9).

  HCI rents medical equipment to the home care and hospital markets in the Midwestern United States, renting approximately 100 types of equipment, supplies disposable medical products used in connection with the rental equipment, and provides a variety of biomedical services.

  On September 29, 1998, Home Care Instruments, Inc. was merged with and into HCI and, on September 30, 1998, HCI was merged with and into the Company.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
4. Acquisitions, continued:

  Patient's Choice Healthcare, Inc.:

  On August 17, 1998, the Company acquired all of the outstanding capital stock of Patient's Choice Healthcare, Inc. (PCH), pursuant to a Stock Purchase Agreement among the Company and the shareholders of PCH. Under the agreement, the Company acquired all of the outstanding capital stock of PCH for approximately $14.6 million, including the repayment of approximately $2.7 million of outstanding indebtedness of PCH. In connection with the acquisition, the Company amended its Revolving Credit Facility (see Note
  9). The source of funds was approximately $8.6 million from the Revolving Credit Facility and $6.0 million from proceeds of the issuance of 6,000 shares of Series A 12% Cumulative Convertible Accruing Paid-In-Kind Preferred Stock of the Company (see Note 13).

  PCH is a medical distribution company that rents, sells and leases IV pumps to home infusion companies, long-term consulting pharmacies, oncology clinics and hospitals. PCH sells over 4,000 disposable products and rents over 60 different types of equipment. PCH also provides a variety of biomedical services.

  On September 30, 1998, PCH was merged with and into the Company.

  Medical Rentals Stat, Inc.:

  On November 5, 1998, the Company acquired Medical Rentals Stat, Inc. (MRS), pursuant to a Stock Purchase Agreement among the Company and the shareholders of MRS. Under the agreement, the Company acquired all of the outstanding capital stock of MRS for approximately $1.8 million, including the repayment of approximately $.4 million of outstanding indebtedness of MRS. The source of funds was from the Revolving Credit Facility. In connection with the acquisition, the Company amended its Revolving Credit Facility (see Note 9).

  MRS rents movable medical equipment to hospitals and home care providers in Oklahoma. MRS also supplies disposable medical products used in connection with the rental equipment, and provides a variety of biomedical services. On November 10, 1998, MRS was merged with and into the Company.

  The acquisitions of HCI, PCH and MRS were accounted for using the purchase method. Accordingly, the respective purchase prices were allocated to assets and liabilities acquired based on their estimated fair values. This treatment resulted in approximately $25.3 million of cost in excess of net tangible assets and liabilities acquired (goodwill) which is being amortized on a straight-line basis over 15 years. The estimated fair values of assets and liabilities acquired are as follows (in thousands):

                                                         HCI      PCH     MRS
                                                       -------  -------  ------
    Accounts receivable............................... $ 1,141  $ 1,826  $  223
    Rental equipment..................................   4,908    2,834     563
    Goodwill..........................................  14,207   10,081   1,040
    Other assets......................................     549      824      56
    Accounts payable and other liabilities............    (939)    (972)    (67)
    Deferred tax liabilities..........................    (590)
                                                       -------  -------  ------
                                                       $19,276  $14,593  $1,815
                                                       =======  =======  ======

  The operations of the acquired entities have been included in the Company's results of operations since the respective dates of acquisition.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
4. Acquisitions, continued:

  Biomedical Equipment Rental and Sales, Inc. (BERS):

  On August 13, 1996, the Company acquired BERS pursuant to a Stock Purchase Agreement among the Company and the shareholders of BERS. Pursuant to the agreement, the Company acquired all of the outstanding capital stock of BERS for approximately $10.7 million and repayment of approximately $1.6 million of outstanding indebtedness of BERS. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. This treatment resulted in approximately $7.3 million of cost in excess of net tangible assets and liabilities acquired (goodwill), which is being amortized on a straight-line basis over 15 years. The estimated fair values of assets and liabilities acquired are as follows:

    Cash........................................................... $   217,000
    Accounts receivable............................................     949,000
    Rental equipment...............................................   4,221,000
    Goodwill.......................................................   7,349,000
    Other assets...................................................     852,000
    Accounts payable and other liabilities.........................  (1,296,000)
                                                                    -----------
                                                                    $12,292,000
                                                                    ===========

  BERS' operations have been included in the Company's results of operations since the date of acquisition.

                               ----------------

  The following summarizes pro-forma results of operations for the years ended December 31, 1998, 1997 and 1996, assuming the acquisitions of HCI, PCH, MRS and BERS occurred as of January 1 of the year preceding the year acquired (in thousands):

                                                         1998     1997    1996
                                                        -------  ------- -------
    Total revenues..................................... $80,373  $76,705 $60,497
    Net (loss) income..................................  (7,801)   2,781     616

5. Loss on Disposition of Bazooka Beds:

  During the third quarter of 1998, the Company recorded a loss of $2.9 million on the disposition of approximately 1,700 excess Bazooka Beds. The Company retained approximately 750 Bazooka Beds in its rental equipment pool. The Company had acquired its rental equipment pool of Bazooka Beds under an exclusive agreement which was terminated by the Company in March 1996. Utilization of Bazooka Beds in the Company's pool had been below the desired level and had declined steadily during 1997 and the first nine months of 1998.

6. Write-down of DPAP Inventories:

  The Company experienced declining sales of Demand Positive Airway Pressure
  (DPAP) devices during 1996. Because market acceptance of the DPAP devices did not meet expectations, the Company's quarterly assessment resulted in a write-down of $1.0 million in the second quarter and a charge of $1.2 million in the fourth quarter of 1996 to write-off the remaining carrying value of DPAP inventory and associated supplies and demo units. The DPAP devices were disposed of in early 1997.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
7. Book Overdrafts:

  The Company typically does not maintain cash balances at its principal bank under a policy whereby the net of collected balances and cleared checks is, at the Company's option, applied to or drawn from a revolving credit facility on a daily basis.

8. Property and Equipment:

  Property and equipment at December 31, consists of the following:

                                                          1998         1997
                                                      ------------ ------------
    Rental equipment................................. $152,638,043 $122,779,009
    Less accumulated depreciation....................   79,580,313   73,832,879
                                                      ------------ ------------
      Rental equipment, net.......................... $ 73,057,730 $ 48,946,130
                                                      ============ ============
    Land............................................. $    120,000 $    120,000
    Buildings and leasehold improvements.............    1,670,963    1,418,658
    Office equipment.................................    6,432,469    5,566,451
                                                      ------------ ------------
                                                         8,223,432    7,105,109
    Less accumulated depreciation....................    4,727,062    4,139,600
                                                      ------------ ------------
      Property and office equipment, net............. $  3,496,370 $  2,965,509
                                                      ============ ============
      Total property and equipment, net.............. $ 76,554,100 $ 51,911,639
                                                      ============ ============

  Effective July 1, 1998, the Company changed the estimated remaining useful lives of all of its rental equipment from a range of three to seven years to seven years. These revised useful lives more closely reflect the expected remaining lives of the Company's rental equipment. This change resulted in a reduction of depreciation expense for the year ended December 31, 1998 of approximately $2.4 million.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
9. Long-Term Debt:

  Long-term debt at December 31, consists of the following:

                                                          1998         1997
                                                      ------------  -----------
     10.25% senior notes............................  $100,000,000
     Revolving credit facility......................    48,600,000
     8.10% Series A notes, payable in varying
      quarterly installments beginning September 1,
      1997, with the remaining balance due in 2007,
      uncollateralized..............................                $ 9,650,000
     7.47% senior note payable, due in quarterly
      installments of $350,000, with the remaining
      balance due in 2002, uncollateralized.........                  7,100,000
     8.29% Series B notes, payable in varying
      quarterly installments beginning June 1, 2007,
      with the remaining balance due in 2009,
      uncollateralized..............................                  4,000,000
     9.60% senior note payable, due in quarterly
      installments of $375,000 beginning March 1,
      2003, uncollateralized........................                  3,000,000
     Revolving credit agreement, uncollateralized...                  9,554,000
     Capital lease obligations......................     1,515,799      641,002
                                                      ------------  -----------
                                                       150,115,799   33,945,002
     Less current portion of long-term debt.........      (306,093)    (211,229)
                                                      ------------  -----------
       Total long-term debt.........................  $149,809,706  $33,733,773
                                                      ============  ===========

  The fair value of long-term debt, based on discounted cash flow analysis using current market interest rates for the same or similar issues of debt as of December 31, 1998, would be approximately $159,600,000.

  In connection with the Merger on February 25, 1998 (see Note 2), the Company paid all long-term debt balances outstanding at December 31, 1997, with the exception of the capital lease obligations. In connection with the repayment of the long-term debt, the Company incurred an extraordinary charge of $1,863,020 net of deferred tax benefit of $1,300,000, for early termination fees and write-off of the related deferred financing costs.

  The 10.25% Senior Notes (Senior Notes) mature on March 1, 2008. Interest on the Senior Notes accrues at the rate of 10.25% per annum and is payable semiannually on each March 1 and September 1. The Senior Notes are redeemable, at the Company's option, in whole or in part, on or after March 1, 2003 at specified redemption prices plus accrued interest to the date of redemption. In addition, the Senior Notes have a change of control provision which gives each holder the right to require the Company to purchase all or a portion of such holders' Senior Notes upon a change in control, as defined in the agreement, at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase. The Senior Notes have covenants that restrict the payment of dividends and require that the Company maintain certain financial ratios. The Senior Notes are uncollateralized.

  On January 21, 1999, the Company issued additional Senior Notes with an aggregate face value of $35.0 million and received proceeds of $29.7 million after original issue discount. Proceeds from the Senior Notes were used to reduce amounts outstanding under the Revolving Credit Facility.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
9. Long-Term Debt, continued:

  The Company has entered into a Revolving Credit Facility with three financial institutions. The Credit Facility, as amended, consists of a $50.0 million senior secured revolving credit facility which will terminate on February 23, 2003. As of December 31, 1998, $48.6 million was drawn down on the Revolving Credit Facility.

  Borrowings under the Revolving Credit Facility is secured by substantially all the assets of the Company.

  Interest on outstanding borrowings under the Revolving Credit Facility are payable at a rate per annum, selected at the option of the Company, equal to the Base Rate Margin (the Banks Base Rate plus 1%) or the adjusted Eurodollar Rate Margin (2.25% over the adjusted Eurodollar Rate). Commencing September 30, 1998, the Banks Base Rate and the Eurodollar Rate used to calculate such interest rates may be adjusted if the Company satisfies certain leverage ratios. At December 31, 1998, the Bank's Base Rate was 8.75% and the Eurodollar Rate was 5.125%. Interest on borrowings at the Base Rate shall be paid quarterly. Interest on borrowings at the Eurodollar Rate shall be paid at the end of the corresponding Eurodollar loan. In addition, a commitment fee of 0.50% per annum is payable on the unused amount of the Revolving Credit Facility.

  The Revolving Credit Facility contains certain covenants including restrictions and limitations on dividends, capital expenditures, liens, leases, incurrence of debt, transactions with affiliates, investments and certain payments, and on mergers, acquisitions, consolidations and asset sales. Furthermore, the Company is required to maintain compliance with certain financial covenants such as a maximum leverage ratio, a maximum fixed charge test and an interest coverage test. The Credit Agreement also prohibits the Company from prepaying the Senior Notes. The Company was in technical violation of certain covenants in 1998. In March 1999, the Revolving Credit Facility was amended to cure the violations.

10. Commitments and Contingencies:

  Rental expenses were approximately $3,300,000, $3,100,000 and $3,500,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The Company is committed under various noncancellable operating leases for regional sales and service offices and vehicles with minimum annual rental commitments of the following at December 31, 1998:

      1999........................................................... $3,352,866
      2000...........................................................  2,836,684
      2001...........................................................  1,466,749
      2002...........................................................  1,235,398
      2003...........................................................    736,894
      Thereafter.....................................................    269,822
                                                                      ----------
      Total.......................................................... $9,898,413
                                                                      ==========

  The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable with assurance. While the ultimate resolution of this action may have an impact on the Company's financial results for a particular reporting period, management believes that any such resolution will not have a material adverse effect on the financial position or results of operations of the Company.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
11. Employee Benefit Plans:

  The Company sponsors a noncontributory defined benefit pension plan that covers substantially all of its employees. Plan benefits are to be paid to eligible employees at retirement based primarily on years of credited service and on participants' compensation. Plan assets consist primarily of U.S. Government securities and common stocks.

  Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits." This standard does not change the measurement or recognition of pension or postretirement plans; however, it standardizes the disclosure requirements to the extent practicable.

  Change in Benefit Obligation:

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (in thousands)
    Benefit obligation at beginning of year.......... $ 9,459  $ 7,902  $ 7,959
    Service cost.....................................     334      320      348
    Interest cost....................................     678      634      598
    Actuarial gain (loss)............................     662      898     (766)
    Benefits paid....................................    (263)    (295)    (237)
                                                      -------  -------  -------
    Benefit obligation at end of year................ $10,870  $ 9,459  $ 7,902
                                                      =======  =======  =======

                                                    1998     1997     1996
                                                   -------  -------  -------
                                                       (in thousands)
    Fair value of plan assets at beginning of
     year......................................... $ 8,177  $ 7,661  $ 6,466
    Employer contributions........................                       568
    Actual return on plan assets..................   1,791      811      864
    Benefits paid.................................    (263)    (295)    (237)
                                                   -------  -------  -------
    Fair value of plan assets at end of year...... $ 9,705  $ 8,177  $ 7,661

                                                     1998     1997     1996
                                                    -------  -------  -------
                                                        (in thousands)
    Funded status.................................. $(1,165) $(1,281) $  (241)
    Unrecognized net actuarial (loss) gain.........    (479)      20     (786)
    Accrued benefit liability......................    (199)    (226)    (254)
                                                    -------  -------  -------
    Accrued benefit liability included in the
     balance sheet................................. $(1,843) $(1,487) $(1,281)

  Components of net periodic benefit cost are as follows:

                                                       1998     1997     1996
                                                      -------  -------  -------
                                                          (in thousands)
    Service cost..................................... $   334  $   320  $   348
    Interest cost....................................     678      634      598
    Expected return on plan assets...................    (630)    (583)    (510)
    Amortization of prior service cost...............     (27)     (27)     (27)
    Recognized net actuarial loss....................                        21
                                                      -------  -------  -------
    Net periodic benefit cost........................ $   355  $   344  $   430
                                                      =======  =======  =======

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
11. Employee Benefit Plans, continued:

  Weighted average assumptions as of December 31 are as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
    Discount rate............................................. 6.75% 7.25% 7.75%
    Expected return on plan assets............................ 8.50% 8.50% 8.50%
    Rate of compensation increase............................. 4.50% 4.50% 4.50%

  Effective January 1, 1994, the Company adopted a supplemental executive retirement plan (SERP) designed to make up the shortfall in retirement benefits caused by limitations specified by the Omnibus Budget Reconciliation Act of 1993. Pursuant to the Merger on February 25, 1998 (see Note 2), the SERP was terminated resulting in a curtailment of the plan. The Company paid $475,659 in settlement of the entire benefit obligations due under the plan and recognized a gain on curtailment of the plan of $155,962. The unfunded accumulated benefit obligation under the plan at December 31, 1997 was $388,000. The projected benefit obligation under the plan at December 31, 1997 was $1,064,000. Assumptions used to calculate the benefit obligations were consistent with the Company's defined benefit pension plan, except that projected compensation increases were assumed to be 5.5% in 1997. The pension expense for the years ended December 31, 1998, 1997 and 1996 related to this plan, excluding the curtailment gain, was $12,500, $208,000 and $154,000, respectively.

  The Company also sponsors a defined contribution plan, which qualifies under Section 401(a) of the Internal Revenue Code and covers substantially all of the Company's employees. Employees may contribute annually up to 12% of their base compensation either before tax (subject to IRS limitation) or after tax. The Company matches 50% of employee thrift contributions. The Plan also has a 401(k) provision that allows employees to contribute annually up to 6% of their base compensation before tax, subject to IRS limitations, and up to 6% as an after-tax contribution. Under the 401(k) provision, the Company matches 50% of the first 6% of base compensation that a participant contributes to the Plan. For the years ended December 31, 1998, 1997 and 1996, approximately $241,000, $246,000 and $279,000, respectively, was expensed as contributions to the Plan.

  The Company is self-insured for employee health care costs. The Company is liable for claims up to $83,250 per family per plan year and aggregate claims up to 150% of expected claims per plan year. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims incurred but not reported.

12. Income Taxes:

  The (benefit) provision for income taxes consisted of the following:

                                                   1998         1997      1996
                                                -----------  ---------- --------
    Currently payable:
      Federal..................................              $1,194,000 $228,000
      State.................................... $    32,000     368,000  101,000
                                                -----------  ---------- --------
                                                     32,000   1,562,000  329,000
                                                -----------  ---------- --------
    Deferred:
      Federal..................................    (981,000)    677,000  445,000
      State....................................    (148,000)    108,000  145,000
                                                -----------  ---------- --------
                                                 (1,129,000)    785,000  590,000
                                                -----------  ---------- --------
                                                $(1,097,000) $2,347,000 $919,000
                                                ===========  ========== ========

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
12. Income Taxes , continued:

  Reconciliations between the Company's effective income tax rate and the U.S. statutory rate follow:

                                                           1998    1997  1996
                                                           -----   ----  ----
    Statutory U.S. Federal income tax rate................ (34.0)% 34.0% 34.0%
    State income taxes, net of U.S. Federal income tax
     benefit..............................................  (3.3)   6.4   8.7
    Recapitalization and transaction costs................  14.1    3.4
    Goodwill amortization.................................   4.1    2.0   4.6
    Other.................................................   2.8     .7   2.3
                                                           -----   ----  ----
      Effective income tax rate........................... (16.3)% 46.5% 49.6%
                                                           =====   ====  ====

  The components of the Company's overall net deferred tax liability at December 31, 1998 and 1997 are as follows:

                                                             1998       1997
                                                          ---------- ----------
     Deferred tax assets:
       Accounts receivable............................... $   64,000
       Accrued and deferred compensation and pension.....  1,024,000 $1,118,000
       Inventories.......................................    109,000     95,000
       Other assets......................................     47,000     48,000
       Net operating loss carryforward...................  4,475,000
                                                          ---------- ----------
         Total deferred tax assets.......................  5,719,000  1,261,000
                                                          ---------- ----------
     Deferred tax liabilities:
       Accelerated depreciation..........................  8,157,000  5,899,000
       Other.............................................     29,000     17,000
                                                          ---------- ----------
         Total deferred tax liabilities..................  8,186,000  5,916,000
                                                          ---------- ----------
         Net deferred tax liability...................... $2,467,000 $4,655,000
                                                          ========== ==========

  The operating loss carryforward expires in 2018.

13. Preferred Stock:

  On August 7, 1998, the Company amended its Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, $0.01 par value, with such designations rights and preferences as the Board of Directors of the Company may determine.

  On August 17, 1998, the Board of Directors of the Company authorized the issuance of 25,000 shares of preferred stock. These shares, designated as Series A 12% Cumulative Convertible Accruing Pay-In-Kind Preferred Stock (Series A Preferred Stock), are entitled to one vote per share on all matters which common stockholders are entitled to vote and accrue pay-in-kind dividends at the rate of 12% per annum. The Series A Preferred Stock has a mandatory redemption date of August 17, 2008 at a redemption price of $1,000 per share plus an amount in cash equal to all dividends outstanding per share. The Series A Preferred Stock may be redeemed by the Company at any time at a per share redemption price of $1,060 plus an amount in cash equal to all dividends outstanding per share (calculated on the basis of $1,060 per dividend share). The Series A Preferred Stock is convertible, at the option of the holder, into common stock at the conversion price of $2.79 per common share, adjusted for any subsequent changes in number of common stock shares outstanding.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
  On August 17, 1998, the Company issued 6,000 shares of its Series A Preferred Stock to an affiliate of J.W. Childs, L.P., the holders of approximately 78% of the Company's common stock.

13. Preferred Stock, continued:

  On December 18, 1998, the Company redeemed 6,246 shares, including a stock dividend of 246 shares, of its Series A Preferred Stock at the redemption price of $1,000. Concurrent with the redemption, the Company issued 6,246 shares of Series B 13% Cumulative Accruing Pay-In-Kind Preferred Stock (Series B Preferred Stock). The holder of Series B Preferred Stock have no voting rights, and accrue pay-in-kind dividends at the rate of 13% per annum. The Series B Preferred Stock has a mandatory redemption date of the earlier of a change in control as defined, or August 17, 2008 at a redemption price of $1,000 per share plus an amount in cash equal to all dividends outstanding per share. The Series B Preferred Stock may be redeemed by the Company at any time at redemption price of $1,025 to $1,050 as defined in the Agreement, plus an amount in cash equal to all dividends outstanding per share. In addition, purchasers of the Series B Preferred Stock received a warrant to purchase 350,000 shares of the Company's common stock for $.01 per share. The warrant is exercisable immediately and expires on August 17, 2008.

  The estimated fair value of the warrant of $1,000,000 has increased additional paid-in capital and has been reflected as a discount to the carrying value of the Series B Preferred Stock. The discount is being amortized as an additional dividend using the effective interest method over the term of the Series B Preferred Stock.

14. Shareholders' Equity:

  On August 7, 1998, the Company amended its Articles of Incorporation to increase the number of shares of common stock it is authorized to issue from 25,000,000 to 50,000,000.

  Concurrent with the Merger (see Note 2) the Company's Board of Directors approved a 10-for-1 split of the Company's common stock. The split was effective on February 25, 1998, for each share of common stock owned by shareholders of record after the close of the Merger. All share information, except that included in the Statement of Shareholders' (Deficiency) Equity, has been retroactively restated to reflect the stock split. In addition, the Company restated its articles of incorporation to adjust the authorized shares of common stock to 25,000,000, which was increased to 50,000,000 on August 7, 1998.

  Stockholders' Agreement:

  On February 25, 1998, in conjunction with the merger, certain management shareholders (as defined) and Childs entered into a stockholders' agreement (the Stockholders' Agreement) with the Company. The Stockholders' Agreement, among other things: (i) restricts the ability of certain shareholders of the Company to transfer their shares of the Company's common stock; (ii) gives the Company, Childs and certain management shareholders certain rights of first refusal with respect to shares of common stock held by certain management holders in the event of the termination of the employment of any such management holder with the Company for any reason; (iii) gives each management holder certain rights, subject to certain limitations imposed by the Revolving Credit Facility, to require the Company to purchase shares of such common stock held by the management shareholders, in the event of the termination of his employment with the Company, other than any such termination by the Company other than for cause or resignation by him without good reason (as such terms are defined in the Stockholders' Agreement) at a purchase price based on an EBITDA formula, as defined; and (iv) provides the parties thereto with certain "tag-along," "drag-along," and "piggyback" registration rights, as defined. As of December 31, there was no redemption value on the common stock owned by certain management shareholders.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
14. Shareholders' Equity, continued:

  The Company had a stock repurchase program under which up to 5,000,000 shares of the Company's common stock could have been repurchased. Such purchases could have been made at prevailing prices on the open market, by block purchase or in private transactions at any time until June 30, 1996. A total of 450,000 shares have been purchased in the open market pursuant to these authorizations. In July 1996, an additional 3,000,000 shares were authorized by the Board of Directors for repurchase. Such purchases could have been made at any time until June 30, 1997. A total 1,030,000 have been purchased pursuant to these authorizations. Pursuant to the Merger on February 25, 1998 (see Note 2), the stock repurchase program was terminated.

15. Stock Option and Stock Purchase Plans:

  During 1992 and as amended in 1994, the Company adopted a Long-Term Incentive and Stock Option Plan, a Director's Stock Option Plan and an Employee Stock Purchase Plan. Under the Long-Term Incentive and Stock Option Plan (Incentive and Stock Option Plan), the Company could have granted incentive stock options, stock options and performance awards to the Company's employees. The Incentive and Stock Option Plan expires in 2002. These options became exercisable in increments over a 3 1/2 year period, expiring 10 years after the grant date.

  The Director's Stock Option Plan (Director Plan) covered nonemployee directors. Options could have been granted annually to eligible directors. Options under the Director Plan became exercisable six months subsequent to date of grant, expiring five years after the grant date.

  Pursuant to the Merger (see Note 2), the Long-Term Incentive and Stock Option Plan and the Director's Stock Option Plan were terminated with no additional shares available for grant under the plans. Concurrent with the Merger, 3,342,010 options granted under the plans were exercised and sold. The remaining outstanding options were rolled over to and are covered by a 1998 stock option plan (1998 Plan) established by the Company concurrent with the Merger. All options rolled over to the 1998 Plan continue to be covered by the original agreements with the individual option holders and retained the same terms as the Incentive and Stock Option Plan.

  All options were granted with option prices based on the estimated fair market value of the Company's common stock at date of grant.

  On March 13, 1998, the Company adopted the 1998 Plan. Under the 1998 Plan, the Company may grant incentive stock options and stock options and performance awards to the Company's employees. A total of 5,000,000 shares are reserved for issuance under the 1998 Plan. Options granted under the plan will vest in whole or in part within five years from the date granted based on the achievement of certain financial targets. Any unvested options will vest eight years following the date of grant.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
15. Stock Option and Stock Purchase Plans, continued:

  Stock option activity with respect to the 1998 Plan, Incentive and Stock Option Plan and Director Plan is as follows:

                                          Incentive and Stock Option Plan          Director Plan
                                         -----------------------------------  --------------------------
                             1998 Plan              December 31                     December 31
                            December 31, -----------------------------------  --------------------------
    Shares                      1998        1998         1997        1996       1998     1997     1996
    ------                  ------------ -----------  ----------  ----------  --------  -------  -------
   Granted.................  2,096,691                             1,136,500                      75,000
   Rollover................  1,015,220    (1,015,220)
   Exercised...............               (3,052,010)   (937,000)    (49,830) (290,000) (80,000)
   Terminated..............    (30,000)                  (42,440)     (3,000)
                             ---------   -----------  ----------  ----------  --------  -------  -------
   December 31:
    Outstanding............  3,081,911           --    4,067,230   5,046,670       --   290,000  370,000
                             =========   ===========  ==========  ==========  ========  =======  =======
    Exercisable............  1,015,220           --    2,973,960   2,786,400       --   290,000  370,000
    Weighted Average Exercise
     Price Per Share:
   Granted.................  $    1.68                            $     0.91                     $  0.88
   Rollover................  $    0.77   $      0.77
   Exercised...............              $      0.76  $     0.76  $     0.66                     $  0.80
   Terminated..............  $    1.55                $     0.84  $     0.80
   December 31:
    Outstanding............  $    1.68                $     0.76  $     0.76            $  0.79  $  0.79
    Exercisable............  $    0.77                $     0.73                        $  0.79

  Options outstanding and exercisable at December 31, 1998 for the 1998 Plan are as follows:

                              Options Outstanding       Options Exercisable
                        ------------------------------- ----------------------
                                   Remaining
                                    Weighted   Weighted             Weighted
                                    Average    Average               Average
         Range of                 Contractual  Exercise             Exercise
      Exercise Prices    Shares   Life (Years)  Price     Shares      Price
      ---------------   --------- ------------ -------- ----------- --------
      $0.54--$0.93      1,015,220     7.5       $0.77     1,015,220  $  0.77
      $1.55--$2.79      2,066,691      10       $1.68           --       --

  Under the Employee Stock Purchase Plan, eligible employees could have purchased shares of common stock from the Company through payroll deductions of up to 10% of the employee's base compensation at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the first or last day of each six-month offering period. During the years ended December 31, 1998 and 1997, respectively, 105,455 and 117,380 shares were purchased by employees under this plan. Pursuant to the Merger (see Note 2), the Employee Stock Purchase Plan was terminated.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company adopted the new standard in 1996. The Company has continued to measure compensation cost for its 1998 Plan and Employee Stock Purchase Plan, using the intrinsic value method of accounting it has historically used and, therefore, the new standard has no effect on the Company's operating results.

Universal Hospital Services, Inc.
Notes To Financial Statements, Continued
15. Stock Option and Stock Purchase Plans, continued:

  Had the Company used the fair value-based method of accounting for its 1998 Plan and Employee Stock Purchase Plan and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, net income for the years ended December 31, 1998 and 1997 would have been reduced to the following pro forma amounts:

                                                               Pro Forma
                                                         -----------------------
                                                            1998         1997
                                                         -----------  ----------
    Net (loss) income................................... $(7,829,799) $2,315,983

  The pro forma information above includes stock options granted in 1996 through 1998. Compensation expense under the fair value-based method of accounting has increased beginning in 1998 due to the 2,096,691 stock options granted during the year ended December 31, 1998. However, this increase in pro forma compensation expense is substantially offset due to the 3,052,010 stock options exercised in connection with the Merger (see
  Note 2).

  The weighted-average grant-date fair value of options granted and stock purchases under the Employee Stock Purchase Plan during 1998 and 1997 was $0.40 and $0.31, respectively. The weighted-average grant-date fair value of options and stock purchases under the Employee Stock Purchase Plan was determined separately for each grant under the Company's various plans by using the fair value of each option grant on the date of grant, utilizing the Black-Scholes option-pricing model and the following key assumptions:

                                                        1998           1997
                                                   -------------- --------------
    Risk-free interest rates...................... 4.40% to 5.66% 5.44% to 5.61%
    Expected life.................................   0.5 years      0.5 years
    Expected volatility...........................      0.00%         44.41%
    Expected dividends............................      None           None

16. Noncash Investing and Financing Transactions:

  . In connection with the Company's acquisition of HCI (see Note 4), the Company issued 256,272 shares of common stock valued at $714,999 in partial consideration.

  . Rental equipment purchases included in accounts payable at December 31, 1998, 1997 and 1996 was $8,405,458, $1,829,581 and $1,438,837,
     respectively.

  .  During 1998, the Company issued preferred stock dividends totaling
     $277,000.

Independent Auditors' Report

Board of Directors
HCI Acquisition Corp. and Subsidiaries
St. Louis, Missouri

We have audited the accompanying consolidated balance sheet of HCI Acquisition Corp. and subsidiaries as of December 31, 1997 and the related consolidated statements of income, retained earnings and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCI Acquisition Corp. and subsidiaries as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              /s/ Rubin, Brown Gornstein & Co.
                                                             LLP

February 6, 1998

HCI Acquisition Corp. and Subsidiaries

Consolidated Balance Sheet

                                                                            ---
                                                               December 31,
                                                                   1997
                            ASSETS                             ------------
Revenue Producing Equipment (Notes 4 And 7)...................  $5,206,767
Other Assets:
  Cash........................................................      31,678
  Accounts receivable (less allowance for doubtful accounts of
   $25,400 in 1997)...........................................   1,473,419
  Inventory (Note 7)..........................................     285,985
  Prepaid and refundable income taxes.........................       2,699
  Prepaid expenses and miscellaneous receivables..............      11,436
  Equipment and leasehold improvements (Notes 5 and 7)........     438,257
  Other assets (Note 6).......................................     716,408
                                                                ----------
      Total Other Assets......................................   2,959,882
                                                                ----------
                                                                $8,166,649
                                                                ==========
             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable (Note 7)......................................  $4,261,757
  Accounts payable and accrued expenses.......................   1,279,324
  Income taxes payable........................................         --
  Deferred income tax liability (Note 9)......................     660,000
                                                                ----------
      Total Liabilities.......................................   6,201,081
                                                                ----------
Stockholders' Equity:
  Common Stock:
    Authorized 1,000 shares of $1 par value; issued and
     outstanding 1,000 shares.................................       1,000
  Additional paid-in capital..................................     447,762
  Retained earnings...........................................   1,516,806
                                                                ----------
      Total Stockholders' Equity                                 1,965,568
                                                                ----------
                                                                $8,166,649
                                                                ==========

        See the accompanying notes to consolidated financial statements.

HCI Acquisition Corp. and Subsidiaries
Consolidated Statements of Income
and Retained Earnings
for the year ended December 31, 1997.

                        Consolidated Statement of Income

                                                                      1997
                                                                 ---------------
                                                                   Amount
                                                                 -----------
Net sales....................................................... $ 8,335,290
Cost of sales...................................................   3,168,924
                                                                 -----------
Gross profit....................................................   5,166,366
Operating expenses..............................................   3,340,351
                                                                 -----------
Income from operations..........................................   1,826,015
Other expenses (note 8).........................................     416,255
                                                                 -----------
Income before provision for income taxes........................   1,409,760
Provision for income taxes (note 9).............................     524,279
                                                                 -----------
Net income...................................................... $   885,481
                                                                 ===========

                  Consolidated Statement of Retained Earnings

Balance--beginning of year.......................................... $  631,325
                                                                     ----------
Net income..........................................................    885,481
                                                                     ----------
Balance--end of year................................................ $1,516,806
                                                                     ==========


        See the accompanying notes to consolidated financial statements.

HCI Acquisition Corp. and Subsidiaries
Consolidated Statement of Cash Flows
for the year ended December 31, 1997

                                                                      1997
                                                                   ----------
Cash flows from operating activities:
Net income........................................................ $  885,481
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization...................................  1,615,070
  Net (gain) loss on sale of revenue producing equipment..........     89,258
  Change in assets and liabilities:
    Increase in accounts receivable...............................     (1,777)
    Decrease in inventory.........................................    (55,179)
    Decrease in prepaid and refundable income taxes...............     (2,699)
    Decrease in prepaid expenses and miscellaneous receivables....     (5,177)
    Increase in accounts payable and accrued expenses.............     19,450
    Decrease in income taxes payable..............................   (146,638)
    Decrease in deferred income tax liability.....................    (10,000)
                                                                   ----------
Net cash provided by operating activities.........................  2,387,789
                                                                   ----------
Cash flows from investing activities:
  Proceeds from sale of revenue producing equipment...............    285,396
  Payments for revenue producing equipment........................ (2,143,040)
  Payments for equipment and leasehold improvements...............   (312,158)
  Payments for deposits...........................................    (13,022)
  Additional payment for goodwill related to look-back
   agreement......................................................   (250,000)
                                                                   ----------
Net cash used in investing activities............................. (2,432,824)
                                                                   ----------
Net cash provided by financing activities:
  Net advances on notes payable...................................     69,871
                                                                   ----------
Net increase in cash..............................................     24,836
Cash--Beginning of year...........................................      6,842
                                                                   ----------
Cash--End of year................................................. $   31,678
                                                                   ==========
Supplemental disclosure of cash flow information
  Interest paid................................................... $  326,454
  Income taxes paid...............................................    683,616
                                                                   ----------
  Noncash investing and financing activities (Note 10)

        See the accompanying notes to consolidated financial statements.

HCI Acquisition Corp. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 1997
1.Summary of Significant Accounting Policies

  Consolidation

  The accompanying consolidated financial statements include the accounts of HCI Acquisition Corp. and its wholly-owned subsidiaries, Home Care Instruments, Inc. and ADM Acquisition Company. Consolidated operations relate primarily to the activities of the wholly-owned subsidiaries. All intercompany account balances have been eliminated in consolidation.

  Estimates and Assumptions

  Management uses estimates and assumptions in preparing consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

  Revenue Producing Equipment

  Revenue producing equipment is carried at cost, less accumulated depreciation computed using straight-line and accelerated methods over eight years.

  Inventory

  Inventory is stated at the lower of cost or market, valued principally on the first-in, first-out basis.

  Equipment and Leasehold Improvements

  Equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods over periods ranging from three to seven years, including lease terms.

  Deferred Merger Costs

  Deferred merger costs consist of merger and financing costs incurred in connection with the merger which are being amortized over sixty months.

  Goodwill

  Goodwill represents the excess cost of purchased companies over the fair value of the net assets at the date of acquisition and payments to former shareholders for waiver of certain shareholder rights under a look back agreement. It is being amortized on the straight-line method over 15 years.

  Income Taxes:

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to the difference between the basis of revenue producing equipment for financial and income tax reporting. The deferred income tax liability represents the future tax return consequences of those differences which will be taxable when the assets are recovered.

HCI Acquisition Corp. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


1. Operations:

  On February 15, 1995, the Company President and two other individuals executed a management buy-out and corporate restructuring of Home Care Instruments, Inc. ("Home Care") whereby all outstanding shares of Class A common stock were redeemed for $2,430,000. As part of the restructuring, Home Care merged with HCI Acquisition, Inc. ("HCI") and became the surviving corporation. In addition, HCI Acquisition Corp. ("HCIAC") was formed. The President contributed all of the outstanding shares of Class B common stock of Home Care to HCIAC and Home Care became a wholly-owned subsidiary of HCIAC.

  The business combination was accounted for as a purchase and the results of operations of HCI are included in the accompanying financial statements since the date of the merger.

  On May 31, 1996, the Company formed ADM Acquisition Company ("ADMAC") which acquired the net assets of Advanced Durable Medical, Inc. ("ADM") in a business combination accounted for as a purchase. ADM is primarily engaged in the rental of continuous passive motion equipment to individuals for post-surgery rehabilitation while in their homes. The total cost of the acquisition was $178,305 which exceeded the fair value of the net assets of ADM by $50,450. The excess is being amortized on the straight-line method over 15 years.

  The Company rents and sells medical equipment and sells medical supplies to hospitals and home care providers. Sales offices are maintained in St. Louis, Missouri; Chicago, IL; Cedar Rapids, IA; Indianapolis, IN; Omaha, NE; Dallas, Texas; Lenexa, KS; Columbia, South Carolina and Detroit, Michigan. The Company grants credit to customers located primarily in the Midwestern United States.

2.Revenue Producing Equipment:

  Revenue producing equipment consists of:

                                                                        1997
                                                                     ----------
    Revenue producing equipment..................................... $7,361,070
    Less: Accumulated depreciation..................................  2,154,303
                                                                     ----------
                                                                     $5,206,767
                                                                     ==========

  Depreciation, gains and losses on revenue producing equipment charged against income amounted to $1,484,266 in 1997 and is included in cost sales.

3.Equipment and Leasehold Improvements:

  Equipment and leasehold improvements consist of:

                                                                         1997
                                                                       --------
    Vehicle........................................................... $405,231
    Furniture and fixtures............................................  220,553
    Leasehold improvements............................................   87,856
                                                                       --------
                                                                        713,640
    Less: Accumulated depreciation and amortization...................  275,383
                                                                       --------
                                                                       $438,257
                                                                       ========

HCI Acquistion Corp. and Subsidiaries
Notes to Consolidated Financial Statements, Continued

3.Equipment and Leasehold Improvements, continued:

  Depreciation and amortization on equipment and leasehold improvements charged against income amounted to $171,063 in 1997 and is included in operating expenses.

4. Other Assets:

  Other assets consist of:

                                                                         1997
                                                                       --------
    Deferred merger costs, net of amortization........................ $ 34,465
    Goodwill, net of amortization.....................................  657,653
    Deposits..........................................................   24,290
                                                                       --------
                                                                       $716,408
                                                                       ========

  Amortization of deferred merger costs and goodwill charged against income amounted to $48,999 in 1997 (Note 8).

5. Notes Payable:

  Notes payable consist of the following:

                                                                         1997
                                                                      ----------
    Note payable--bank, secured by accounts receivable, inventory, equipment, and personal guarantees of the shareholders, payable in monthly principal installments of $38,889 plus interest at
     7.91%, with a final balloon payment due June 30, 2001..........  $2,138,889
    Note payable--bank (revolving line of credit), secured by
     accounts receivable, inventory, equipment and personal
     guarantees of the shareholders, bears interest at the prime
     rate plus 0.75%, due June 30, 2001.............................   1,805,000
    Notes payable--bank, secured by vehicles, payable in monthly installments of $10,229 including principal and interest
     between 4.8%-10.75%, due at various dates through October
     2001...........................................................     167,868
    Note payable--shareholders, unsecured, bearing interest at 9%,
     paid off subsequent to year end................................     150,000
                                                                      ----------
                                                                      $4,261,757
                                                                      ==========


  The scheduled maturities of notes payable at December 31, 1997 are as follows:

    Year                                                                Amount
    ----                                                              ----------
    1998............................................................. $  704,948
    1999.............................................................    517,868
    2000.............................................................    490,772
    2001.............................................................  2,548,169
                                                                      ----------
                                                                      $4,261,757
                                                                      ==========

  Interest expense amounted to $367,256 in 1997 (Note 8).

HCI Acquistion Corp. and Subsidiaries
Notes to Consolidated Financial Statements, Continued

5. Notes Payable, continued:

  An agreement with the bank provides that the Company comply with certain loan covenants and maintain certain net worth and debt service coverage ratios. In addition, certain restrictions relating to, among other things, mergers or consolidations, payment of dividends, pledging or assigning any assets of the Company, the creation of additional indebtedness, and becoming a guarantor in another company also apply.

  The Company was in compliance with all loan covenants as of December 31, 1997.

  In February 1998, the Company refinanced its revolving line of credit with a bank into a $2,000,000 term loan to be amortized over a six year period with a five year maturity date. The term loan is secured by accounts receivable, inventory, equipment and personal guarantees of the shareholders and bears interest at 9.25%.

  The Company also obtained a new $1,000,000 revolving line of credit with a two year maturity. This line of credit is secured by accounts receivable, inventory, equipment and personal guarantees of the shareholders and bears interest at the prime rate plus 0.75%.

6.Other Expenses

  Other expenses consist of:

                                                                         1997
                                                                       --------
    Interest expense (Note 7)......................................... $367,256
    Amortization of deferred merger costs (Note 6)....................   48,999
                                                                       --------
                                                                       $416,255
                                                                       ========

7. Income Taxes:

  The provision for income taxes consists of:

                                                                         1997
                                                                       --------
    Current federal and state income taxes computed at
     statutory rates in effect........................................ $534,279
    Deferred income tax credit........................................  (10,000)
                                                                       --------
                                                                       $524,279
                                                                       ========

8. Supplemental Cash Flow Information:

  The Company had the following noncash investing and financing activities during 1997:

  On February 1, 1997, the Company acquired the rental equipment of Omni Medical Supply and the rental income stream derived from those assets in a business combination accounted for as a purchase. The total cost of the acquisition was $600,000 which exceeded the fair value of the rental equipment by $395,000. The Company funded the acquisition through shareholder debt infusion of $150,000 and borrowings on the step-down revolving note.

HCI Acquisition Corp. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


9.Commitments:

  On February 15, 1997, the Company entered into a lease agreement at a new location in St. Louis which provides for annual base rentals of $64,200 throughout the terms of the lease, which expires April 30, 2000.

  The Company is also obligated under additional leases for its sales offices. The leases expire at various dates through 2000.

  Rent expense charged to operations amounted to $118,557 in 1997.

  The minimal annual lease payments for the remaining terms of the leases are as follows:

    Year                                                                 Amount
    ----                                                                --------
    1998............................................................... $128,000
    1999...............................................................  124,000
    2000...............................................................   60,000
                                                                        --------
                                                                        $312,000
                                                                        ========

10.Subsequent Events:

  On February 28, 1998, the shareholders of HCI Acquisition Corp. and subsidiaries purchased the stock of ADM Acquisition Company for $200,000.

Patient's Choice Healthcare, Inc.
Report of Independent Accountants

Board of Directors
Patient's Choice Healthcare, Inc.
Columbus, Ohio

We have audited the accompanying balance sheet of Patient's Choice Healthcare, Inc. as of December 31, 1997, and related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patient's Choice Healthcare, Inc. as of December 31, 1997 and its results of operation and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              Crowe, Chizek and Company LLP

Columbus, Ohio
January 30, 1998

Patient's Choice Healthcare, Inc.
Balance Sheet
December 31, 1997

                               ASSETS
Current assets
  Cash.............................................................. $  275,868
  Accounts receivable (less allowance of $12,500)...................  1,314,304
  Net investment in sales-type leases, current portion (Note 2).....    148,487
  Inventories.......................................................    419,485
  Prepaid expenses..................................................      3,860
                                                                     ----------
    Total current assets............................................  2,162,004
Property and equipment
  Equipment.........................................................  5,222,331
  Furniture and fixtures............................................    105,023
  Building improvements.............................................     18,541
  Autos and trucks..................................................     28,314
                                                                     ----------
                                                                      5,374,209
  Accumulated depreciation..........................................  2,499,099
                                                                     ----------
                                                                      2,875,110
Other assets
  Net investment in sales-type leases, noncurrent portion
   (Note 2).........................................................    210,861
  Deposits..........................................................     22,800
                                                                     ----------
                                                                        233,661
                                                                     ----------
                                                                     $5,270,775
                                                                     ==========
                            LIABILITIES
Current liabilities
  Short-term borrowings (Note 3).................................... $  139,343
  Current maturities of long-term debt (Note 3).....................    891,429
  Accounts payable..................................................    417,051
  Accrued payroll taxes payable.....................................    401,397
  Other liabilities.................................................     89,141
  Due to shareholders...............................................     24,092
  Accrued interest..................................................     16,972
                                                                     ----------
    Total current liabilities.......................................  1,979,425
Long-term debt less current maturities (Note 3).....................  1,337,143
Shareholders' equity
  Common shares $1.00 par value; authorized 500 shares; issued and
   outstanding......................................................        500
  Paid-in-capital...................................................      2,500
  Retained earnings.................................................  1,951,207
                                                                     ----------
                                                                      1,954,207
                                                                     ----------
                                                                     $5,270,775
                                                                     ==========

                 See accompanying notes to financial statements

Patient's Choice Healthcare, Inc.
Statement of Income and Retained Earnings for the year ended December 31, 1997

Net sales........................................................... $8,463,118
Cost of sales
  Material..........................................................  3,750,926
  Depreciation......................................................  1,418,475
                                                                     ----------
                                                                      5,169,401
                                                                     ----------
Gross Profit........................................................  3,293,717
General and administrative expenses ................................  1,938,675
                                                                     ----------
Operating income....................................................  1,355,042
Other income (expense)
  Interest expense..................................................   (226,095)
  Interest income ..................................................     44,834
  Other, net .......................................................    108,789
                                                                     ----------
                                                                        (72,472)
                                                                     ----------
Net income..........................................................  1,282,570
Retained earnings, beginning of year................................  1,194,042
Dividends...........................................................   (525,405)
                                                                     ----------
Retained earnings, end of year...................................... $1,951,207
                                                                     ==========


                 See accompanying notes to financial statements

Patient's Choice Healthcare, Inc.
Statement of Cash Flows
for the year ended December 31, 1997

Cash flows from operating activities:
  Net income....................................................... $1,282,570
  Adjustments to reconcile net income to net cash from operating activities
    Depreciation...................................................  1,418,475
    Provision for doubtful accounts................................     28,557
    Changes in assets and liabilities
      Accounts receivable..........................................   (253,023)
      Notes receivable.............................................   (267,145)
      Inventories..................................................   (175,273)
      Other assets.................................................      8,158
      Accounts payable.............................................   (315,449)
      Other liabilities............................................    174,062
                                                                    ----------
        Net cash from operating activities.........................  1,900,932
Cash flows from investing activities:
  Expenditures for property and equipment.......................... (1,413,327)
                                                                    ----------
        Net cash from investing activities......................... (1,413,327)
Cash flows from financing activities:
  Short-term borrowings, net.......................................    139,343
  Principal payments on long-term borrowings....................... (3,092,125)
  Proceeds from long-term borrowings...............................  2,600,000
  Proceeds from shareholder advances...............................      4,609
  Dividends paid...................................................   (525,405)
                                                                    ----------
        Net cash from financing activities.........................   (873,578)
                                                                    ----------
Net change in cash.................................................   (385,973)
Cash balance, beginning of year....................................    661,841
                                                                    ----------
Cash balance, end of year.......................................... $  275,868
                                                                    ==========
Supplemental disclosures of cash flow information
        Cash paid during the year for interest..................... $  214,896

                 See accompanying notes to financial statements

Patient's Choice Healthcare, Inc.
Notes to Consolidated Financial Statements

1.Accounting and Reporting Policies:

  Purpose:

  The Company is engaged in sales and rental of medical equipment and supplies principally throughout the United States east of the Mississippi River.

  Revenue Recognition:

  The Company recognizes revenue on rentals of IV pumps based on daily or monthly charges.

  Inventories:

  Inventories consist primarily of disposable medical supplies and are valued at the lower of cost or market on the first-in, first-out method.

  Property and Equipment:

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of assets using accelerated methods.

  Income Taxes:

  The Company has elected to be taxed as an S-Corporation under the Internal Revenue Code. Therefore, the Company does not pay corporate income taxes on its taxable income. Instead, shareholders are liable for individual income taxes on their respective shares of the Company's taxable income.

  Use of Estimates:

  In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amount reported for assets, liabilities, revenue and expenses, as well as disclosures provided. Future results could differ from current estimates.

2.Net Investment in Sales-Type Leases

  The Company, as lessor, has entered various sales-type leases of its equipment. The components of net investment in sales-type leases as of December 31, 1997 are as follows:

    Total minimum lease payments to be received....................... $423,485
    Deferred revenue..................................................   64,137
                                                                       --------
                                                                       $359,348
                                                                       ========

  Future annual minimum lease payment receivables, net of deferred revenue, are as follows:

    1998............................................................... $148,487
    1999...............................................................  147,315
    2000...............................................................   63,546
                                                                        --------
                                                                        $359,348
                                                                        ========

Patient's Choice Healthcare, Inc.
Notes to Financial Statements, Continued

3.Long-Term Debt

  The Company has the following borrowing arrangement at December 31, 1997:

    Note payable in monthly installments of $74,286 plus interest at the prime rate; secured by receivables and other assets; final installment due on June 1, 2000................................  $2,228,572
    Current maturities..............................................     891,429
                                                                      ----------
    Long-term debt, less current maturities.........................  $1,337,143
                                                                      ==========

  Annual long-term debt maturities payable after December 31, 1997 are:

    1998............................................................... $891,429
    1999...............................................................  891,429
    2000...............................................................  445,714

  The prime interest rate was 8.5% at December 31, 1997. The borrowing arrangement at December 31, 1997, contains loan covenants with respect to tangible net worth and liabilities to tangible net worth. The Company complies with these covenants.

  At December 31, 1997, the Company has a $2,500,000 bank line-of-credit, payable on May 1, 1998, interest was at a daily variable rate equal to the 30-day libor rate plus 225 basis points and this was collateralized by receivables and other assets. The Company has an outstanding balance of $139,343 at December 31, 1997.

4.Leasing Arrangements

  The Company leases office and warehouse space and medical equipment under operating leases expiring at various dates through 2005. Minimum annual future rental payments under these leases are as follows:

    1998............................................................... $ 95,697
    1999...............................................................   90,240
    2000...............................................................   89,342
    2001...............................................................   92,154
    2002...............................................................   93,564
    Thereafter.........................................................  181,094

  Rental expense was $38,155 for the year ended December 31, 1997.

5.Profit Sharing and 401(k) Plan

  The Company has a qualified profit sharing retirement plan with a 401(k) deferred-compensation provision for all eligible employees of the Company. Under the plan, employees may elect to defer up to 10% of their salary, subject to the Internal Revenue Service limits. The Company contributes, on the 401(k) portion of the plan, 25% of amounts contributed by employees. Such matching contributions vest to participants over five years and were $13,617 for the year ended December 31, 1997.

6.Related Party Transactions

  The Company had a 30-month lease agreement with its principal shareholder. The lease, related to the rental of medical equipment with a monthly obligation of $500, was effective from September 1, 1994 through February 28, 1997.

  The Company has a shareholders agreement that, among other provisions, restricts the sale of the shareholders stock and provides for an agreed-upon value under certain conditions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Article 4 of UHS's Restated Articles of Incorporation provides that a director shall not be personally liable to UHS or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to UHS or its shareholders,
(ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which a director derived an improper personal benefit or (v) for any act or omission occurring prior to the sate when such Article 4 became effective.

  The Bylaws of UHS provide that officers and directors and certain others shall be indemnified substantially to the same extent required by Minnesota law.

  Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fined, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by such person in conjunction with the proceeding of certain statutory standards are met. "Proceeding" means threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is mad thereto for a complete statement of such indemnification rights.

Item 21. Exhibits and Financial Statement Schedules

    (a) Exhibits

      No.   Description
      ---   -----------
       2.1  Stock Purchase and Sale Agreement, dated as of July 30, 1998, by and among
            Jeffrey L. Singer, Todd B. Siwak, Roger I. Siwak, the Michael Singer Family
            Trust, Center of Contemporary Arts, the Jewish Federation of St. Louis and
            the Company. (Incorporated by reference to Exhibit 2 to the Form 8-K filed
            August 13, 1998.)
       2.2  Stock Purchase Agreement, dated as of August 7, 1998, by and among the
            Company and the shareholders of Patient's Choice Healthcare, Inc.
            (Incorporated by reference to Exhibit 2.1 to the Form 8-K filed September
            1, 1998.)
       3.1  Amended and Restated Articles of Incorporation of the Company (Incorporated
            by reference to Exhibit 3.1 to the Form 10-K filed March 31, 1999)
       3.2  Amended and Restated Bylaws of the Company (Incorporated by reference to
            Exhibit 3.2 to the Form 10-K filed March 31, 1999)
       3.3  Amendment to Articles of Incorporation of the Company (Incorporated by
            reference to Exhibit 3.3 to the Form 10-K filed March 31, 1999)
       3.4  Certificate of Designation of Series A 12% Cumulative Convertible Accruing
            Pay-In-Kind Preferred Stock (Incorporated by reference to Exhibit 3.4 to the Form 10-K filed March 31, 1999)
       3.5  Certificate of Designation of Series B 13% Cumulative Accruing Pay-In-Kind
            Preferred Stock (Incorporated by reference to Exhibit 3.5 to the Form 10-K filed March 31, 1999)
       4.1  Indenture, dated as of February 25, 1998, by and between the Company and
            First Trust National Association as Trustee, relating to the Company's 10
            1/4% Senior Notes Due 2008 (Incorporated by reference to Exhibit (a)(8) to
            Amendment No. 4 to Schedule 13E-3/A of the Company filed on March 19, 1998
            (the "13E-3/A"))
       5.1  Opinion of Dorsey & Whitney, LLP

      No.    Description
      ---    -----------
      10.1   Credit Agreement dated as of February 25, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to Exhibit (a)(6) to the 13E-3/A)
      10.2   Form of Stock Subscription Agreement dated as of February 25, 1998, by and between the Company and certain Managment Investors (Incorporated by reference to Exhibit (c)(14) to the 13E-3/A)
      10.3   Form of Stockholders' Agreement dated as of February 25, 1998, by and among the Company each of the Management Investors and each of the Childs
             Investors (Incorporated by reference to Exhibit (c)(15) to the 13E-3/A)
      10.4   Employment Agreement between the Company and David E. Dovenberg, dated
             November 25, 1997 (Incorporated by reference to Exhibit 8 to Schedule 13D filed December 4, 1997 (File No. 5-42484))
      10.5   Form of Executive Employment Agreement (Incorporated by reference to
             Exhibit 10.5 to the Form S-1 filed July 6, 1998)
      10.6   Universal Hospital Services, Inc. 1998 Stock Option Plan (Incorporated by
             reference to Exhibit 10.6 to the Form S-1 filed July 6, 1998)
      10.7   Amended and Restated Employment Agreement between the Company and Andrew R.
             Amicon, dated November 12, 1998. (Incorporated by reference to Exhibit 10.7 to the Form 10-K filed March 31, 1999)
      10.8   Employment Agreement between the Company and Jeffrey Singer, dated July 30,
             1998. (Incorporated by reference to Exhibit 10.8 to the Form 10-K filed
             March 31, 1999)
      10.9   Amendment No. 1 to the Credit Agreement dated as of May 6, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to
             Exhibit 4.3(a) to the Form 10-Q/A filed September 1, 1998)
      10.10  Amendment No. 2 to the Credit Agreement dated as of July 30, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to
             Exhibit 4.3(b) to the Form 10-Q/A filed September 1, 1998)
      10.11  Amendment No. 3 to the Credit Agreement dated as of August 17, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to
             Exhibit 4.3(c) to the Form 10-Q/A filed September 1, 1998)
      10.12  Amendment No. 4 to the Credit Agreement dated as of August 20, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to
             Exhibit 4.3(d) to the Form 10-Q/A filed September 1, 1998)
      10.13  Amendment No. 5 to the Credit Agreement dated as of November 5, 1998, by and between the Company and Bankers Trust Company (Incorporated by
             reference to Exhibit 4.3(e) to the Form 10-Q filed November 13, 1998)
      10.14  Amendment No. 6 to the Credit Agreement dated as of December 18, 1998, by and between the Company and Bankers Trust Company (Incorporated by
             reference to Exhibit 3.1 to the Form 10-K filed March 31, 1999)
      10.15  Amendment No. 7 to the Credit Agreement dated as of January 22, 1999, by and between the Company and Bankers Trust Company (Incorporated by
             reference to Exhibit 10.15 to the Form 10-K filed March 31, 1999)
      10.16  Amendment No. 8 to the Credit Agreement dated as of March 18,1999, by and between the Company and Bankers Trust Company (Incorporated by reference to
             Exhibit 10.16 to the Form 10-K filed March 31, 1999)
      10.17  Form of Incentive Stock Option Agreement dated as of March 17, 1998, between the Company and certain officers of the Company. (Incorporated by reference to Exhibit 10.17 to the Form 10-K filed March 31, 1999)
      10.18  Form of Non-Incentive Stock Option Agreement dated as of March 17, 1998, between the Company and certain directors of the Company (Incorporated by reference to Exhibit 10.18 to the Form 10-K filed March 31, 1999)

      No.    Description
      ---    -----------
     *10.19  Registration Rights Agreement, dated as of January 26, 1999, between the
             Company and BT. Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette
             Securities Corporation, as Initial Purchasers
     *12.1   Statement regarding the computation of ratio of earnings to fixed charges for the Company
     *23.1   Consent of PricewaterhouseCoopers LLP
     *23.2   Consent of Dorsey & Whitney LLP, counsel to the Company (included in
             Exhibit 5.1)
     *23.3   Consent of Rubin, Brown, Gornstein & Co. LLP
     *23.4   Consent of Crowe, Chizek and Company LLP
     *25.1   Statement of Eligibility and Qualification on Form T-1 of U.S. Bank Trust
             National Association, as Trustee under the Indenture relating to the
             Company's 103% Senior Exchange Notes due 2008.
     *27.1   Financial Data Schedule
     *99.1   Form of Letter of Transmittal
     *99.2   Form of Notice of Guaranteed Delivery
     *99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
             Other Nominees
     *99.4   Form of Letter to Clients

--------
*Filed herewith.

    (b) Financial Schedules

      Schedule II--Valuation and Qualifying Account and Reserves

Item 22. Undertakings

    (a) The Undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes:

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on April 23, 1999.

                                          UNIVERSAL HOSPITAL SERVICES, INC.

                                          By      /s/ David E. Dovenberg
                                            ----------------------------------
                                             David E. Dovenberg President and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                            Title                     Date
             ---------                            -----                     ----
                                    President, Chief Executive Offi-   April 23, 1999
      /s/ David E. Dovenberg        cer and Director
---------------------------------
        David E. Dovenberg          (Principal Executive Officer)
                                    Chief Financial Officer            April 23, 1999
       /s/ Gerald L. Brandt         (Principal Financial and
---------------------------------
         Gerald L. Brandt           Accounting Officer)
      /s/ Samuel B. Humphries       Director                           April 23, 1999
---------------------------------
        Samuel B. Humphries
        /s/ Jerry D. Horn           Director                           April 23, 1999
---------------------------------
           Jerry D. Horn
        /s/ Steven G. Segal         Director                           April 23, 1999
---------------------------------
          Steven G. Segal
         /s/ Edward D. Yun          Director                           April 23, 1999
---------------------------------
           Edward D. Yun

Report of Independent Accountants on Financial Statement Schedule

Our audits of the financial statements referred to in our report dated February 19, 1999, except as to the last paragraph of Note 9 for which the date is March 18, 1999, appearing on page F-2 of this Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in item 21(b) of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

                                              PricewaterhouseCoopers llp

February 19, 1999

                       UNIVERSAL HOSPITAL SERVICES, INC.
          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

         COL. A             COL. B          COL. C           COL. D     COL. E
         ------           ---------- --------------------- ---------- ----------
                                           Additions
                                     ---------------------
                          Balance at Charged to Charged to Deductions Balance at
                          beginning  costs and    other       from      end of
      Description         of period   expense    accounts   reserves    period
      -----------         ---------- ---------- ---------- ---------- ----------
Reserve for doubtful ac-
 counts:
  Year ended December
   31, 1998.............   775,000     194,512   494,287     499,639   964,160
  Year ended December
   31, 1997.............   418,000     641,035   130,931     414,966   775,000
  Year ended December
   31, 1996.............   410,000     317,805   103,416     413,221   418,000

Reserve for inventory
 obsolescence:
  Year ended December
   31, 1998.............   209,333     119,393       --       85,100   243,626
  Year ended December
   31, 1997.............   204,560     205,640       --      200,867   209,333
  Year ended December
   31, 1996.............   162,664   2,322,121       --    2,280,225   204,560

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Stock Purchase and Sale Agreement, dated as of July 30, 1998, by and among Jeffrey L. Singer, Todd B. Siwak, Roger I. Siwak, the Michael
         Singer Family Trust, Center of Contemporary Arts, the Jewish
         Federation of St. Louis and the Company. (Incorporated by reference to
         Exhibit 2 to the Form 8-K filed August 13, 1998.)

  2.2 Stock Purchase Agreement, dated as of August 7, 1998, by and among the Company and the shareholders of Patient's Choice Healthcare, Inc.
         (Incorporated by reference to Exhibit 2.1 to the Form 8-K filed
         September 1, 1998.)

  3.1    Amended and Restated Articles of Incorporation of the Company
         (Incorporated by reference to Exhibit 3.1 to the Form 10-K filed March
         31, 1999)

  3.2 Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Form 10-K filed March 31, 1999)

  3.3 Amendment to Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.3 to the Form 10-K filed March 31, 1999)

  3.4    Certificate of Designation of Series A 12% Cumulative Convertible
         Accruing Pay-In-Kind Preferred Stock (Incorporated by reference to
         Exhibit 3.4 to the Form 10-K filed March 31, 1999)

  3.5    Certificate of Designation of Series B 13% Cumulative Accruing Pay-In-
         Kind Preferred Stock (Incorporated by reference to Exhibit 3.5 to the
         Form 10-K filed March 31, 1999)

  4.1 Indenture, dated as of February 25, 1998, by and between the Company and First Trust National Association as Trustee, relating to the Company's 10 1/4% Senior Notes Due 2008 (Incorporated by reference to
         Exhibit (a)(8) to Amendment No. 4 to Schedule 13E-3/A of the Company filed on March 19, 1998 (the "13E-3/A"))

 *5.1    Opinion of Dorsey & Whitney, LLP

 10.1 Credit Agreement dated as of February 25, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to
         Exhibit (a)(6) to the 13E-3/A)

 10.2 Form of Stock Subscription Agreement dated as of February 25, 1998, by and between the Company and certain Management Investors (Incorporated by reference to Exhibit (c)(14) to the 13E-3/A)

 10.3 Form of Stockholders' Agreement dated as of February 25, 1998, by and among the Company each of the Management Investors and each of the Childs Investors (Incorporated by reference to Exhibit (c)(15) to the 13E-3/A)

 10.4    Employment Agreement between the Company and David E. Dovenberg, dated
         November 25, 1997 (Incorporated by reference to Exhibit 8 to Schedule
         13D filed December 4, 1997 (File No. 5-42484))

 10.5    Form of Executive Employment Agreement (Incorporated by reference to
         Exhibit 10.5 to the Form S-1 filed July 6, 1998)

 10.6 Universal Hospital Services, Inc. 1998 Stock Option Plan (Incorporated by reference to Exhibit 10.6 to the Form S-1 filed July 6, 1998)

 10.7    Amended and Restated Employment Agreement between the Company and
         Andrew R. Amicon, dated November 12, 1998. (Incorporated by reference to Exhibit 10.7 to the Form 10-K filed March 31, 1999)

 10.8    Employment Agreement between the Company and Jeffrey Singer, dated
         July 30, 1998. (Incorporated by reference to Exhibit 10.8 to the Form
         10-K filed March 31, 1999)

 10.9    Amendment No. 1 to the Credit Agreement dated as of May 6, 1998, by and between the Company and Bankers Trust Company (Incorporated by
         reference to Exhibit 4.3(a) to the Form 10-Q/A filed September 1,
         1998)


 Exhibit
   No.                                 Description
 -------                               -----------
  10.10  Amendment No. 2 to the Credit Agreement dated as of July 30, 1998, by and between the Company and Bankers Trust Company (Incorporated by
         reference to Exhibit 4.3(b) to the Form 10-Q/A filed September 1,
         1998)

  10.11  Amendment No. 3 to the Credit Agreement dated as of August 17, 1998, by and between the Company and Bankers Trust Company (Incorporated by
         reference to Exhibit 4.3(c) to the Form 10-Q/A filed September 1,
         1998)

  10.12  Amendment No. 4 to the Credit Agreement dated as of August 20, 1998, by and between the Company and Bankers Trust Company (Incorporated by
         reference to Exhibit 4.3(d) to the Form 10-Q/A filed September 1,
         1998)

  10.13 Amendment No. 5 to the Credit Agreement dated as of November 5, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to Exhibit 4.3(e) to the Form 10-Q filed November 13, 1998)

  10.14 Amendment No. 6 to the Credit Agreement dated as of December 18, 1998, by and between the Company and Bankers Trust Company (Incorporated by reference to Exhibit 3.1 to the Form 10-K filed March 31, 1999)

  10.15 Amendment No. 7 to the Credit Agreement dated as of January 22, 1999, by and between the Company and Bankers Trust Company (Incorporated by reference to Exhibit 10.15 to the Form 10-K filed March 31, 1999)

  10.16 Amendment No. 8 to the Credit Agreement dated as of March 18,1999, by and between the Company and Bankers Trust Company (Incorporated by reference to Exhibit 10.16 to the Form 10-K filed March 31, 1999)

  10.17 Form of Incentive Stock Option Agreement dated as of March 17, 1998, between the Company and certain officers of the Company. (Incorporated by reference to Exhibit 10.17 to the Form 10-K filed March 31, 1999)

  10.18  Form of Non-Incentive Stock Option Agreement dated as of March 17,
         1998, between the Company and certain directors of the Company
         (Incorporated by reference to Exhibit 10.18 to the Form 10-K filed
         March 31, 1999)

 *10.19 Registration Rights Agreement, dated as of January 26, 1999, between the Company and BT. Alex. Brown Incorporated and Donaldson, Lufkin &
         Jenrette Securities Corporation, as Initial Purchasers

  *12.1 Statement regarding the computation of ratio of earnings to fixed charges for the Company

  *23.1  Consent of PricewaterhouseCoopers LLP

  *23.2  Consent of Dorsey & Whitney LLP, counsel to the Company (included in
         Exhibit 5.1)

  *23.3  Consent of Rubin, Brown, Gornstein & Co., LLP

  *23.4  Consent of Crowe, Chizek and Company LLP

  *25.1  Statement of Eligibility and Qualification on Form T-1 of U.S. Bank
         Trust National Association, as Trustee under the Indenture relating to the Company's 103% Senior Exchange Notes due 2008.

  *27.1  Financial Data Schedule

  *99.1  Form of Letter of Transmittal

  *99.2  Form of Notice of Guaranteed Delivery

  *99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

  *99.4  Form of Letter to Clients

--------
*Filed herewith.